UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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UPWORK INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Notice of Annual Meeting of Stockholders and Proxy Statement

2023

upwork™

Our Work Marketplace Serves Clients and Talent

We operate the world's largest work marketplace that connects businesses with independent talent from across the globe, as measured by gross services volume. Our platform provides various tools that bring greater ease of operations and certainty to both sides of a transaction.

Value for Talent	Value for Clients
Find work quickly	Quality talent
Get paid on time	Fast access to talent
Build reputation	Cost-effective projects
Growth opportunities	Work efficiently, effectively
Secure, trusted platform	Secure, trusted platform

upwork

Our Mission	Our Vision
Create economic opportunities so people have better lives	Independent talent at the heart of every business

Our Impact

Building on our ESG materiality assessment and identifying the topics most critical to our success, we focus on the following impact areas:

Economic Opportunity

Workforce Innovation & Wellbeing

Diversity, Inclusion, and Belonging (DIBs)

Environmental Sustainability

Business Integrity & Supplier Engagement

To Our Fellow Stockholders,
Upwork—the world’s work marketplace—and the broad range of businesses and professionals we serve experienced tremendous growth and evolution in 2022. Through the waning phases of the COVID-19 pandemic, the violent outbreak of the ongoing war in Ukraine, and countless other threats to business continuity and stability of the global economy, we’ve remained steadfastly committed to reshaping how, where, and with whom the world works. That momentous progress led to full-year 2022 Gross Services Volume (GSV) of $4.1 billion (16% year-over-year growth) and revenue of $618 million (23% year-over-year growth).
Commitment to Innovation
In 2022, we embarked on several key innovation initiatives that supercharged the more than $3.8 billion of work that took place on our platform over the course of the year. Among them was development and testing of our new end-to-end solution that makes full-time work arrangements an option for all our customers for the first time. This solution brings to bear the expertise, experience, and technology that we’ve been honing over time to help clients easily and quickly find, vet, hire, onboard, and pay talent from over 165 countries across more than 10,000 skills who are interested in full-time opportunities. That vetting process also allows both talent and clients to “try out” a contract-to-hire working relationship before they commit to a full-time engagement.
We also added to our already robust Enterprise Suite by releasing talent performance and user activity reports alongside multi-approver, team-based approvals that support large-scale and complex workflows endemic to our largest clients. For shorter-term work engagements, we improved Project Catalog with Consultations (paid sessions designed to share expertise or outline the scope of a project), Project Tiers, and Catalog On Demand.
And finally, to drive awareness of our innovative offering, we originated the accolade-winning “This Is How We Work Now” brand campaign that launched in the third quarter of 2022 and is carrying us well into 2023.
Commitment to Diversity, Inclusion, and Belonging
At Upwork, we believe in the maxim that “while talent is equally distributed, opportunity is not.” Helping organizations to build remote-first global teams is an integral part of our business model, and it is also the blueprint for how to build more diverse, inclusive, resilient workforces.
Our own hybrid workforce consists of roughly 70% independent talent located across more than 90 countries and over 700 cities around the world and reflects a multitude of backgrounds and cultures. Accordingly, we treat our diversity, inclusion, and belonging (DIBs) initiatives as top business priorities, as our team members deserve to be part of an Upwork culture and community that values, includes, and celebrates them. We are exceptionally proud that Upwork was again recognized for this commitment in this year’s Bloomberg Gender-Equality Index.

Our eight Upwork Belonging Communities (UBCs) create spaces for team members who identify as LGBTQ+, Black, Hispanic/Latino/a/x/e, Pan-Asian, veterans, women, caregivers, and/or neurodiverse. We also founded UPstanders in 2022, a program open to all employees and hybrid team members offering workshops to build inclusive practices, master authenticity, and disrupt bias throughout the organization and our operations.
We’ve further focused on creating internal communities and growth and development opportunities for our team members of color, including GlowUp, for leaders of color; RiseUp, an internal sponsorship program; and Our Place, for senior Black women leaders. We've also partnered externally with McKinsey for their Management Accelerator and Leadership Essentials programs as well as with Korn Ferry-facilitated Leadership U to further support and accelerate the careers of historically underrepresented groups. And, we remain committed to diverse hiring practices by implementing a DIBs Health Scorecard and other mechanisms to better understand the diversity of our talent pipeline.
Commitment to Global Community and Disaster Response
Amid geopolitical unrest, specifically during the ongoing devastating war in Ukraine, we are proud of how our company supported our team members in the impacted region, ensured customers had information and support to navigate this crisis, and showed up in a way that is consistent with our values.
We are particularly grateful to our Enterprise clients and partners who have participated in our Opportunity Unlimited program to hire professionals displaced by this war and help talent impacted by future conflicts get connected to the resources they need to work from wherever they find themselves. In 2022, nearly 80,000 professionals working on Upwork who are currently based in Ukraine or who were forced to relocate to other locales due to the war have collectively earned more than $200 million on our platform. We are committed to serving our global community of customers and providing access to opportunities and livelihoods not just in good times, but especially through unprecedented hardship.
Commitment to Environmental Sustainability
In 2022, we solidified our role as a sustainability leader by reducing our Scope 1 and 2 emissions to only 15 metric tons of CO2e, maintaining our carbon-neutral operations, and expanding our Scope 3 analysis to include emissions from remote work, which we view as imperative given our remote-first workforce model. This allows us to set strategies to reduce and offset emissions from our team members’ remote work and support a more sustainable future of work.
We also continued to report in alignment with the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD) and submit our emissions data to CDP, earning a B score for 2022, which places Upwork in the top quartile of companies in our industry.
Commitment to Responsible Growth and Creating Economic Opportunity
Our longtime mission has been to create economic opportunities so people have better lives, and, as we reiterated throughout 2022, our corporate strategy is to innovate, evangelize, and scale the world’s work marketplace to be able to offer those opportunities even more widely across the globe. Workforce and product innovation along with bringing even more jobs from globally recognized enterprise brands to the platform are key drivers of that opportunity creation. In parallel, we understand that growth and continued evolution must be steeped in scalability, corporate social responsibility, sustainability, and accountability toward our stated near-term and longer-term profitability targets. I would like to thank our Board of Directors for being incredible partners and a strategic asset to our company and our stockholders. The Board has been deeply engaged in oversight and working with me and the management team to navigate risks and opportunities, charting the future direction of our company.
Thank you for your continued support of our mission, strategy, global community, and business.
Sincerely,

Hayden Brown
President & Chief Executive Officer

April 28, 2023
To Our Stockholders:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Upwork Inc., which we refer to as the Annual Meeting. The meeting will be held exclusively online via live webcast on Friday, June 9, 2023, at 8:00 a.m. Pacific Time. The meeting can be accessed by visiting www.virtualshareholdermeeting.com/UPWK2023, where you will be able to listen to the meeting live, submit questions, and vote online. We believe the virtual format makes it easier for stockholders to attend and participate fully and equally in the Annual Meeting. This approach also lowers costs, enables participation from our global community, and aligns with our broader sustainability goals.
The matters expected to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement. The Annual Meeting materials include the notice, Proxy Statement, and annual report to stockholders, each of which has been furnished to you over the internet or, if you have requested a paper copy of the materials, by mail.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please cast your vote as soon as possible by internet, by telephone, or if you received a paper copy of the meeting materials by mail, by completing and returning the enclosed proxy card or voting instruction form in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend the meeting. Returning the proxy does not affect your right to attend and to vote your shares at the Annual Meeting.
Sincerely,

Thomas Layton
Chairperson of the Board of Directors
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON FRIDAY, JUNE 9, 2023: THE PROXY STATEMENT AND ANNUAL REPORT ARE AVAILABLE AT
www.proxyvote.com

Forward-Looking Statements
This Proxy Statement for the Annual Meeting, which we refer to as this Proxy Statement, includes forward-looking statements. All statements contained in this Proxy Statement, other than statements of historical fact, are forward-looking statements. These statements are based on current expectations, estimates, and projections about our industry, management’s beliefs, and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance or events and are subject to risks, assumptions, estimates, and uncertainties that are difficult to predict. For a discussion of some of the risks and important factors that could affect our future results and financial condition, see “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequently filed Quarterly Reports on Form 10-Q.

Proxy Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. References to our website in this Proxy Statement are not intended to function as hyperlinks, and the information contained on our website is not intended to be incorporated into this Proxy Statement. In this Proxy Statement, we refer to Upwork Inc. as “Upwork,” the “Company,” “we,” “us,” or “our.”
Proposals to Be Voted On and Board Voting Recommendations
Proposal		Board Recommendation	Page
1	Election of two Class II directors named in this Proxy Statement		25
	1a. Leela Srinivasan	FOR
	1b. Gary Steele	FOR
2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023	FOR	37
3	Non-binding advisory vote on named executive officer compensation, which we refer to as Say-on-Pay	FOR	39
4	Approval of Restated Certificate of Incorporation to reflect recently adopted Delaware law provisions regarding officer exculpation and to make certain other technical and administrative changes, each as reflected in the Restated Certificate of Incorporation and described in the Proxy Statement	FOR	40
Key 2022 Business Highlights
Our mission is to create economic opportunities so people have better lives. We operate the world’s largest work marketplace that connects businesses with independent talent from across the globe, as measured by gross services volume, which we refer to as GSV.1
In 2022, we generated strong operational and financial results while advancing valuable strategic initiatives. Key business highlights include:
Performance Highlights
Growing Our Work Marketplace	GSV grew to $4.1 billion, a 16% year-over-year increase
Generating Strong Growth	Generated more than $618 million of revenue, a 23% year-over-year increase
Expanding Our Active Client Base(1)	Expanded the number of active clients by 6% year-over-year to approximately 814,000(2) while increasing GSV per active client 10% year-over-year to $5,045 in the fourth quarter of 2022
(1)
We define an active client as a client that has had spend activity on our work marketplace during the 12 months preceding the date of measurement. GSV per active client is calculated by dividing total GSV during the four quarters ended on the date of measurement by the number of active clients at the date of measurement.

[1]
“GSV” represents the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to talent for other services. For additional information related to how we calculate GSV, see page 49 of our Annual Report on Form 10-K for the year ended December 31, 2022. Independent talent on our work marketplace, which we refer to as talent, includes independent professionals and agencies of varying sizes, and is an increasingly sought-after, critical, and expanding segment of the global workforce. We define clients as users that work with talent through our work marketplace, and we refer to clients and talent together as users.

2023 Proxy Statement 1

(2)	As of December 31, 2022.
Strategic Highlights
Launching a New Generation of Leadership	Continued to invest in the top talent necessary to drive our long-term success
Innovating the Work Marketplace
Developed an end-to-end solution that makes full-time hiring easily available to all clients

Launched Project Catalog Consultations and Project Tiers, Contract Workroom, MyStats, a Rate Calculator, enhancements to our Enterprise Suite, and paid promotional products such as Availability Badges and Boosted Proposals

Announced a partnership with Credly, a leading digital credential platform, to expand the number and breadth of certifications that can be verified on Upwork

Evangelizing the Work Marketplace
Increased our investment in brand marketing, underscoring our conviction that this is a moment in time in which we can influence users meaningfully. In 2023, we plan to reduce our investment in brand marketing given our efforts to become more efficient in the current macroeconomic environment

Launched our new campaign, “This Is How We Work Now,” with the goal of helping companies realize that “whom” you work with is a much more powerful work transformation than “where” work gets done

Also launched Upwork Academy to help improve and diversify the skill set of talent on the platform and announced Opportunity Unlimited to connect professionals displaced from Ukraine with remote work opportunities

Scaling the Work Marketplace
Increased the number of clients spending $1 million or more on our work marketplace by 45% compared to 2021

By doing this, we are establishing a strong foundation on which to capture the long-term value opportunity of enterprise sales and will continue to invest wisely and strategically to capitalize on that opportunity

We monitor GSV as a key financial and operational metric to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. GSV is an important metric because it represents the amount of business transacted through our work marketplace. Moreover, we believe revenue is the primary measure of the performance of our business, as it provides comparability against competitors and is aligned to our strategic focus on growth objectives.

2 2023 Proxy Statement

Stockholder Engagement

Source: Capital IQ; representing percentage of outstanding shares as of January 17, 2023, based on the latest ownership filings.
Our board of directors and executive management team value feedback from our stockholders. In addition to our normal-course investor relations activities, we regularly engage with our stockholders on topics including our strategy, the composition of the board of directors, corporate governance, and environmental, social, and governance, which we refer to as ESG, practices. In response to the decline in support for our Say-on-Pay vote at our 2022 annual meeting of stockholders, our board of directors and management team led a dedicated effort in the second half of 2022 to engage with our largest stockholders to discuss topics related to our executive compensation program in addition to our regular engagement topics.
We contacted stockholders representing approximately 43% of our shares outstanding and engaged in discussions with stockholders representing approximately 23% of our shares outstanding. Members of our board of directors, including the chairs of the compensation committee and the audit, risk and compliance committee, which we refer to as our audit committee, and management team participated in these engagements and used feedback heard from stockholders as a key input in deliberations on our strategy, governance, executive compensation, risk management, and ESG priorities. Key themes from our engagement with stockholders and the actions our board of directors took in response include:
Key Themes	What We Heard from Stockholders	What We Did in Response
Executive Compensation
• Stockholders were broadly supportive of the increase in the percentage allocation of performance stock unit, which we refer to as PSU, awards in our long-term incentive program
• Stockholders expressed varying views on the CEO Performance Award[2] granted in
2021
• Notably, most stockholders appreciated the CEO Performance Award’s rationale and the rigorous metrics underlying it. No stockholders requested that we revise or modify the CEO Performance Award
• Some stockholders who voted against our Say-on-Pay proposal in 2022 cited the CEO Performance Award as the primary reason for their opposition

✔ The compensation committee determined that the target number of PSUs that comprise our Named Executive Officers’ long-term incentive opportunity should represent at least half of their total long-term incentive opportunity
✔ As a result, we increased the percentage allocation of PSUs in our long-term incentive program for our Chief Sales Officer to 50% for 2023, up from 40% in 2022. We maintained the allocation at
60% for our CEO
✔ The compensation committee expressed that it does not expect to make awards similar to the CEO Performance Award a regular feature of our executive compensation program

[2]	We define the CEO Performance Award as the performance-based option award granted to Ms. Brown in January 2021.
2023 Proxy Statement 3

Key Themes	What We Heard from Stockholders	What We Did in Response
ESG and Sustainability
• Stockholders were enthusiastic about the progress to date, including our use of the IFRS Foundation’s Professional & Commercial Services and Software & IT Services industry standards (formerly known as SASB) and Task Force on Climate-related Financial Disclosures (TCFD) recommendations and our disclosure of EEO-1 data
• Stockholders complimented the strong disclosure in our annual Impact Report and proxy statement

✔ We have decreased Scope 1 and 2 emissions to nearly zero and are currently evaluating the feasibility of developing SBTi-aligned Scope 3 emissions reduction targets
✔ We continued to publish detailed information on ESG initiatives and efforts, and published another annual Impact Report in April 2023

Board and Corporate Governance
• Stockholders generally understood the board of directors’ position on maintaining its classified structure at this time but would like us to continue to assess the feasibility of transitioning to annual voting for all directors
• Stockholders also noted they would like us to remove the supermajority voting requirement for charter and bylaw amendments
✔ We have continued to assess governance structures in the context of our business strategy, performance, tenure as a public company, and market practices
Our Impact Priorities
Our mission is to create economic opportunities so people have better lives. We seek to do what is right for our business, stakeholders, and planet. Our ESG key focus areas include the following five priorities where we believe we have the greatest potential to drive positive impact:
Economic Opportunity
• Enable talent to have control over when, where, and with whom they work
• Empower talent on Upwork to upskill, effectively market their skills, and build successful freelance careers
• Close the global opportunity gap by supporting those who face a biased playing field, systemic discrimination, and limited career development opportunities

Workforce Innovation and Wellbeing
• Support the health, safety, and wellbeing of our team members
• Build a culture of engagement, belonging, and high performance in Upwork's remote-first environment
• Embed independent talent and flexibility into our working model

Diversity, Inclusion, and Belonging (DIBs)	• Put dignity, purpose, community, and fairness at the center of every working moment • Build a diverse and inclusive workforce to strengthen our team and serve as a model for our users
Environmental Sustainability	• Meet our commitment to carbon neutrality • Decrease our Scope 1, 2, and 3 emissions • Enable our users to reduce their footprint through use of our work marketplace
Business Integrity and Supplier Engagement
• Uphold strong governance practices to ensure team members act ethically
• Hold clients and talent accountable to one another
• Work with suppliers that meet the needs of our business, support our supplier diversity goals, and align with our mission

For more information on our ESG programs and performance, see our 2022 Impact Report, published in April 2023, which is available on our ESG Reports Hub on our website at upwork.com/about/our-impact/reports-hub. The information contained in our 2022 Impact Report is not intended to be incorporated into this Proxy Statement.
4 2023 Proxy Statement

Executive Compensation Philosophy
Our executive compensation philosophy is to provide a competitive compensation program that attracts and retains talented executives, including our Named Executive Officers, whom we identify in the “Compensation Discussion and Analysis” section below, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders.
Executive Compensation Overview
Core Elements of 2022 Executive Compensation
Compensation Elements	Key Components	Objective and Alignment to Strategy
Base Salary	• Fixed cash	• Attract and retain top talent through market-competitive salary levels that are commensurate with the executive’s role and responsibility
Annual Bonus	• Variable payout based on performance against pre-established targets	• Incentivize achievement of annual business objectives and reward short-term performance • Compensation Program Revenue (as defined below) performance metric aligns compensation with strategic growth
Long-Term Equity Incentives	• Time-based restricted stock unit, which we refer to as RSU, awards, which vest over a four-year period • PSU awards, which are subject to both performance-based and time-based vesting requirements
• Align the interests of executives with stockholders
• Motivate long-term sustainable value creation
• Promote retention of top talent
• Incentivize achievement of annual business objectives and reward long-term performance
• Compensation Program Revenue performance metric aligns compensation with strategic growth

2023 Proxy Statement 5

Corporate Governance Practices
We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens the accountability of our board of directors and management. As we continue to mature as a public company, we are committed to evolving our corporate governance practices in line with our growth. Our board of directors takes a thoughtful approach to our governance structure, regularly assessing a range of factors, including regular stockholder input and feedback. Our board of directors carefully considers each of our corporate governance practices to ensure they are aligned with our state of maturity as a company and the best interests of our stockholders. Key elements include the following:
Board Diversity
We strive to maintain a diverse board of directors and ensure diversity is a factor when identifying potential new directors; four of our eight directors are women, and three directors self-identify as a member of an underrepresented minority or the LGBTQ+ community[3]

Independent Board Oversight	Seven of our eight directors are independent, including our chairperson
Proxy Access	We provide a method for stockholders to place their nominees for director on our proxy ballot
Majority Voting for Directors	We have adopted majority voting in uncontested elections of directors
Stock Ownership Guidelines
Our Executive and Board Stock Ownership Guidelines, which we refer to as the Stock Ownership Guidelines, establish stock ownership requirements, including 5x base salary for our Chief Executive Officer

Annual Board Evaluation	Our board of directors and the committees of our board of directors conduct self-evaluations at least annually to assess performance
Board Oversight of ESG	Our nominating and governance committee oversees our corporate responsibility and sustainability programs, including ESG
Clawback Policy
We have adopted a clawback policy for our executive officers that provides for recoupment of incentive-based compensation in the event we adjust or restate our financial statements and intend to amend the policy as necessary to comply with forthcoming Nasdaq requirements

Board Composition
Our board of directors conducts an annual self-evaluation process, which is used, in part, to assess the current composition of the board of directors and its committees relative to the evolving needs of the business. This exercise is conducted with the goal of ensuring we have developed and maintain a diverse, experienced, and highly qualified board of directors that is representative of our key stakeholders and well positioned to oversee corporate strategy and culture. As part of the evaluation and refreshment process, our board of directors has added two new independent directors since our initial public offering in 2018: Leela Srinivasan and Anilu Vazquez-Ubarri, in addition to Ms. Brown, who joined our board of directors when she became our President and Chief Executive Officer.
[3]	As defined in The Nasdaq Stock Market LLC, which we refer to as Nasdaq, listing standards.
6 2023 Proxy Statement

The charts below provide information regarding the tenure and age distribution of our board of directors (as of March 31, 2023).

We are committed to creating a diverse and inclusive culture, which starts at the top with our board of directors. Four of our eight directors are women, two directors self-identify as being racially or ethnically diverse, and one director self-identifies as LGBTQ+. All of our directors bring unique experiences and backgrounds to Upwork.
Key Expertise, Experience, and Attributes
CEO and Management Experience 8/8 Directors	Corporate Sustainability and ESG 5/8 Directors	Cybersecurity 4/8 Directors

Finance 7/8 Directors	Human Capital Management 8/8 Directors	International Business 8/8 Directors

Marketing and Product 6/8 Directors	Operations 8/8 Directors	Other Public Company Board Experience 6/8 Directors

Risk Management 5/8 Directors	Strategic Planning 8/8 Directors	Technology and Product Development 8/8 Directors
2023 Proxy Statement 7

Notice of Annual Meeting of Stockholders
Friday, June 9, 2023
8:00 a.m. Pacific Time
Online at www.virtualshareholdermeeting.com/UPWK2023.
There is no physical location for the Annual Meeting.
Items of Business
1.
Elect the two Class II directors named in the accompanying Proxy Statement, each to serve a three-year term expiring at the 2026 annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023.
3.	Approve, on a non-binding advisory basis, the compensation paid by us to our Named Executive Officers as disclosed in this Proxy Statement.
4.
Approve a restated certificate of incorporation, which we refer to as the Restated Certificate of Incorporation, in order to reflect recently adopted Delaware law provisions regarding officer exculpation and to make certain other technical and administrative changes, each as reflected in the Restated Certificate of Incorporation and described in the Proxy Statement.

5.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Record Date
April 10, 2023, which we refer to as the Record Date.
Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournments thereof.
Participation in Annual Meeting
We are pleased to invite you to participate in our Annual Meeting, which will be conducted exclusively online at www.virtualshareholdermeeting.com/UPWK2023. Please see “Important Information About the Annual Meeting” for additional information.
The Annual Meeting will begin promptly at 8:00 a.m. Pacific Time. The virtual meeting room will open at 7:45 a.m. Pacific Time for registration.
Voting
Your vote is very important to us. Please act as soon as possible to vote your shares, even if you plan to participate in the Annual Meeting. For specific instructions on how to vote your shares, please see “Frequently Asked Questions–Voting Information” beginning on page 90 of this Proxy Statement.
Internet Visit the website on your proxy card	By Telephone 1-800-690-6903	By Mail Mark, sign, date, and return your proxy card in the enclosed envelope
This notice of the Annual Meeting, Proxy Statement, and form of proxy are being distributed and made available on or about April 28, 2023.
Whether or not you plan to attend the Annual Meeting, we encourage you to vote and submit your proxy through the internet or by telephone or to request and submit your proxy card as soon as possible, so that your shares may be represented at the meeting.
By Order of the Board of Directors,

Brian Levey Corporate Secretary San Francisco, California April 28, 2023
8 2023 Proxy Statement

Important Information About the Annual Meeting
Our Annual Meeting will be conducted online only, via live webcast. Stockholders will be able to access the meeting live by visiting www.virtualshareholdermeeting.com/UPWK2023.
We have conducted efficient and effective virtual meetings since 2019. We intend to continue to ensure that our stockholders are afforded the same rights and opportunities to participate virtually as they would at an in-person meeting. We believe the virtual format makes it easier for stockholders to attend and participate fully and equally in the Annual Meeting. Our virtual meeting format helps us engage with all stockholders regardless of size, resources, or physical location, saves us and stockholders time and money, and reduces our environmental impact.
Participating in the Annual Meeting
•	Instructions on how to attend the Annual Meeting are posted at www.virtualshareholdermeeting.com/UPWK2023.
•	You may log in to the meeting platform beginning at 7:45 a.m. Pacific Time on June 9, 2023. The meeting will begin promptly at 8:00 a.m. Pacific Time.
•	You will need the 16-digit control number provided in your proxy materials to attend the Annual Meeting at www.virtualshareholdermeeting.com/UPWK2023.
•	Stockholders of record and beneficial owners as of the Record Date may vote their shares electronically during the Annual Meeting.
•	If you encounter any difficulties accessing or asking questions during the Annual Meeting, a support line will be available on the login page of the virtual meeting website.
Additional Information About the Annual Meeting
•	Stockholders may submit questions during the live meeting at www.virtualshareholdermeeting.com/UPWK2023.
•	During the meeting’s live Q&A session, we will answer questions as time permits.
•
Our rules of conduct and procedure for the meeting generally provide that we limit each stockholder to one question so that we can answer questions from as many stockholders as possible. Questions should be succinct and cover only one topic per question. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped and answered together. In addition, questions may be edited for brevity and grammatical corrections.

•
We do not intend to address any questions that are, among other things: irrelevant to our business or to the business of the Annual Meeting; related to nonpublic information about our company; related to personal matters or grievances; derogatory or otherwise not in good taste; in substance, repetitious or already made by other persons; in furtherance of the stockholder’s personal or business interests; related to pending or threatened litigation; or out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the chairperson of the Annual Meeting or our Corporate Secretary in their sole judgment.

•
If there are matters of individual concern to a stockholder (rather than of general concern to all stockholders), or if we are not able to answer all the questions posed, stockholders may contact us separately after the meeting through our Investor Relations department by email at investor@upwork.com.

•
A webcast replay of the Annual Meeting, including the Q&A session, will be available for 90 days following the Annual Meeting in the “Investor Relations” section of our website, which is located at investors.upwork.com.

2023 Proxy Statement 9

Board of Directors and Committees of the Board of Directors; Corporate Governance Standards and Director Independence
We are strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.
Corporate and Compensation Governance Highlights
Board Diversity
We strive to maintain a diverse board of directors and ensure diversity is a factor taken into account when identifying potential new directors. Four of our eight directors are women, and three directors self-identify as a member of an underrepresented minority or the LGBTQ+ community[4]

Independent Board Oversight
Seven of our eight directors are “independent” as defined by Nasdaq and the Securities and Exchange Commission, which we refer to as the SEC, and we have an independent director serving as our chairperson

Proxy Access	Our amended and restated bylaws provide a method for stockholders to place their nominees for director on our proxy ballot
Majority Voting for Directors	We have adopted majority voting in uncontested elections of directors
Stock Ownership Guidelines
Our Stock Ownership Guidelines establish the level of stock ownership and holding requirements expected of our directors and executive officers, including 5x base salary for our Chief Executive Officer

Annual Board Evaluation	Our board of directors and the committees of our board of directors conduct self-evaluations at least annually to assess performance
Annual Compensation Evaluation	With the help of an independent compensation consultant, our compensation committee conducts annual reviews of the compensation of all our executive officers
Corporate Responsibility	Our nominating and governance committee is responsible for reviewing and assessing our performance and procedures relating to corporate responsibility and sustainability, including ESG matters
ESG Management
Our ESG Program Office, which comprises our ESG Senior Program Manager and other members of our legal department and is focused on engaging key stakeholders and strengthening our ESG performance, is responsible for reporting to the nominating and governance committee at least biannually. Our ESG Program Office is supported by our ESG Task Force, which is a management-level committee of senior leaders and subject matter experts from various departments responsible for developing and implementing ESG programs

Compensation Risk Oversight
Our compensation committee, on at least an annual basis, evaluates our compensation programs to ensure that they do not encourage our employees, including our executive officers, to take inappropriate or excessive risk

Clawback Policy
We have adopted a clawback policy for our executive officers that provides for recoupment of incentive-based compensation in the event we adjust or restate our financial statements and intend to amend the policy as necessary to comply with forthcoming Nasdaq requirements

[4]	As defined in the Nasdaq listing standards.
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Corporate Governance Guidelines
Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for the governance of our company. Our Corporate Governance Guidelines are available in the “Investor Relations” section of our website, which is located at investors.upwork.com, by clicking “Documents & Charters” in the “Governance” section of our website. Our nominating and governance committee reviews the Corporate Governance Guidelines annually, and changes are recommended to our board of directors as warranted.
Board Leadership Structure
Our Corporate Governance Guidelines provide that our board of directors shall be free to choose its chairperson in any way that it considers in the best interests of our company, and that the nominating and governance committee periodically considers the leadership structure of our board of directors and makes such recommendations to our board of directors with respect thereto as appropriate. Our board of directors believes it is important to have flexibility in selecting the chairperson of the board of directors and our board leadership structure. Any changes to the leadership structure of our board of directors, if made, will be promptly disclosed in the “Investor Relations” section of our website and will be reflected in our proxy materials for the next annual meeting of stockholders. In making leadership structure determinations, the board of directors considers many factors, including the specific needs of the business and what is in the best interests of our stockholders. Our board of directors, in its sole discretion, may seek input from our stockholders on the leadership structure of the board of directors.
Currently, the positions of chairperson and chief executive officer are held by different individuals. Thomas Layton is the chairperson of our board of directors. Mr. Layton has served as a member of our board of directors and chairperson since our inception. Our board of directors believes that Mr. Layton’s historical knowledge, operational expertise, and extensive leadership experience, including serving as the chairperson of our board of directors since our inception, make him well qualified to serve as chairperson of our board of directors.
Our Corporate Governance Guidelines also provide that, when the positions of chairperson and chief executive officer are held by the same person, the independent directors may designate a “lead independent director.” In cases in which the chairperson and chief executive officer are the same person and a lead independent director has been designated, the chairperson schedules and sets the agenda for meetings of our board of directors in consultation with the lead independent director, and the chairperson, or if the chairperson is not present, the lead independent director, chairs such meetings. The responsibilities of the lead independent director include: calling meetings of the independent directors; presiding at executive sessions of independent directors; serving as principal liaison between the chairperson and the independent directors; disseminating information to the rest of our board of directors; being available under appropriate circumstances for communication with stockholders; providing leadership to the board of directors if circumstances arise in which the role of chief executive officer and chairperson may be, or may be perceived to be, in conflict, and performing such other functions and responsibilities as requested by our board of directors from time to time. Mr. Layton is an independent director, and accordingly, our board of directors has not designated a lead independent director.
Our Board of Directors’ Role in Risk Oversight
Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas that are particularly relevant to them. The risk oversight responsibility of our board of directors and its committees is supported by our management reporting processes, which are designed to provide visibility to our board of directors and to our personnel who are responsible for risk assessment and information about the identification, assessment, and management of critical risks and management’s risk-mitigation strategies. Our board of directors and its committees engage, as appropriate, external advisors and experts to assist in anticipating future threats and trends and assessing our risk environment. Areas of focus include, among others, competitive, economic, operational, financial
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(accounting, credit, investment, liquidity, and tax), legal, regulatory, cybersecurity, privacy, compliance, and reputational risks. Our board of directors reviews strategic and operational risk in the context of memorandums distributed prior to, and discussions, question-and-answer sessions, and reports from the management team at, each regular board meeting; receives reports on all significant committee activities at each regular board meeting; and evaluates the risks inherent in significant transactions. Risk mitigation efforts are then reported by management to the audit committee or board of directors throughout the year. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management.
Each committee of our board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus.
Audit, Risk and Compliance Committee	Compensation Committee	Nominating and Governance Committee
• Reviews our major financial and other risk exposures, our internal control over financial reporting, our disclosure controls and procedures, and our legal and regulatory compliance and, among other things, discusses with management and our independent auditor guidelines and policies with respect to risk assessment and risk management
• Reviews matters relating to cybersecurity and data privacy and security and reports to our board of directors regarding such matters
• Evaluates our major compensation-related risk exposures and the steps management has taken to monitor or mitigate such exposures
• Assesses risks relating to our corporate governance practices, reviews and assesses our performance, risks, controls, and procedures relating to corporate responsibility and sustainability, including ESG, reviews the independence of our board of directors, and reviews and discusses our board of directors’ leadership structure and role in risk oversight

We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board leadership structure supports this approach.
Cybersecurity Risk Oversight
Securing the information of our users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security and have a defined procedure for data incident detection, containment, response, and remediation. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our board of directors, our audit committee, and management.
Our Chief Information Security Officer provides regular cybersecurity updates in the form of written reports and presentations to our audit committee at quarterly meetings and to the full board of directors annually. Our audit committee regularly reviews metrics about cyber threat response preparedness, program maturity milestones, risk mitigation status, and the current and emerging threat landscape. Additionally, we leverage the National Institute of Standards and Technology security framework to drive strategic direction and maturity improvement and engage third-party security experts for risk assessments and program enhancements. We are ISO certified in Information Security Management Systems, an internationally recognized certification that is independently audited by a third party.
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Majority Voting Standard for Director Elections and Director Resignation Policy
Our amended and restated bylaws provide for a majority voting standard for uncontested elections of directors and require that stockholder director nominations include a written statement as to whether the nominee intends to tender an irrevocable resignation upon such nominee’s election or re-election. The majority voting standard provides that, in uncontested director elections, a director nominee will be elected only if the number of votes cast “FOR” the nominee exceeds the number of votes cast “AGAINST” the nominee. In addition, our Corporate Governance Guidelines require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the annual meeting of stockholders in which such election is to take place. This addresses the “holdover” director situation under the Delaware General Corporation Law, which we refer to as the DGCL, pursuant to which a director remains on the board of directors until such director’s successor is elected and qualified. Such resignation becomes effective only upon (i) such nominee’s failure to receive the requisite number of votes for re-election at any future meeting at which such person would face re-election and (ii) our board of directors’ acceptance of such resignation. If the nominee does not receive the requisite number of votes for re-election, our nominating and governance committee will make a recommendation to our board of directors as to whether to accept or reject the resignation, or whether other action should be taken. Our board of directors will act on the nominating and governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.
Independence of Directors
The listing rules of Nasdaq generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent.
In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.
Our board of directors conducts an annual review of the independence of our directors. In its most recent review, our board of directors determined that Thomas Layton, Gregory C. Gretsch, Kevin Harvey, Elizabeth Nelson, Leela Srinivasan, Gary Steele, and Anilu Vazquez-Ubarri, representing seven of our eight directors, are “independent directors,” as defined under the applicable listing standards of Nasdaq and the applicable rules and regulations promulgated by the SEC. Our board of directors has also determined that all members of our audit committee, compensation committee, and nominating and governance committee are independent and satisfy the relevant Nasdaq and SEC independence requirements for such committees.
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Committees of Our Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and governance committee. The composition and responsibilities of each committee are described below. Each of these committees has a written charter approved by our board of directors. Copies of the charters for each committee are available in the “Investor Relations” section of our website, which is located at investors.upwork.com, by clicking on “Documents & Charters” in the “Governance” section of our website.
Director	Independent	Audit, Risk and Compliance Committee	Compensation Committee	Nominating and Governance Committee
Gregory C. Gretsch	Yes
Kevin Harvey	Yes
Thomas Layton	Yes
Elizabeth Nelson	Yes
Leela Srinivasan	Yes
Gary Steele	Yes
Anilu Vazquez-Ubarri	Yes
  Chair
  Member
  Financial Expert
Audit, Risk and Compliance Committee
Our audit committee is composed of Ms. Nelson, who is the chairperson of the committee, Mr. Gretsch, and Ms. Srinivasan. Each member of our audit committee is independent under the current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee is financially literate as required by the current Nasdaq listing standards. In addition, our board of directors has determined that Ms. Nelson and Mr. Gretsch both satisfy the requirements for an “audit committee financial expert” as defined in SEC rules and regulations. This designation does not impose any duties, obligations, or liabilities that are greater than those generally imposed on members of our audit committee and our board of directors. Our audit committee is responsible for, among other things:
•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;
•	reviewing the independence of the independent registered public accounting firm;
•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;
•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;
•	considering the adequacy of our internal controls, our internal audit function, and our cybersecurity, data privacy, and other information technology controls and procedures;
•	reviewing material related party transactions, including those that require disclosure;
•	reviewing legal, regulatory, financial, technology, payment, and enterprise risk exposures and compliance and the steps management has taken to monitor and control such exposures and compliance; and
•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
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Compensation Committee
Our compensation committee is composed of Mr. Gretsch, who is the chairperson of the committee, Mr. Steele, and Ms. Vazquez-Ubarri. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of this committee is a non-employee director, as defined in SEC rules and regulations. Our compensation committee is responsible for, among other things:
•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing succession plans for our Chief Executive Officer;
•	reviewing and recommending to our board of directors the compensation of our non-employee directors;
•	administering our stock and equity incentive plans; and
•	establishing our overall compensation philosophy.
Nominating and Governance Committee
Our nominating and governance committee is composed of Mr. Layton, who is the chairperson of the committee, Mr. Harvey, and Ms. Nelson. The composition of our nominating and governance committee meets the requirements for independence under current Nasdaq listing standards. Our nominating and governance committee is responsible for, among other things:
•	identifying and recommending candidates for membership on our board of directors;
•	recommending directors to serve on board committees;
•	reviewing and recommending to our board of directors any changes to our corporate governance principles;
•	reviewing proposed waivers of our Code of Business Conduct and Ethics for directors and officers;
•	overseeing the process of evaluating the performance of our board of directors;
•	advising our board of directors on corporate governance matters; and
•
developing and overseeing programs related to corporate responsibility and sustainability and ESG matters, including reviewing and assessing our performance, risks, controls, and procedures relating to corporate responsibility and sustainability.

Management Succession Planning
Our board of directors recognizes that one of its most important duties is its oversight of succession planning for our Chief Executive Officer. Our board of directors has delegated primary oversight responsibility for succession planning for our Chief Executive Officer to the compensation committee and the chairperson of our board of directors. Our Chief Executive Officer is responsible for identifying, evaluating, and selecting potential successors for our Chief Executive Officer’s direct reports. Our board of directors continues to regularly evaluate its succession planning to ensure that we are well positioned to continue to execute on our corporate strategy.
Oversight of Corporate Strategy
Our board of directors actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities, and risk management. At its regularly scheduled meetings and throughout the year, our board of directors receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate
2023 Proxy Statement 15

strategy. Our board of directors’ diverse skill set and experience enhances our board of directors’ ability to support management in the execution and evaluation of our corporate strategy. The independent members of our board of directors also hold regularly scheduled executive sessions at which strategy is discussed.
Compensation Committee Interlocks and Insider Participation
The members of our compensation committee during 2022 were Mr. Gretsch, Ms. Nelson (until April 2022), Mr. Steele, and Ms. Vazquez-Ubarri (beginning April 2022). None of the members of our compensation committee in 2022 were at any time an officer or employee of ours or any of our subsidiaries, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. During 2022, none of our executive officers served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee.
Board and Committee Meetings and Attendance
Our board of directors and its committees meet regularly throughout the year, and also hold special meetings and act by written consent from time to time. During 2022, our board of directors met six times and also acted by unanimous written consent. During 2022, each member of our board of directors attended at least 75% of the aggregate of all meetings of our board of directors and of all meetings of committees of our board of directors on which such member served that were held during the period in which such director served. The non-employee directors meet in regularly scheduled executive sessions without management to promote open and honest discussion. During 2022, our audit committee met eight times, our compensation committee met six times, and our nominating and governance committee met two times, and each committee also acted by unanimous written consent.
Board Attendance at Annual Meeting of Stockholders
Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. All members of our board of directors attended our 2022 annual meeting of stockholders in their capacity as directors of our company.
Communication with Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Sales materials, abusive, threatening, or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The mailing address for these communications is:
Upwork Inc.
c/o Corporate Secretary
655 Montgomery Street, Suite 490, Department 17022
San Francisco, CA 94111-2676
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Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all the members of our board of directors, officers, and employees. Our Code of Business Conduct and Ethics is posted in the “Investor Relations” section of our website, which is located at investors.upwork.com under “Documents & Charters” in the “Governance” section of our website. We intend to satisfy the disclosure requirement under applicable SEC and Nasdaq disclosure requirements regarding amendments to, or waivers of, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.
ESG Strategy and Notable Accomplishments
Our mission is to create economic opportunities so people have better lives. We do this by removing friction in the labor market, allowing clients to hire independent talent, and helping global independent talent find better opportunities than those available in their local job markets. We believe that operating in a responsible and sustainable way will drive long-term value creation, and we are committed to managing our ESG risks and opportunities.
To help identify ESG-related topics that are most important to our business and stakeholders, we conducted our first ESG materiality assessment in 2020 and will be updating the assessment in 2023. These assessments help us identify, assess, and prioritize sustainability topics that impact Upwork’s enterprise value as well as those that affect society at large. In addition to assessing the perceptions of key stakeholders, including employees, executives, stockholders, talent, and clients, the 2023 assessment will also measure the degree to which ESG topics have or are expected to financially and strategically impact Upwork.
We are committed to continued engagement with our key stakeholders going forward and ensuring our practices and disclosures align with evolving ESG-related priorities.
2023 Proxy Statement 17

The following table sets forth the key focus areas for our ESG strategy and our notable ESG accomplishments in 2022:
Key Focus Areas for ESG Strategy and Notable ESG Accomplishments in 2022
Economic Opportunity
• Helping independent talent unlock their potential by connecting professionals with a range of clients along with resources to support career independence
• Building an inclusive work marketplace by developing programs and features that enable our diverse users to thrive
• Supporting our community through charitable giving programs and partnerships with organizations that align with our impact goals
• Building the future of work by providing thought leadership and resources to independent talent and companies of all sizes
• 2022 notable accomplishments in this area:
 • In response to the war in Ukraine, launched Opportunity Unlimited to help displaced professionals find work and procure the resources they need to prepare for, conduct, and get paid for their work, no matter their location
 • Provided coaching to more than 7,000 independent professionals through Upwork Academy, hosted over 180 events and webinars reaching more than 28,000 people, and launched more than 100 community groups to help talent on Upwork connect and learn from one another
 • Granted $1.68 million through The Upwork Foundation[5] to 12 nonprofits serving immigrants, refugees, and asylum seekers
 • Upwork and its employees contributed $183,000 through our matching gifts program to nonprofits supporting diversity, inclusion, and belonging and those addressing humanitarian crises

Workforce Innovation and Wellbeing
• Growing a hybrid workforce that is defined not only by combining in-person and remote work but also by engaging both employees and independent talent whenever possible
• Implementing leading strategies to support remote organizational effectiveness
• Building out a new workforce research and engagement program that supports dynamic, holistic, and continuous learning
• Offering tools such as Textio U certification in support of an equitable performance review process
• Continuously evaluating our workforce benefits to support the full range of employees’ mental health, wellbeing, and growth
• 2022 notable accomplishments in this area:
 • Built a team to focus on remote organizational effectiveness
 • Increased short-term disability pay for employees to 100% of salary for the first four weeks and modified our time-off policy for domestic payrolled hybrid team members to include 20 paid days off
 • Built out a more robust workforce survey strategy and set new engagement targets for 2023

[5]
The Upwork Foundation is a philanthropic initiative established in 2018 in connection with our initial public offering. To fund this program for charitable donations, we issued a warrant exercisable for 500,000 shares of our common stock to a donor-advised fund that donates the proceeds from the sale of such shares to non-profit organizations of our choice.

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Key Focus Areas for ESG Strategy and Notable ESG Accomplishments in 2022
Diversity, Inclusion, and Belonging (DIBs)
• Dedicating strategic investment in DIBs and integrating DIBs into all of our people programs
• Creating a suite of programs to support women and people of color, including GlowUp and Our Place
• Fostering a sense of workplace belonging through Upwork Belonging Communities
• 2022 notable accomplishments in this area:
 • Launched McKinsey’s Leadership Essentials, a program designed for individual contributors to sharpen core business acumen and self-leadership tools in preparation for leading teams and larger projects/initiatives
 • Evolved our GlowUp program to be an always-on community for Upwork’s leaders of color, enabling them to foster camaraderie and explore shared leadership experiences, opportunities, and challenges throughout the year
• Continued supporting Our Place, an immersive membership community for Upwork’s most senior Black women employees, UPstanders, a program offering workshops to build inclusive practices and advance a collaborative culture at Upwork, and the McKinsey Management Accelerator, a 16-week program for early- to mid-career Black, Asian, and/or Latinx leaders

Environmental Sustainability
• Reducing our environmental footprint, including our Scope 1, 2, and 3 emissions
• Enabling our users to reduce work-related commutes through the use of our work marketplace
• Committing to transparency of our corporate governance practices around environmental risks and opportunities and methodically assessing, reporting, and verifying our environmental performance data on an annual basis
• Connecting clients and talent focused on sustainability
• 2022 notable accomplishments in this area:
 • Verified our Scope 1, 2, and 3 emissions and maintained carbon-neutral[6] operations for the fourth consecutive year
 • Submitted our CDP Climate Change questionnaire, earning a B score
 • Expanded our Scope 3 emissions analysis to include remote work, all supply chain emissions, employee commuting, and business travel
 • Maintained our Global Environmental Policy and E-waste Policy

Business Integrity and Supplier Engagement
• Following security and privacy best practices to provide a secure, reliable, and compliant work marketplace
• Ensuring ethical business practices and engaging on public policy to maximize opportunity for freelancers and creating a more equitable future of work
• Supporting human rights by enforcing our Global Human Rights Policy and updating our annual Modern Slavery and Human Trafficking Statement
• Working with suppliers that align with our mission and inclusive sourcing goals
• 2022 notable accomplishments in this area:
 • Updated our Privacy Policy and launched a security operations and response product to automate threat investigations and analysis
 • Maintained our SOC 2 Type II, PCI DSS Level 2, and ISO 27001 and 27018 certifications and achieved SOC 3 certification
 • Audited 22 Trust and Safety enforcement areas as part of an ongoing effort to ensure greater consistency and fairness across the platform
 • Maintained our Code of Business Conduct and Ethics, Global Human Rights Policy, Supplier Code of Conduct, and Terms of Service

[6]
In 2022, our Scope 1 emissions were zero, and our Scope 2 market-based emissions were 15 MTCO2e. We’ve historically offset our operational (Scope 1 and 2) emissions that cannot be avoided, as well as those from our business travel and employee commuting (Scope 3). In 2022, we also offset remote work emissions (Scope 3).

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For more information on our ESG programs and performance, including our ESG materiality assessment, see our 2022 Impact Report, published in April 2023, which is available on our ESG Reports Hub on our website at upwork.com/about/our-impact/reports-hub. The information contained in our 2022 Impact Report is not intended to be incorporated into this Proxy Statement.
ESG Oversight
Board oversight of our ESG strategy and performance starts with our nominating and governance committee, which oversees our overall ESG performance and provides input on our management of material ESG risks and opportunities, ESG reporting, and progress against ESG targets.
Our ESG Program Office, which comprises our ESG Senior Program Manager and other members of the legal department, focuses on engaging key stakeholders and strengthening our ESG performance. Our ESG Program Office briefs the nominating and governance committee at least biannually, which then updates the full board of directors on ESG matters on a biannual basis.
In 2022, we continued to convene members of our ESG Task Force, a committee made up of senior leaders and subject matter experts across Upwork, to proactively manage the key ESG topics identified in our 2020 ESG materiality assessment. Additionally, our ESG Task Force has begun the process of assessing matters for our 2023 ESG materiality assessment. Through our ongoing stockholder engagement efforts, we have also engaged with many institutional investors to understand their ESG priorities and share information about our ESG programs.
ESG Oversight
Board Oversight
Our nominating and governance committee is responsible for reviewing and assessing with management our performance, risks, controls, and procedures relating to corporate responsibility and sustainability, including ESG matters

ESG Program Office
Our ESG Program Office, which comprises our ESG Senior Program Manager and other members of the legal department, drives our company-wide strategic approach to ESG and updates our nominating and governance committee on progress, risks, and ongoing strategy at least biannually

ESG Task Force Our ESG Task Force, a committee made up of senior leaders and subject matter experts across Upwork, is responsible for developing and implementing ESG programs
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Human Capital Management

“With over 2,500 team members in more than 90 countries around the world, at Upwork we are intentionally designing our people processes with independent talent at our core. As pioneers of the future of work, we are committed to delivering a world class experience to the workforce of the future.”

Sunita Solao
Chief People Officer

Board of Directors Oversight
Our board of directors recognizes the critical importance of our team and the necessity to ensure a diverse, inclusive, and creative work environment that is centered around a values-based culture. Our board of directors meets regularly with management to discuss issues impacting our team members and ways to support our workforce. Our focus on culture comes from our board of directors and flows throughout our company. In evaluating our Chief Executive Officer and management team, emphasis is put on their contributions to our overall culture.
Our Team and Culture
Our mission—to create economic opportunities so people have better lives—is integral to our culture and how we build amazing teams and products to lead our industry. We enable remote work not only through our work marketplace for our users but also for our own team members for whom we are proud to offer a remote-first work model, which has environmental, as well as other, benefits. Our team consists of corporate employees, independent talent we engage through our work marketplace, and advisors. Our team members are distributed around the world, and while we have corporate offices, we do not solely rely on in-person collaboration. Our team works with a variety of tools and has adopted practices to ensure all voices are heard, innovation is fostered, and results are achieved. Our hybrid team, and its belief in our mission, values, and vision, is critical to our success. With the consistent investment in the development of our team and our commitment to diversity, inclusion, and belonging, we cultivate an environment where people are able to be themselves at work and perform to the best of their abilities.
Our People
Our mission not only drives the creation and continuous development of our work marketplace; it is also integral to how we engage our employees and our approach to creating and fostering an inclusive environment that promotes and encourages diversity, inclusion, belonging, career development, and wellness. As of December 31, 2022, we had approximately 850 employees, and throughout 2022, we engaged approximately 1,950 independent team members through our work marketplace to provide services to us on a variety of internal projects. We believe the positive relationship between us and our team members and our unique, strong culture differentiate us and are key drivers of our business success.
Diversity, Inclusion, and Belonging
We view belonging as a feeling, inclusion as a practice, and diversity as an outcome.
We foster belonging through our Upwork Belonging Communities—groups that build empathy and promote inclusive skill-building. We cultivate inclusion by equipping managers with tools to effectively build and lead amazing and inclusive teams that amplify team members’ voices. Additionally, we practice multidimensional compensation and mobility reviews during our semi-annual employee performance evaluation process. This is led by a cross-functional team of human resource and legal leaders to help ensure we are fair in our rewards and recognition strategy. To bolster our diversity, inclusion, and belonging efforts, we also conduct an internal review to facilitate equity in internal mobility practices throughout our company as an ongoing priority. Diversity, inclusion, and belonging is a journey, not a destination, and, as such, we will continue to explore ways to cultivate an inclusive culture where every team member belongs.
2023 Proxy Statement 21

Training and Development
As an organization built on talent and skills development, we understand the value of providing our employees with ongoing professional development and leadership opportunities so that they can advance their careers. Led by our dedicated learning and development team, we offer our team members an array of learning and development opportunities, including a variety of training sessions and workshops.
Benefits and Competitive Compensation
We strive to offer market-competitive compensation and benefits to attract and retain employees for the long term. We engage compensation consultants to benchmark our employee compensation with external sources to ensure fair and equitable pay practices. We provide total rewards that attract and retain world-class employees through a total compensation package that includes equity-based awards to align employee compensation with stockholder interests. Knowing our employees have diverse needs and life priorities, we also provide comprehensive benefits and services to those eligible, which include core benefits such as medical, dental, vision, and disability insurance, in addition to benefits tailored to the specific needs of our employees, such as mental health, fertility, family back-up care, and adoption support. We offer a health savings account with company contributions, family and medical leave, flexible working schedules, paid holidays and flexible vacation policies. We sponsor a 401(k) plan that includes a matching contribution, offer financial coaching through a third-party provider, and maintain an employee stock purchase plan that enables eligible employees to purchase shares of our stock at a discount through payroll deductions.
Organizational Wellbeing
We engage our workforce in meaningful ways and take timely action in response to their feedback. Research into workforce experience begins during onboarding and is sustained throughout a team member’s tenure at Upwork. This “life cycle” approach to workforce research affords our senior leadership and human resources team members ongoing and real-time insight into critical moments of worker experience and productivity. The collection of such data allows leadership, line managers, and our human resources team to identify successes and opportunities at myriad levels, including for individual team members, company-wide programs, and larger organizational units. Over time, the aggregation and analysis of such data enables us to optimize for those workforce factors that drive crucial people and business outcomes.
Employee Wellness
Employee safety and wellbeing is of paramount importance to us. We provide productivity and collaboration tools and resources for employees, including training and tool kits to help leaders effectively lead and manage remote teams. In addition, we promote programs to support our employees’ physical, financial, and mental wellbeing. For example, we regularly conduct internal surveys to assess the wellbeing and needs of our employees, and we offer employee assistance and mindfulness programs to help employees and their families manage anxiety, stress, sleep, and overall wellbeing. Additionally, we believe that our employees are at their best when they take the time to recharge. In order to encourage our employees to recharge and make their wellbeing a priority, we provide unlimited paid time off in addition to our company-recognized holidays.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and any persons who own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the forms filed with the SEC and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in the year ended December 31, 2022, with the following exceptions: (i) Ms. Brown filed a Form 4 on February 23, 2022 that inadvertently omitted the grant of 121,765 restricted stock units, which was corrected with the filing of an amended Form 4 on February 24, 2022; (ii) Mr. Gilpin filed a Form 4 on February 23, 2022 that inadvertently omitted the grant of 62,785 restricted stock units, which was corrected with the filing of an amended Form 4 on February 24, 2022; and (iii) Mr. McCombs filed a Form 4 on February 23, 2022 that inadvertently omitted the grant of 114,155 restricted stock units, which was corrected with the filing of an amended Form 4 on February 24, 2022.
22 2023 Proxy Statement

Nominations Process and Director Qualifications
Nomination to the Board of Directors
Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of our nominating and governance committee in accordance with the committee’s charter, our restated certificate of incorporation and amended and restated bylaws, our Corporate Governance Guidelines, and the criteria approved by our board of directors regarding director candidate qualifications. In identifying and recommending candidates for nomination, the nominating and governance committee considers candidates recommended by directors, officers, employees, stockholders, and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates as appropriate, and the committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. With respect to disclosure requirements, nominees for director nominated by a third party are not expected to provide additional disclosure compared to nominees for director nominated by the nominating and governance committee.
Stockholders wishing to recommend candidates for consideration by our nominating and governance committee should submit their recommendations to the attention of the Corporate Secretary at our mailing address contained elsewhere in this Proxy Statement. Information regarding the process for submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Frequently Asked Questions.”
Director Qualifications
With the goal of developing a diverse, experienced, and highly qualified board of directors, our nominating and governance committee is responsible for developing and recommending to our board of directors the desired qualifications, expertise, and characteristics of members of our board of directors, including any specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on our board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of our board of directors to possess.
Because the identification, evaluation, and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of our board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities, or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory, and Nasdaq listing requirements and the provisions of our restated certificate of incorporation, our amended and restated bylaws, our Corporate Governance Guidelines, and the charters of the committees of our board of directors. In addition, neither our board of directors nor our nominating and governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, diversity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry, and ability to devote adequate time and effort to responsibilities of our board of directors in the context of its existing composition. Through the nomination process, our nominating and governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds, and other characteristics that are expected to contribute to our board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 below includes the primary individual experience, qualifications, attributes, and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.
2023 Proxy Statement 23

Board Evaluations
We conduct an annual self-evaluation process for our board of directors and its committees. As part of this process, each member of our board of directors individually meets with outside counsel to discuss their assessment of the performance of the board of directors and its committees, their own performance, and the performance of fellow members of the board of directors. The chairperson of our board of directors shares feedback received with individual members of the board of directors, with the nominating and governance committee, and with the full board of directors. Our board of directors then reviews and discusses the feedback.
Our board evaluation process is used:
•
by our board of directors and nominating and governance committee to assess the current composition of our board of directors and its committees and to make recommendations for the qualifications, expertise, and characteristics we should seek in identifying potential new directors;

•
by our board of directors and nominating and governance committee to identify the strengths and areas of opportunity of each member of our board of directors and to provide insight into how each member of our board of directors can be most valuable;

•	to improve agenda topics of the board of directors and its committees so that information they receive enables them to effectively address the issues they consider most critical; and
•	by our nominating and governance committee as part of its annual review of each director’s performance when considering whether to nominate the director for re-election to the board of directors.
24 2023 Proxy Statement

Proposal 1
Election of Directors
Our board of directors currently consists of eight directors and is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at the Annual Meeting. The terms of office of directors in Class III and Class I do not expire until the annual meetings of stockholders held in 2024 and 2025, respectively. At the recommendation of our nominating and governance committee, our board of directors proposes that each of the Class II nominees named below, each of whom is currently serving as a director in Class II, be elected as a Class II director for a three-year term expiring at the 2026 annual meeting of stockholders and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification, or removal.
We have a majority voting standard for uncontested elections of directors, which means that to be elected, a director nominee must receive a majority of the votes cast. This means the number of shares voted “FOR” a director nominee must exceed the votes cast “AGAINST” that nominee (with “abstentions” and “broker non-votes” not counted as a vote cast either “FOR” or “AGAINST” that director’s election). If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this Proxy Statement and to serve if elected. Proxies may not be voted for more than two directors. Stockholders may not cumulate votes for the election of directors.
Nominees to Our Board of Directors
The nominees and their age, occupation, and length of service on our board of directors as of March 31, 2023, are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name and Experience	Age	Director Since	Independent	Committee Memberships
Leela Srinivasan Former Chief Marketing Officer, Momentive Global Inc. (maker of SurveyMonkey)	49	July 2019	Yes	Audit
Gary Steele Chief Executive Officer, Splunk Inc.	60	August 2018	Yes	Compensation
2023 Proxy Statement 25

Committees: audit

Other Public Company Boards: none

Experience: Leela Srinivasan has served as a member of our board of directors since July 2019. Ms. Srinivasan is an experienced Chief Marketing Officer with specific expertise in the human resources technology sector. Most recently, Ms. Srinivasan served as Chief Marketing Officer of Checkout Ltd, a global payments provider also known as Checkout.com, from September 2021 to March 2023. Previously, Ms. Srinivasan served as Chief Marketing Officer of Momentive Global Inc. (formerly known as SurveyMonkey), an online agile experience management company, from April 2018 to September 2021. Prior to that, she served as Chief Marketing Officer at Lever, Inc., a recruiting software company, from September 2015 to March 2018. Prior to Lever, Inc., Ms. Srinivasan served as VP of Marketing at OpenTable, Inc., an online restaurant booking company, from June 2014 to September 2015. Prior to OpenTable, Ms. Srinivasan served in marketing positions at LinkedIn Corporation from January 2010 to May 2014. Ms. Srinivasan also spent three years in management consulting at Bain & Company in San Francisco and London, and five years in sales at Business Wire, a Berkshire Hathaway company. Ms. Srinivasan holds an M.A. in History and English Literature from the University of Edinburgh and earned an M.B.A. from the Tuck School of Business at Dartmouth, where she is a member of the Board of Advisors.

Relevant Expertise: Ms. Srinivasan brings to our board of directors her extensive leadership, executive, and business-to-business marketing experience gained across multiple organizations, including Momentive Global Inc., a publicly traded company. Ms. Srinivasan’s experience spans multiple relevant aspects of marketing including field marketing, online/digital marketing, corporate communications, global customer programs, advertising, campaigns, events, and corporate and employer branding. She has also spent multiple years in the human resources technology sector and has relevant experience in the payments sector.

Leela Srinivasan Former Chief Marketing Officer, Momentive Global Inc. (maker of SurveyMonkey)

Committees: compensation

Other Public Company Boards: Splunk Inc.

Experience: Gary Steele has served as a member of our board of directors since August 2018. Mr. Steele has served as the Chief Executive Officer and as a member of the board of directors of Splunk Inc., a data platform for security and observability, since April 2022. Mr. Steele also currently serves on the board of directors of two privately held companies. Prior to joining Splunk Inc., Mr. Steele served as the Chief Executive Officer of Proofpoint, Inc., an enterprise security company, from 2002 to March 2022. Prior to that, Mr. Steele served from June 1997 to July 2002 as the Chief Executive Officer of Portera Systems Inc., a software company. Before Portera, Mr. Steele served as the Vice President and General Manager of the Middleware and Data Warehousing Product Group at Sybase, Inc., an enterprise and mobile software company. Mr. Steele’s prior experience includes business development, marketing, and engineering roles at Sun Microsystems, Inc. and Hewlett-Packard Company, computer, computer software, and information technology companies. Mr. Steele holds a B.S. in Computer Science from Washington State University.

Relevant Expertise: Mr. Steele brings to our board of directors valuable business experience managing a public company, as well as extensive knowledge of advising technology companies.

Gary Steele Chief Executive Officer, Splunk Inc.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE TWO NOMINATED DIRECTORS
26 2023 Proxy Statement

Continuing Directors
The directors who are serving terms that end following the Annual Meeting and their age, occupation, and length of service on our board of directors as of March 31, 2023, are provided in the table below and in the additional biographical descriptions set forth in the text below the table.
Name and Experience	Age	Director Since[7]	Independent	Committee Memberships
Class III Directors
Hayden Brown President and Chief Executive Officer, Upwork Inc.	41	December 2019	No	—
Gregory C. Gretsch Founding Partner and Managing Director, Jackson Square Ventures	56	March 2014	Yes	Compensation and Audit
Anilu Vazquez-Ubarri Board Member and Chief Human Resources Officer, TPG Inc.	46	November 2020	Yes	Compensation
Class I Directors
Kevin Harvey Founder and General Partner, Benchmark Capital	58	March 2014	Yes	Nominating and Governance
Thomas Layton Former Chief Executive Officer, OpenTable, Inc.	60	March 2014	Yes	Nominating and Governance
Elizabeth Nelson Former Executive Vice President and Chief Financial Officer, Macromedia, Inc.	62	February 2015	Yes	Audit and Nominating and Governance

Committees: nominating and governance (Chair)

Other Public Company Boards: none

Experience: Thomas Layton has served as a member of our board of directors and chairperson since our inception in March 2014. Prior to that, Mr. Layton served as a member of the board of directors of oDesk from May 2006 to March 2014 and as chairperson from December 2011 to March 2014. Mr. Layton currently serves on the board of directors of several private companies. Previously, Mr. Layton served in various leadership roles, including as the Chief Executive Officer of OpenTable, Inc., an online restaurant reservation company, from 2001 to 2007 and as the Chief Executive Officer of Metaweb Technologies, Inc., a data infrastructure company, from 2007 to 2010. Mr. Layton holds a B.S. from the University of North Carolina at Chapel Hill and an M.B.A. from the Stanford Graduate School of Business.

Relevant Expertise: Mr. Layton brings to our board of directors extensive leadership experience, gained from his experience advising and managing technology companies. Moreover, he brings historical knowledge, operational expertise, and continuity to our board of directors.

Thomas Layton Former Chief Executive Officer, OpenTable, Inc.
[7]
Does not include service on the board of directors of Elance, Inc., which we refer to as Elance, or oDesk Corporation, which we refer to as oDesk, prior to the combination of the two companies in March 2014.

2023 Proxy Statement 27

Committees: none

Other Public Company Boards: none

Experience: Hayden Brown has served as a member of our board of directors since December 2019. Ms. Brown has served as our President and Chief Executive Officer since January 2020, and previously served as our Chief Marketing and Product Officer from April 2019 to December 2019, as our Senior Vice President, Product and Design from January 2016 to April 2019, as our Vice President, Head of Product from January 2015 to January 2016, and as our Vice President and Senior Director Marketplace since our inception in March 2014. Prior to that, Ms. Brown served in numerous product leadership roles, starting when she joined oDesk as a Director of Marketplace in December 2011. Prior to joining us, Ms. Brown was Vice President of Corporate Development at LivePerson, Inc., an online messaging, marketing, and analytics company, from September 2010 to November 2011. Ms. Brown also worked for Microsoft Corporation, a technology company, as Director of Corporate Strategy and M&A from January 2010 to September 2010 and as Senior Strategy Manager from June 2007 to January 2010. Ms. Brown began her career as a Business Analyst at McKinsey & Company, a business management consulting firm, in its New York office. Ms. Brown holds an A.B. in Politics from Princeton University.

Relevant Expertise: Ms. Brown brings to our board of directors her extensive leadership experience, including as our Chief Executive Officer, and her institutional knowledge of our company, understanding of our company culture, and familiarity with developing and executing our strategic priorities.

Hayden Brown President and Chief Executive Officer, Upwork Inc.

Committees: compensation (Chair) and audit

Other Public Company Boards: none

Experience: Gregory C. Gretsch has served as a member of our board of directors since our inception in March 2014 and as a member of the board of directors of oDesk from 2004 to March 2014. Mr. Gretsch is a founding partner and has served as Managing Director of Jackson Square Ventures, a venture capital firm, since 2011. Mr. Gretsch also serves on the board of directors of several private companies, and he served as a director of Responsys, Inc. from 2001 to 2014. Mr. Gretsch has also served as a managing director at Sigma Partners, a venture capital firm, since 2001. Mr. Gretsch holds a B.B.A. in Management Information Systems from the University of Georgia.

Relevant Expertise: Mr. Gretsch brings to our board of directors his significant entrepreneurial, management, and leadership experience as a former founder and executive of several startup technology companies, and his background analyzing, investing in, and serving on the boards of directors of other technology companies.

Gregory C. Gretsch Founding Partner and Managing Director, Jackson Square Ventures

Committees: nominating and governance

Other Public Company Boards: none

Experience: Kevin Harvey has served as a member of our board of directors since our inception in March 2014. Prior to that, Mr. Harvey served as a member of the board of directors of oDesk from August 2006 to March 2014. Previously, Mr. Harvey served on the board of directors of Proofpoint, Inc. until August 2021. Mr. Harvey is a founder and general partner of Benchmark Capital, a venture capital firm, which he co-founded in 1995. Before founding Benchmark, Mr. Harvey was founder, President, and Chief Executive Officer of Approach Software Corp., a server database company. Before founding Approach Software, Mr. Harvey founded Styleware, Inc., a software company. Mr. Harvey holds a B.S. in Engineering from Rice University.

Relevant Expertise: Mr. Harvey brings to our board of directors his significant experience investing in and serving on the boards of directors of other technology companies, as well as his management and leadership experience as a founder and former executive of multiple startup technology companies.

Kevin Harvey Founder and General Partner, Benchmark Capital
28 2023 Proxy Statement

Committees: audit (Chair) and nominating and governance

Other Public Company Boards: PhenomeX Inc.

Experience: Elizabeth Nelson has served as a member of our board of directors since February 2015. Ms. Nelson currently serves on the board of PhenomeX Inc., a functional cell biology company, as well as several private companies. Ms. Nelson’s public company board of directors service includes serving as a director of Virgin Group Acquisition Corp. II from March 2021 to June 2022, Nokia Corporation from 2012 to 2021, Zendesk, Inc. from 2013 to 2019, and Pandora Media, Inc. from July 2013 to June 2017. From 1996 through 2005, Ms. Nelson served as the Executive Vice President and Chief Financial Officer of Macromedia, Inc., where she also served as a director from January 2005 to December 2005. Ms. Nelson holds a B.S. in Foreign Service from Georgetown University, an M.B.A. in Finance from the Wharton School at the University of Pennsylvania, and also earned the NACD’s CERT Certificate in Cybersecurity Oversight.

Relevant Expertise: Ms. Nelson brings to our board of directors her extensive experience in advising technology companies and a deep understanding of the financial, accounting, and operational aspects of executive management from her prior experience as an executive of numerous public and private technology companies.

Elizabeth Nelson Former Executive Vice President and Chief Financial Officer, Macromedia, Inc.

Committees: compensation

Other Public Company Boards: TPG Inc.

Experience: Anilu Vazquez-Ubarri has served as a member of our board of directors since November 2020. Ms. Vazquez-Ubarri currently serves as Chief Human Resources Officer and is a member of the board of directors of TPG Inc., a global private investment firm, where she made Partner in 2019. Ms. Vazquez-Ubarri also serves on the board of directors of Greenhouse Software, Inc., a hiring software company. Previously, she served in a variety of roles at The Goldman Sachs Group, Inc., a multinational investment bank and financial services company, from 2007 through 2018, including as Chief Diversity Officer and Global Head of Talent beginning in 2014. Prior to that, Ms. Vazquez-Ubarri served as an associate in the executive compensation and employee benefits group at Shearman & Sterling LLP. Ms. Vazquez-Ubarri holds a J.D. from the Fordham University School of Law and an A.B, cum laude, in History and Latin American Studies from Princeton University.

Relevant Expertise: Ms. Vazquez-Ubarri brings to our board of directors valuable knowledge of human resources and employment aspects of executive management, as well as operational and risk management experience from her roles at global investment entities. She also brings her experience handling talent and diversity issues directly for multinational organizations.

Anilu Vazquez-Ubarri Board Member and Chief Human Resources Officer, TPG Inc.
2023 Proxy Statement 29

Director Expertise, Experience, and Attributes
Our board of directors comprises a diverse mix of directors with complementary expertise, experience, and attributes, as summarized in the table below. Our directors may also have experience or attributes in addition to what is reflected in the table below.

30 2023 Proxy Statement

[8]
Age and tenure is as of March 31, 2023. Tenure does not include service on the board of directors of Elance or oDesk prior to the combination of the two companies in March 2014. All other demographics are based on each director’s self-identification.

2023 Proxy Statement 31

Board Composition
We believe that our current board of directors’ composition represents an effective balance with respect to director tenure and age. Recent director additions provide our board of directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The matrix above and charts below provide information regarding the tenure and age distribution of our board of directors (as of March 31, 2023).
We are committed to creating a diverse and inclusive culture, which starts at the top with our board of directors. Four of our eight directors are women, two directors self-identify as being racially or ethnically diverse, and one director self-identifies as LGBTQ+. All of our directors bring unique experiences and backgrounds to Upwork.

32 2023 Proxy Statement

2022 Director Compensation
The following table provides information for 2022 regarding all compensation awarded to, earned by, or paid to each person who served as a director for some portion or all of 2022, other than Ms. Brown, our President and Chief Executive Officer. Ms. Brown is not included in the table below as she is an employee and received no additional compensation for her service as a director during 2022. The compensation received by Ms. Brown as an employee is shown in the “Executive Compensation—2022 Summary Compensation Table” below.
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(2)
Thomas Layton(3)	8,250	329,218	337,468
Gregory C. Gretsch(4)	28,750	263,382	292,132
Kevin Harvey(5)	4,150	263,382	267,532
Elizabeth Nelson(6)	87,275	203,025	290,300
Leela Srinivasan(7)	68,750	203,025	271,775
Gary Steele(8)	7,000	263,382	270,382
Anilu Vazquez-Ubarri(9)	61,375	203,025	264,400
(1)
The amounts reported in this column for certain members of our board of directors may be lower than those of the other members of our board of directors because of the different compensation arrangements based on elections to receive fees or awards in cash or equity or based on additional fees payable on account of committee membership, as further described in “Non-Employee Director Compensation Arrangements.”

(2)
The amounts reported in these columns represent the aggregate grant date fair value of RSUs awarded to directors in 2022 computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718, which we refer to as ASC 718. The number of RSUs that a director receives is calculated by dividing the target value of the RSU award by the 30-day trailing average trading price. Accordingly, the amounts reported in this column do not reflect the actual economic value realized by the director, which will vary depending on the performance of our common stock. Members of our board of directors may elect to receive a portion of their compensation in cash consideration in lieu of RSUs.

(3)
As of December 31, 2022, Mr. Layton held 13,360 unvested RSUs, which included the Annual Award, the Non-Executive Chairperson Fee, and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.”

(4)
As of December 31, 2022, Mr. Gretsch held 11,707 unvested RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.”

(5)
As of December 31, 2022, Mr. Harvey held 11,707 unvested RSUs, which included both the Annual Award and the Fee (RSU), as further described in (and which vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.”

(6)
As of December 31, 2022, Ms. Nelson held 10,192 unvested RSUs, which represented the Annual Award, and options to purchase 295,000 shares of common stock. The RSUs are further described in (and vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.” The stock option was fully vested and exercisable as of December 31, 2022, and expires on February 25, 2025.

(7)
As of December 31, 2022, Ms. Srinivasan held 10,192 unvested RSUs, which represented the Annual Award, as further described in (and which vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.”

(8)
As of December 31, 2022, Mr. Steele held 11,707 unvested RSUs, which included both the Annual Award and the Fee (RSU), and options to purchase 150,527 shares of common stock. The RSUs are further described in (and vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.” The stock option was fully vested and exercisable as of December 31, 2022, and expires on August 19, 2028.

(9)
As of December 31, 2022, Ms. Vazquez-Ubarri held 14,947 unvested RSUs, which included both the Initial Award granted to Ms. Vazquez-Ubarri upon her appointment to our board of directors in November 2020 and the Annual Award, as further described in (and which vest in accordance with the vesting schedule described under) “Non-Employee Director Compensation Arrangements.”

2023 Proxy Statement 33

Non-Employee Director Compensation Arrangements
In order to remain competitive in an increasingly challenging landscape for recruitment of non-employee directors, our board of directors approved an amended and restated non-employee director compensation program in April 2022. Under such amended and restated non-employee director compensation program, non-employee directors were entitled to receive an increase in the amount of certain compensation. The following changes were made to the program: (i) an increase to the Annual Award (as defined below) from $170,000 to $185,000, (ii) an increase to the Chairperson Fee (as defined below) from $40,000 to $60,000, and (iii) an increase in the following annual committee chair and member fees: (A) audit committee chair fee from $20,000 to $35,000 and audit committee member fee from $10,000 to $17,500, (B) compensation committee member fee from $6,500 to $7,500, and (C) nominating and governance committee chair fee from $8,000 to $8,500 and nominating and governance committee member fee from $4,000 to $4,300. Our current amended and restated non-employee director compensation program is as follows:
Equity Compensation—Initial Award
Upon initial appointment or election to our board of directors, each new non-employee director appointed or elected to our board of directors will be granted RSUs under our 2018 Equity Incentive Plan, which we refer to as the 2018 Plan, with a total value of $400,000 based on a 30-day trailing average trading price, which we refer to as the Initial Award. The grant date fair value of the Initial Award shall not exceed $1,000,000 in a calendar year when combined with the aggregate grant date fair value of any other equity award(s) and cash compensation received by such non-employee director for service on our board of directors for such calendar year.
The Initial Award will be granted effective on the date of the non-employee director’s initial appointment or election to our board of directors, which we refer to as the Initial Award Grant Date.
The Initial Award will vest with respect to one-third of the total number of RSUs subject to the Initial Award each year beginning with the date that is the one-year anniversary of the Initial Award Grant Date, in each case, so long as the non-employee director continues to provide services as a non-employee director to us through such date. The final annual installment of the Initial Award will fully vest on the earlier of (i) the date immediately prior to our annual meeting of stockholders in the last full year of the vesting of the Initial Award and (ii) the date that is the last day of the last full year of the vesting of such grant, in each case, so long as the non-employee director continues to provide services as a non-employee director to us through such date.
The Initial Award will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
34 2023 Proxy Statement

Cash or Equity Compensation Election—Annual Award
Each non-employee director will automatically be entitled to an annual award of a $185,000 cash payment or RSUs with a total value of $185,000 based on a 30-day trailing average trading price, which we refer to as the Annual Award. The Annual Award will be payable in the form of RSUs or, at a non-employee director’s election, in cash.
The initial Annual Award, to the extent payable in RSUs and consistent with the applicable election made, will be granted automatically on the date of the non-employee director’s initial appointment or election to our board of directors, which we refer to as the Initial Annual Award Grant Date, and will be pro-rated for partial quarters served. Subsequently, the Annual Award, to the extent payable in RSUs, will be granted automatically on the date of our annual meeting of stockholders for each year thereafter, which we refer to as the Annual Award Grant Date.
The Annual Award will fully vest, or in the case of cash will be paid, on the earlier of (i) the date immediately prior to our next annual meeting of stockholders and (ii) the date that is one year following the Initial Annual Award Grant Date or Annual Award Grant Date, as the case may be, so long as the non-employee director continues to provide services as a non-employee director to us through such date. The Annual Award will be paid, in the case of cash, or settled, in the case of RSUs, in the same calendar year in which the Annual Award vests.
The Annual Award (regardless of the form of payment) will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
Cash or Equity Compensation—Annual General Board Service Fee, Board Non-Executive Chairperson Fee, and Board Lead Independent Director Fee
Annual compensation payable to (i) each non-employee director as a general board service fee is $55,000, which we refer to as the General Board Service Fee, (ii) the non-executive chairperson as a chairperson fee is $60,000, which we refer to as the Chairperson Fee, and (iii) the lead independent director as a lead independent director fee is $15,000, we refer to each fee in clauses (i)-(iii), as a Fee, each of which is pro-rated for partial quarters served and payable in cash or, at a non-employee director’s election, in the form of RSUs.
If the non-employee director elects to receive the Fee in cash, which we refer to as the Fee (Cash), it will be paid quarterly in arrears (with the first such payment in any event occurring on the last day of the first calendar quarter following the date of the director’s appointment or election to our board of directors), in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
If the non-employee director elects to receive the Fee in RSUs, which we refer to as the Fee (RSU), the initial Fee (RSU) will be granted automatically on the date of the director’s initial appointment or election to our board of directors and each subsequent Fee (RSU) will be granted automatically on the date of our annual meeting of stockholders for each year thereafter. The number of shares subject to the applicable Fee (RSU) will be based on a 30-day trailing average trading price (which will be pro-rated for partial quarters served in the relevant capacity). The Fee (RSU) will vest and settle quarterly (with the first such vesting and settlement date occurring on the last day of the first calendar quarter following the date of the non-employee director’s appointment or election to our board of directors), in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
The Fee (regardless of the form of payment) will accelerate in full immediately prior to the consummation of a “corporate transaction” (as defined in the 2018 Plan).
The final quarterly installment of each Fee (Cash) or Fee (RSU), as applicable, will fully vest on the earlier of (i) the date immediately prior to our next annual meeting of stockholders and (ii) the date that is the last day of the last full quarter of the vesting of such grant, in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
2023 Proxy Statement 35

Non-Employee Director Cash Compensation
In addition to the General Board Service Fee, each non-employee director is entitled to receive additional annual cash compensation for committee membership as follows:
•	Audit committee chair: $35,000
•	Audit committee member: $17,500
•	Compensation committee chair: $15,000
•	Compensation committee member: $7,500
•	Nominating and governance committee chair: $8,500
•	Nominating and governance committee member: $4,300
Chairs of our committees receive the cash compensation designated above for chairs in lieu of the non-chair member cash compensation.
The cash compensation designated above will be paid quarterly in arrears, for so long as the non-employee director continues to provide services in the applicable non-employee director capacity to us through such date, and will be pro-rated for partial quarters served. The final quarterly installment of each such annual fee will be paid on the earliest of (i) the date of our next annual meeting of stockholders, (ii) the date immediately prior to our next annual meeting of stockholders if the applicable non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election, and (iii) the date that is the last day of the last full quarter of such installment, in each case, so long as the non-employee director continues to provide services in the applicable capacity to us through such date.
36 2023 Proxy Statement

Proposal 2
Ratification of Appointment of Independent Registered Public Accounting Firm
Our audit committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audits of our consolidated financial statements and our internal control over financial reporting for the year ending December 31, 2023, and recommends that stockholders vote for ratification of such selection. The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative vote of a majority of the voting power of the shares present or represented by proxy at the Annual Meeting and voting affirmatively or negatively on the proposal. In the event that PricewaterhouseCoopers LLP is not ratified by our stockholders, the audit committee will review its future selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Further, the audit committee may select a different independent registered public accounting firm at any time if, in the committee’s sole discretion, the committee determines that such a change would be in the best interests of our company and stockholders.
PricewaterhouseCoopers LLP audited our consolidated financial statements and our internal control over financial reporting for the year ended December 31, 2022. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, and they will be given an opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees and Services
We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, PricewaterhouseCoopers LLP periodically rotates the individuals who are responsible for our audit.
In addition to performing the audit of our consolidated financial statements and our internal control over financial reporting, PricewaterhouseCoopers LLP provided various other services during the years ended December 31, 2021 and 2022. Our audit committee has determined that PricewaterhouseCoopers LLP’s provision of these services, which are described below, does not impair PricewaterhouseCoopers LLP’s independence from us. During the years ended December 31, 2021 and 2022, fees for services provided by PricewaterhouseCoopers LLP were as follows (in thousands):
Fees Billed to Upwork	2021	2022
Audit fees(1)	$2,623	$2,913
Audit-related fees	—	—
Tax fees(2)	35	—
All other fees(3)	4	4
Total fees	$2,662	$2,917
(1)
“Audit fees” include fees for audit services primarily related to: the audit of our annual consolidated financial statements and attestation services related to compliance with the Sarbanes-Oxley Act of 2002; the review of our quarterly condensed consolidated financial statements; comfort letters, consents, and assistance with and review of documents filed with the SEC; and other services normally provided in connection with statutory and regulatory filings.

(2)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible tax services, including technical tax advice related to federal and state income tax matters.
(3)	“All other fees” include fees for annual subscription services for access to online accounting research and disclosure checklist software applications.
2023 Proxy Statement 37

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, the scope of services provided by the independent registered public accounting firm, and the fees for the services to be performed. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.
All of the services relating to the fees described in the table above were approved by our audit committee.
OUR BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2023.
38 2023 Proxy Statement

Proposal 3
Advisory Vote on the Compensation of Our Named Executive Officers
In accordance with Section 14A of the Exchange Act, we are providing stockholders with an opportunity to make a non-binding advisory vote on the compensation of our Named Executive Officers. This non-binding advisory vote is commonly referred to as a Say-on-Pay vote. The non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the voting power of the shares present or represented at the Annual Meeting and voting affirmatively or negatively on the proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our Named Executive Officers. Our compensation committee and our board of directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the Named Executive Officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion, and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our board of directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
2023 Proxy Statement 39

Proposal 4
Approval of Restated Certificate of Incorporation
We are proposing to amend and restate our current restated certificate of incorporation to make the changes described below.
Section 102(b)(7) of the DGCL was amended effective August 1, 2022 to permit a Delaware corporation’s certificate of incorporation to include a provision that limits or eliminates (i.e., exculpates) the monetary liability of certain officers for breaches of the fiduciary duty of care as officers in certain actions. This exculpation would not protect officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Nor would this exculpation shield such officers from liability for claims brought by or in the right of the corporation, such as derivative claims. In addition, only certain officers may be exculpated from liability: (i) a corporation’s president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer, or chief accounting officer; (ii) an individual identified in public filings as one of the most highly compensated executive officers of the corporation; and (iii) an individual who, by written agreement with the corporation, has consented to be identified as an officer for purposes of Delaware’s long-arm jurisdiction statute. The amendment to our current restated certificate of incorporation proposed in this Proposal 4 would eliminate the liability of these statutorily defined officers as described above, but the amendment will not have retroactive effect and will not apply to any act or omission occurring prior to the effectiveness of the amendment. The amendment is not being proposed in response to any specific resignation, threat of resignation, or refusal to serve by any officer.
Our board of directors believes it is necessary to provide protection to officers to the fullest extent permitted by law in order to attract and retain highly qualified senior leadership. The nature of the role of directors and officers often requires them to make decisions on crucial matters in time-sensitive situations, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. We expect competitor companies will likely adopt exculpation clauses that limit the personal liability of officers in their charters, and failing to obtain approval of the Restated Certificate of Incorporation could negatively affect our ability to recruit and retain high-caliber officer candidates. This protection has long been afforded to directors, and our board of directors believes that extending similar exculpation to its officers is fair and in the best interests of our company and our stockholders.
In addition to the changes to permit officer exculpation described above, the amendment would make technical and administrative changes to the choice of forum provision in our current restated certificate of incorporation in order to (i) clarify that the federal district court for the District of Delaware shall be the sole and exclusive forum for certain claims in the event the Court of Chancery does not have jurisdiction, (ii) add a provision that all “internal corporate claims” (as defined in Section 115 of the DGCL) be brought exclusively in Delaware courts, and (iii) clarify that we shall be entitled to equitable relief to enforce the choice of forum provision.
Our board of directors has unanimously approved the Restated Certificate of Incorporation, in the form attached to this proxy statement as Appendix A-1, and recommends that our stockholders vote “FOR” the approval of the Restated Certificate of Incorporation. For convenience of reference, a copy of the Restated Certificate of Incorporation showing the changes from our current restated certificate of incorporation, with deleted text shown in strikethrough and added or moved text shown as underlined, is attached to this proxy statement as Appendix A-2.
The affirmative vote of the holders of a majority of the outstanding shares of our capital stock entitled to vote generally in the election of directors is required to approve the Restated Certificate of Incorporation. Shares that are voted “abstain” are treated the same as shares voting “against” this proposal.
40 2023 Proxy Statement

If our stockholders approve the Restated Certificate of Incorporation, our board of directors has authorized our officers to file the Restated Certificate of Incorporation with the Delaware Secretary of State, to become effective upon acceptance by the Delaware Secretary of State. Our board of directors intends to have that filing made if, and as soon as practicable after, this proposal is approved at this annual meeting. However, even if our stockholders adopt the Restated Certificate of Incorporation, our board of directors may abandon the Restated Certificate of Incorporation without further stockholder action prior to the effectiveness of the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State and, if abandoned, the Restated Certificate of Incorporation will not become effective. If the board of directors abandons the Restated Certificate of Incorporation, it will publicly disclose that fact and the reason for its determination.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESTATED CERTIFICATE OF INCORPORATION.
2023 Proxy Statement 41

Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2023, by:
•	each of our Named Executive Officers;
•	each of our directors;
•	all of our directors and executive officers as a group; and
•	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock.
We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole dispositive power with respect to all shares beneficially owned, subject to applicable community property laws.
Applicable percentage ownership is based on 133,464,264 shares of our common stock outstanding as of March 31, 2023. The table below does not include Ms. Gessert, as her employment with the Company began after March 31, 2023. Shares of our common stock subject to stock options that are exercisable as of and within 60 days of March 31, 2023, or RSUs that may vest and settle within 60 days of March 31, 2023, are deemed to be outstanding and to be beneficially owned by the person holding the stock options or RSUs for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities listed in the table below is c/o Upwork Inc., 475 Brannan Street, Suite 430, San Francisco, California 94107.
Name	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (%)
Named Executive Officers and Directors:
Hayden Brown(1)	1,269,331	*
Jeff McCombs(2)	97,264	*
Eric Gilpin(3)	290,373	*
Gregory C. Gretsch(4)	2,826,468	2.1
Kevin Harvey(5)	2,609,502	2.0
Thomas Layton(6)	4,120,216	3.1
Elizabeth Nelson(7)	679,096	*
Leela Srinivasan(8)	29,018	*
Gary Steele(9)	187,222	*
Anilu Vazquez-Ubarri(10)	18,928	*
All executive officers and directors as a group (10 persons)(11)	12,127,418	9.0
Other 5% Stockholders:
The Vanguard Group, Inc.(12)	11,105,458	8.3
BlackRock, Inc.(13)	8,750,581	6.6
Capital International Investors(14)	7,150,413	5.4
Baillie Gifford & Co.(15)	6,807,024	5.1
*	Less than 1%
(1)
Consists of (i) 964,430 shares of common stock, (ii) 261,709 shares of common stock subject to options that are exercisable within 60 days of March 31, 2023, and (iii) 43,192 shares of common stock subject to RSUs that vest within 60 days of March 31, 2023.

42 2023 Proxy Statement

(2)	Consists of 97,264 shares of common stock.
(3)
Consists of (i) 51,188 shares of common stock, (ii) 220,000 shares of common stock subject to options that are exercisable within 60 days of March 31, 2023, and (iii) 19,185 shares of common stock subject to RSUs that vest within 60 days of March 31, 2023.

(4)
Consists of (i) 228,899 shares of common stock held of record by Mr. Gretsch, (ii) 716,795 shares of common stock held by a trust for the benefit of Mr. Gretsch, (iii) 723,238 shares of common stock held of record in a trust for the benefit of Mr. Gretsch and his spouse, (iv) 25,944 shares of common stock held of record by a trust for the benefit of Mr. Gretsch's children, and (v) 1,131,592 shares of common stock held of record by a limited partnership controlled by Mr. Gretsch.

(5)
Consists of (i) 44,195 shares of common stock held of record by Mr. Harvey, (ii) 813,992 shares of common stock held of record by the Harvey Family Trust DTD 12/15/2000, of which Mr. Harvey is trustee, and (iii) 1,751,315 shares of common stock held of record by a limited liability company controlled by Mr. Harvey.

(6)
Consists of (i) 12,330 shares of common stock held of record by Mr. Layton, (ii) 3,971,975 shares of common stock held of record by Thomas H. Layton or Gabrielle M. Layton, or their successors, as trustees of the Layton Community Property Trust dated November 29, 1999, as amended, and (iii) 135,911 shares of common stock held of record by the Thomas H. Layton Separate Property Trust dtd 11/29/99, of which Mr. Layton serves as trustee.

(7)
Consists of (i) 384,096 shares of common stock held of record by the Nelson Family Trust and (ii) 295,000 shares of common stock subject to stock options held by Ms. Nelson that are exercisable within 60 days of March 31, 2023.

(8)	Represents 29,018 shares of common stock.
(9)	Consists of (i) 36,695 shares of common stock and (ii) 150,527 shares of common stock subject to options that are exercisable within 60 days of March 31, 2023.
(10)	Represents 18,928 shares of common stock.
(11)
Consists of (i) 11,137,805 shares of common stock, (ii) 927,236 shares of common stock subject to stock options that are exercisable within 60 days of March 31, 2023 held by our executive officers and directors as a group, and (iii) 62,377 shares of common stock subject to RSUs that vest within 60 days of March 31, 2023 held by our executive officers and directors as a group. Does not include Ms. Gessert, as her employment with the Company began after March 31, 2023.

(12)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 9, 2023 by The Vanguard Group. The Schedule 13G/A indicated that The Vanguard Group had shared voting power over 203,757 shares, sole dispositive power over 10,787,378 shares, and shared dispositive power over 318,080 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(13)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 1, 2023 by BlackRock, Inc. The Schedule 13G/A indicated that BlackRock, Inc. had sole voting power over 8,612,405 shares of our common stock and sole dispositive power over 8,750,581 shares of our common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(14)
Based solely on information contained in a Schedule 13G filed with the SEC on February 13, 2023 by Capital International Investors. The Schedule 13G indicated that Capital International Investors had sole voting and dispositive power over 7,150,413 shares of our common stock. The address of Capital International Investors is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071.

(15)
Based solely on information contained in a Schedule 13G filed with the SEC on January 23, 2023 by Baillie Gifford & Co. The Schedule 13G indicated that Baillie Gifford & Co. had sole voting power over 5,345,049 shares of our common stock and sole dispositive power over 6,807,024 shares of our common stock. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK.

2023 Proxy Statement 43

Executive Officers and Key Employees
The names, ages, and positions of our executive officers and key employees as of March 31, 2023 (except as otherwise indicated) are shown below.
Name	Age	Position
Executive Officers:
Hayden Brown	41	President, Chief Executive Officer, and Director
Erica Gessert(1)	48	Chief Financial Officer
Eric Gilpin	44	Chief Sales Officer
Key Employees:
Brian Levey	55	Chief Business Affairs and Legal Officer & Secretary
Sunita Solao(2)	47	Chief People Officer
Melissa Waters	46	Chief Marketing Officer
(1)	Ms. Gessert’s employment with the Company began on April 25, 2023.
(2)	Ms. Solao’s employment with the Company began on April 25, 2023.
Our board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any of our other directors or executive officers.
For information regarding Ms. Brown, please refer to Proposal 1 above.

Erica Gessert has served as our Chief Financial Officer since April 2023. Prior to joining us, Ms. Gessert served in a number of senior executive finance roles for PayPal Holdings, Inc., a digital payments and commerce company, including as Chief Transformation Officer from January 2022 to March 2023, Senior Vice President of Finance & Analytics from June 2019 to January 2022, and Vice President of Finance & Analytics from March 2017 to June 2019. Before joining PayPal Holdings, Inc. in 2015, Ms. Gessert served in a variety of roles for Sprint Corporation, a communications company, from 2009 to 2014, including as Vice President of Finance Operations, Postpaid Marketing and Chief Financial Officer, Sprint Prepaid from 2013 to 2014 and as Director of Investor Relations from 2011 to 2013. From 2007 to 2009, Ms. Gessert served as Director of Investor Relations for Virgin Mobile USA, Inc., a wireless communications company. Ms. Gessert studied Economics and Philosophy at Reed College.

Erica Gessert

Eric Gilpin has served as our Chief Sales Officer since February 2022. Prior to that, Mr. Gilpin served as our Senior Vice President, Sales from April 2016 to February 2022. Prior to joining us, Mr. Gilpin served in a variety of roles for CareerBuilder, LLC, a human capital software provider and online employment website, including as President of Vertical Sales from September 2014 to March 2016, President of Staffing and Recruiting from November 2009 to September 2014, and Director of National Accounts from April 2004 to November 2009. Mr. Gilpin holds an M.B.A. from the Southern Methodist University’s Cox School of Business.

Eric Gilpin
44 2023 Proxy Statement

Key Employees

Brian Levey has served as our Chief Business Affairs and Legal Officer and Secretary since October 2017. Prior to that, Mr. Levey served as our Chief Financial Officer from June 2015 to October 2017, as well as our General Counsel and Secretary since our inception in March 2014. Mr. Levey served as Vice President, General Counsel and Secretary of oDesk from June 2013 to March 2014. Prior to joining us, Mr. Levey served in a variety of roles at eBay Inc., including as Vice President, Deputy General Counsel and Assistant Secretary from 2006 to 2013, and, from 2000 to 2006, he served in increasingly senior legal roles at eBay Inc. He also previously served as Vice President, Legal at Metro-Goldwyn-Mayer Studios. Mr. Levey began his legal career with Latham & Watkins LLP. Mr. Levey holds an A.B. in Economics from Stanford University and a J.D. from Stanford Law School.

Brian Levey

Sunita Solao has served as our Chief People Officer since April 2023. Previously, she served as Vice President, People at Convoy, Inc., a digital freight network company, from October 2020 to May 2022. Prior to Convoy, Ms. Solao led the People team for Airbnb, Inc.’s Homes Business Division. Ms. Solao was at Airbnb, Inc. from May 2014 to September 2020. Before joining Airbnb, Inc., Ms. Solao was at eBay Inc., a global ecommerce company, from 2009 to 2014 where she held several human resources leadership roles. Ms. Solao holds a B.E. in Chemical Engineering from the Birla Institute of Technology and Science, Pilani, an M.B.A. in Human Resource Management from the University of Wisconsin-Madison, and an M.B.A. in Human Resources Management from Symbiosis International University.

Sunita Solao

Melissa Waters has served as our Chief Marketing Officer since December 2021. Prior to joining us, Ms. Waters served as Global Vice President of Marketing, Instagram, at Meta Platforms, Inc. from June 2020 to December 2021. Prior to joining Meta, Ms. Waters served as Chief Marketing Officer at Hims and Hers Health, Inc., a telehealth company, from April 2019 to May 2020, as VP, Marketing at Lyft, Inc., from October 2016 to November 2018, and a variety of roles in brand and marketing at Pandora Media, Inc., a streaming radio service, from December 2011 to October 2016, including VP, Brand and Product Marketing. Ms. Waters holds a B.A. from the University of Houston and an M.B.A. from Babson College.

Melissa Waters
2023 Proxy Statement 45

Executive Compensation
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2022 and provides an overview of our executive compensation philosophy, including our principal compensation policies and practices. In addition, it analyzes how and why the compensation committee of our board of directors made the specific compensation decisions for our principal executive officer, our former principal financial officer, and the executive officer (other than our principal executive officer and former principal financial officer) who was our most highly compensated executive officer at the end of 2022, whom we refer to collectively as our Named Executive Officers.
For 2022, our Named Executive Officers were:
•	Hayden Brown, our President and Chief Executive Officer, who we refer to as our CEO;
•	Jeff McCombs, our former Chief Financial Officer; and
•	Eric Gilpin, our Chief Sales Officer.
Executive Transitions During 2022
Mr. McCombs’s final day as our Chief Financial Officer was December 31, 2022. On September 21, 2022, we entered into a Transition and Separation Agreement with Mr. McCombs, which is described in more detail below.
Compensation Discussion and Analysis Roadmap
Executive Summary Summary of our key business and performance highlights, how we determine pay, stockholder outreach and engagement, and responsiveness to feedback	46
Executive Compensation Philosophy and Objectives Description of our compensation philosophy and program	51
Compensation-Setting Process How the compensation committee oversees our compensation program	52
Compensation Elements Summary of our compensation program components and changes for 2023	57
Other Compensation Elements Information on employee arrangements, additional policies, and tax and accounting considerations	65
Executive Summary
Who We Are
We operate the world’s largest work marketplace that connects businesses with independent talent from across the globe, as measured by GSV. During the year ended December 31, 2022, our work marketplace enabled $4.1 billion of GSV. We serve as a powerful discovery engine for talent, helping independent professionals and agencies find rewarding, engaging, and flexible work, as well as market their services and build their book of business. Talent benefit from access to quality clients and secure and timely payments while enjoying the freedom to run their own businesses, create their own schedules, and work from their preferred locations. Moreover, talent have real-time visibility into opportunities that are in high demand so that they can invest their time and focus on developing sought-after skills. For clients, our work marketplace provides fast, secure, and efficient access to high-quality talent with more than 10,000 skills across more than 125 categories.
Talent includes independent professionals and agencies of varying sizes and is an increasingly sought-after, critical, and expanding segment of the global workforce.
46 2023 Proxy Statement

Key 2022 Business Highlights
In 2022, we generated strong operational and financial results while advancing valuable strategic initiatives. Key business highlights from 2022 include:
Performance Highlights
Growing Our Work Marketplace	GSV grew to $4.1 billion, a 16% year-over-year increase
Generating Strong Growth	Generated more than $618 million of revenue, a 23% year-over-year increase
Expanding Our Active Client Base(1)	Expanded the number of active clients by 6% year-over-year to approximately 814,000(2) while increasing GSV per active client 10% year-over-year to $5,045 in the fourth quarter of 2022
(1)
We define an active client as a client that has had spend activity on our work marketplace during the 12 months preceding the date of measurement. GSV per active client is calculated by dividing total GSV during the four quarters ended on the date of measurement by the number of active clients at the date of measurement.

(2)	As of December 31, 2022.
Strategic Highlights
Launching a New Generation of Leadership	Continued to invest in the top talent necessary to drive our long-term success
Innovating the Work Marketplace
Developed an end-to-end solution that makes full-time hiring easily available to all clients

Launched Project Catalog Consultations and Project Tiers, Contract Workroom, MyStats, a Rate Calculator, enhancements to our Enterprise Suite, and paid promotional products such as Availability Badges and Boosted Proposals

Announced a partnership with Credly, a leading digital credential platform, to expand the number and breadth of certifications that can be verified on Upwork

Evangelizing the Work Marketplace
Increased our investment in brand marketing, underscoring our conviction that this is a moment in time in which we can influence users meaningfully. In 2023, we plan to reduce our investment in brand marketing given our efforts to become more efficient in the current macroeconomic environment

Launched our new campaign, “This Is How We Work Now,” with the goal of helping companies realize that “whom” you work with is a much more powerful work transformation than “where” work gets done

Also launched Upwork Academy to help improve and diversify the skill set of talent on the platform and announced Opportunity Unlimited to connect professionals displaced from Ukraine with remote work opportunities

Scaling the Work Marketplace	Increased the number of clients spending $1 million or more on our work marketplace by 45% compared to 2021
2023 Proxy Statement 47

We monitor GSV as a key financial and operational metric to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. GSV is an important metric because it represents the amount of business transacted through our work marketplace. Moreover, we believe revenue is the primary measure of the performance of our business, as it provides comparability against competitors and is aligned to our strategic focus on growth objectives.

2022 Core Compensation Elements

Generally, our executive compensation program consists of three principal elements—annual base salary, annual bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards:
Compensation Elements	Key Components	Objective and Alignment to Strategy
Base Salary	• Fixed cash	• Attract and retain top talent through market-competitive salary levels that are commensurate with the executive’s role and responsibility
Annual Bonus	• Variable payout based on performance against pre-established targets	• Incentivize achievement of annual business objectives and reward short-term performance • Compensation Program Revenue performance metric aligns compensation with strategic growth
48 2023 Proxy Statement

Compensation Elements	Key Components	Objective and Alignment to Strategy
Long-Term Equity Incentives	• Time-based RSU awards, which vest over four-year period • PSU awards, which are subject to both performance-based and time-based vesting requirements
• Align the interests of executives with stockholders

• Motivate long-term sustainable value creation

• Promote retention of top talent

• Incentivize achievement of annual business objectives and reward long-term performance

• Compensation Program Revenue performance metric aligns
compensation with strategic growth

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on at least an annual basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following summarizes our executive compensation and related policies and practices:
Our Approach
Maintain an independent compensation committee and advisors
Conduct an annual executive compensation review
Emphasize a “pay-for-performance” philosophy
Maintain stock ownership guidelines for our Named Executive Officers and members of our board of directors
Maintain a compensation recoupment and forfeiture, or clawback, policy
Ensure succession planning
Practices We Avoid
Do not use “single-trigger” change in control benefits for our Named Executive Officers
Do not offer executive retirement plans
Prohibit hedging of our equity securities by our employees, including our Named Executive Officers, and the members of our board of directors
Do not provide reimbursements or “gross ups” for excise tax payments
Do not provide excessive perquisites for our Named Executive Officers
Advisory Vote on Named Executive Officer Compensation and Stockholder Engagement
At our 2022 annual meeting of stockholders, we held a non-binding, advisory Say-on-Pay vote on the compensation of our 2021 Named Executive Officers. Approximately 70.9% of the votes cast (for and against) approved our Say-on-Pay proposal for the 2021 fiscal year. Our board of directors noted that stockholder support for such Say-on-Pay vote was substantially lower than the 96.3% support for the Say-on-Pay vote at our annual meeting of stockholders in 2021.
2023 Proxy Statement 49

In response to the decline in support, our board of directors and management team led a dedicated effort in the second half of 2022 to engage with our largest stockholders to discuss topics related to our executive compensation program and their votes on our Say-on-Pay proposal. Our strategy, the composition of the board of directors, corporate governance, and environmental and social practices were also discussed.
The compensation committee chair and the audit committee chair participated in select meetings and engaged directly with stockholders about the foregoing topics. A summary of such stockholder outreach and engagement efforts is included in the graphic below.
Stockholder Engagement

Source: Capital IQ; representing percentage of outstanding shares as of January 17, 2023, based on the latest ownership filings.
Overall, the feedback we heard from our stockholders was supportive of our broad executive compensation practices and such stockholders did not request any significant changes to our ongoing compensation program. Nearly all of the stockholders with which we spoke that voted against our Say-on-Pay proposal in 2022 attributed their votes to the CEO Performance Award that the compensation committee granted in 2021. A summary of the CEO Performance Award can be found under the heading “Chief Executive Officer Performance Award” in our 2022 proxy statement filed with the SEC on April 19, 2022. However, most stockholders noted that they understood and supported the compensation committee’s rationale for the award: to retain and motivate our CEO amid a very competitive market for executive talent in the technology industry. Furthermore, stockholders recognized the performance criteria associated with the CEO Performance Award were very rigorous and that the award would result in realized compensation for our CEO only if stockholders also realized significant value in the form of stock price appreciation. Stockholders were clear that they did not expect us to revisit or revise the CEO Performance Award; however, some stockholders inquired about whether this type of award would be granted as a regular feature of our ordinary-course executive compensation program, noting their general opposition to one-time awards and their expectation that they be used only in rare circumstances where the compensation committee has a compelling rationale.
Stockholders also expressed support for our increase in the percentage allocation of PSU awards in our long-term incentive compensation program in 2022. This change had been made, in part, in response to stockholder feedback.
In February 2023, the compensation committee increased the percentage allocation of PSUs that comprise Mr. Gilpin’s long-term incentive compensation opportunity. The compensation committee believes this helps incentivize long-term value creation and strong financial performance and further align Mr. Gilpin’s compensation with the interests of our stockholders. Beginning in 2023, all of our Named Executive Officers' target PSU allocations will make up at least half of their overall goal long-term incentive opportunity.
Our board of directors and the compensation committee will continue to consider the result of the Say-on-Pay vote, as well as feedback received throughout the year, when making compensation decisions for our Named Executive Officers, as we value our stockholders’ opinions. In addition, consistent with the recommendation of our board of directors and the preference of our stockholders as reflected in the non-binding, advisory vote on the frequency of future Say-on-Pay votes held at our 2020 annual meeting of stockholders, we intend to hold a Say-on-Pay vote every year. This policy will remain in effect until the next stockholder vote on the frequency of non-binding, advisory votes on the compensation of our Named Executive Officers, which is expected to be held at the 2026 annual meeting of stockholders.
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Executive Compensation Philosophy and Objectives
Our executive compensation philosophy is to provide a competitive compensation program that attracts and retains talented executives, including our Named Executive Officers, and to motivate and reward them to meet or exceed our short-term and long-term strategic objectives while simultaneously creating sustainable long-term value for our stockholders. We strive to create an executive compensation program that is competitive, rewards achievement of our strategic objectives, and aligns our executives’ interests with those of our stockholders. Consistent with this philosophy, we designed our executive compensation program to achieve the following primary objectives:
Compensation Philosophy and Objectives
We aim to attract, motivate, incentivize, and retain employees at the executive level who contribute to our long-term success
We provide competitive compensation packages to our executives
We reward the achievement of our business objectives
We effectively align employee interests with those of our stockholders by focusing on long-term incentive compensation in the form of equity awards that correlate with the growth of sustainable long-term value for our stockholders

We structure the annual compensation of our Named Executive Officers using three principal elements: annual base salary, annual performance bonus opportunities, and long-term incentive compensation opportunities in the form of equity awards. We design our executive compensation program to balance the goals of attracting, motivating, rewarding, and retaining our Named Executive Officers with the goal of promoting the interests of our stockholders by aligning the interests of our Named Executive Officers and stockholders and linking pay with performance. We therefore seek to ensure that a meaningful portion of our Named Executive Officers’ annual target total direct compensation opportunity is “at-risk” and variable in nature.
To date, we have emphasized variable “at-risk” compensation through two separate compensation elements. First, we provide the opportunity to earn short-term incentives, either through participation in our annual performance bonus plan or, in the case of Mr. Gilpin, a sales compensation plan. The annual performance bonus plan provides payments if our Named Executive Officers produce short-term results that meet or exceed certain pre-established annual financial targets in effect as determined from time to time by us and approved by the compensation committee. The sales compensation plan for Mr. Gilpin provides payments as described in “Sales Compensation Plan for Mr. Gilpin” below. In addition, we grant PSU awards and RSU awards to our Named Executive Officers, the value of which depends on both our short-term and long-term financial performance, which influences the value of our common stock, thereby incentivizing our Named Executive Officers to build sustainable long-term value for the benefit of our stockholders.
Through the use of these variable pay elements, a substantial portion of our Named Executive Officers’ annual target total direct compensation varies based on our performance, with the value ultimately received subject to variability above or below target levels commensurate with our actual performance. We believe this compensation program design provides balanced incentives for our Named Executive Officers to meet our business objectives and drive long-term growth. The compensation committee aims to maintain an appropriate “pay-for-performance” alignment with an emphasis on long-term stockholder value creation.
We have not adopted policies or established guidelines for allocating compensation between current and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. As our needs evolve and as circumstances require, we intend to reevaluate our executive compensation philosophy, primary objectives, and program design.
Finally, we use equity incentives as part of our broad-based compensation program to foster a culture of ownership and shared success among our employees. Please see page 49 of our 2022 Impact Report, which
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is available on our ESG Reports Hub on our website at upwork.com/about/our-impact/reports-hub, for details regarding the distribution of equity incentives and stock ownership across our employee base. The information contained in our 2022 Impact Report is not intended to be incorporated into this Proxy Statement.
Compensation-Setting Process
01 Annual Review	02 Discussion and Compensation Setting	03 Ongoing Dialogue
The compensation committee conducts an annual evaluation of our executive compensation program and Named Executive Officers’ compensation to determine potential changes for the next fiscal year

Process includes reviewing compensation information for peer companies and broad-based compensation surveys to understand market compensation levels

Our CEO reviews the performance of our other Named Executive Officers based on their performance overall and against business objectives established for them for the prior year, and then shares these evaluations with, and makes recommendations to, the compensation committee

The compensation committee reviews and discusses CEO recommendations and, in consultation with the compensation consultant, sets the compensation opportunity for each Named Executive Officer

Our CEO attends meetings of the board of directors and the compensation committee at which executive compensation matters are addressed, except for discussions involving her own compensation

The compensation consultant attends the meetings of the compensation committee as requested

Role of the Compensation Committee
The compensation committee has the overall responsibility for overseeing our compensation and benefits plans, policies, and practices generally and with respect to our Named Executive Officers.
In carrying out its responsibilities, the compensation committee evaluates our compensation policies and practices for alignment with our executive compensation philosophy, develops compensation-related strategies, makes decisions that it believes further our philosophy and/or align with compensation best practices, and reviews the performance of our Named Executive Officers when making decisions about their compensation.
Each year, the compensation committee conducts an evaluation of our executive compensation program to determine if any changes are appropriate. The compensation committee also conducts an annual review of the compensation arrangements of our Named Executive Officers, typically during the first quarter of the fiscal year. The compensation committee’s authority, duties, and responsibilities are further described in its charter, which is reviewed annually by the compensation committee and revised as warranted. The charter is available in the “Investor Relations” section of our website, which is located at investors.upwork.com, by clicking on “Documents & Charters” in the “Governance” section of the website.
In making its decisions, including with respect to the compensation of our Named Executive Officers, the compensation committee retains a compensation consultant (as described in “Role of Compensation Consultant” below) to provide support in its review and assessment of our executive compensation program.
Setting Target Total Direct Compensation
Typically, during the first quarter of the fiscal year or more frequently as warranted, the compensation committee reviews the annual base salary levels, annual performance bonus opportunities, and long-term incentive compensation opportunities of our Named Executive Officers and all related performance criteria. Adjustments are generally effective at the beginning of the fiscal year or at the time of a promotion, as the case may be.
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The compensation committee does not establish a specific target for formulating the target total direct compensation opportunities of our Named Executive Officers. Instead, in consultation with its compensation consultant, Compensia, Inc., which we refer to as Compensia, the compensation committee weighs various considerations, including the following:
•	our executive compensation program objectives;
•	our performance against the financial, operational, and strategic objectives established by the compensation committee and our board of directors;
•
each individual Named Executive Officer’s knowledge, skills, experience, qualifications, tenure, and scope of roles and responsibilities relative to other similarly situated executives at the companies in our compensation peer group and in selected broad-based compensation surveys;

•
the prior performance of each individual Named Executive Officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	the potential of each individual Named Executive Officer to contribute to our long-term financial, operational, and strategic objectives;
•	our CEO’s compensation relative to that of our other Named Executive Officers, and compensation parity among our Named Executive Officers;
•	our financial performance relative to our compensation and performance peers;
•
the compensation practices of the companies in our compensation peer group and in selected broad-based compensation surveys and the positioning of each Named Executive Officer’s compensation in a ranking of peer company compensation levels based on an analysis of competitive market data; and

•	the recommendations of our CEO with respect to the compensation of our Named Executive Officers (except with respect to her own compensation).
These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each Named Executive Officer. No single factor is determinative in setting compensation levels, nor is the impact of any individual factor on the determination of pay levels quantifiable.
The compensation committee does not engage in formal benchmarking against other companies’ compensation programs or practices to establish our compensation levels or make specific compensation decisions with respect to our Named Executive Officers. The compensation committee believes that overreliance on benchmarking can result in compensation that is unrelated to the value actually delivered by our Named Executive Officers because compensation benchmarking does not take into account the specific performance of the Named Executive Officers or our relative size and performance.
Instead, in making its determinations, and in consultation with the compensation consultant, the compensation committee reviews compensation information for a representative group of peer companies to the extent that the executive positions at these companies are considered comparable to our executive officers’ positions and informative of the competitive environment. The compensation committee also reviews broad-based compensation surveys to understand market compensation levels. These principles and processes apply to both cash and equity-based compensation awards granted under our executive compensation program.
Role of Management
In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Our management assists the compensation committee by providing information on corporate and individual performance and management’s perspective on compensation matters. The compensation committee solicits and reviews our CEO’s proposals with respect to program structures, as
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well as our CEO’s recommendations for adjustments to annual cash compensation, long-term incentive compensation opportunities, and other compensation-related matters for our Named Executive Officers (except with respect to her own compensation) based on our CEO’s evaluation of their performance for the prior year.
At the beginning of each year, our CEO reviews the performance of our other Named Executive Officers based on their overall performance and performance against business objectives established for them for the prior year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation as described above. The annual business objectives for each Named Executive Officer are developed through mutual discussion and agreement between our CEO and the Named Executive Officers and are also reviewed with our board of directors.
The compensation committee reviews and discusses our CEO’s recommendations and considers them as one factor in determining and approving our Named Executive Officers’ compensation. Our CEO also attends meetings of the board of directors and the compensation committee at which executive compensation matters are addressed, except for discussions involving her own compensation.
Competitive Positioning
The compensation committee believes that peer group comparisons are useful guides to measure the competitiveness of our executive compensation program and related policies and practices. To assess our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a select group of peer companies.
This compensation peer group consists of technology companies that are similar to us in terms of revenue, market capitalization, and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the compensation committee considers, however, in making its compensation decisions for our Named Executive Officers.
In February 2022, the compensation committee used the compensation peer group set forth below to analyze the compensation of our then-Named Executive Officers and make its initial compensation decisions for the year. This compensation peer group, which was developed in July 2021 with the assistance of Compensia after conducting a thorough review of our then-compensation peer group, was comprised of publicly traded technology companies against which we compete for executive talent. In evaluating the companies comprising the compensation peer group, Compensia specifically considered and weighed the following primary criteria, among other factors:
Primary Criteria for Peer Group Selection—July 2021
Geography and Public Company Status	Publicly traded companies primarily headquartered in the United States and traded on a major U.S. stock exchange
Industry	Software and internet companies with a focus on online marketplaces
Revenue
Similar revenue to ours–within a range of approximately 0.5x to approximately 2.0x our revenue (based on the then-last four fiscal quarters) of approximately $404 million (approximately $200 million to approximately $810 million)

Market Capitalization
Similar market capitalization to ours–within a range of approximately 0.33x to approximately 3.0x our then 30-day market capitalization of approximately $6.7 billion (approximately $2.2 billion to approximately $20.1 billion)

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As a result, the compensation committee approved an updated compensation peer group consisting of the following companies:
2022 Peer Group
Alteryx	Chegg	Q2 Holdings
Anaplan	Everbridge	Redfin
AppFolio	Fastly	Revolve Group
Appian	Fiverr International	Shutterstock
Asana	LivePerson	Smartsheet
BlackLine	Magnite	Stamps.com
CarGurus	Paylocity
Seven companies, Benefitfocus, Cars.com, EverQuote, Quotient Technology, The RealReal, TrueCar, and Yext, were removed from our compensation peer group because their market capitalization was no longer within our targeted market capitalization range; two companies, Eventbrite and TechTarget, were removed because their revenue was no longer within our targeted revenue range; and one company, Pluralsight, was removed because it had been acquired. The following 11 companies were added to our peer group on the basis of their similarity to us in size, revenue, market capitalization, and industry sector: Alteryx, Anaplan, Asana, BlackLine, Chegg, Everbridge, Fastly, Paylocity, Q2 Holdings, Revolve Group, and Smartsheet.
	Upwork	2022 Peer Group Median
Total Revenue ($ millions)(1)	404	422
Market Capitalization ($ millions)(2)	6,687	6,020
(1)	Total revenue measured as of June 2021 and reflects the most recently reported four fiscal quarters.
(2)	Market capitalization measured based on the average of the 30 trading-day period ended July 13, 2021.
The compensation committee used data drawn from the companies in our compensation peer group, as well as data from a custom data cut of 68 U.S.-based software companies with revenues ranging from approximately $200 million to approximately $810 million and market capitalizations ranging from approximately $2.2 billion to approximately $20.1 billion (including peer company participants) drawn from the Radford Global Technology Survey database, to evaluate the competitive market when determining the total direct compensation packages for our Named Executive Officers, including annual base salary, target annual performance bonus opportunities, and long-term incentive compensation opportunities. All of the compensation peer group companies that participate in the Radford Global Technology survey were included in the custom data cut.
This compensation peer group was used by the compensation committee for most of 2022 as a reference for understanding the competitive market for executive positions in our industry sector.
The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Role of Compensation Consultant
The compensation committee engages an external compensation consultant to assist it by providing information, analysis, market compensation data, and other advice for our executive compensation program and the decisions resulting from its annual executive compensation review. The compensation consultant reports directly to the compensation committee and its chair and serves at the discretion of the compensation committee, which reviews the engagement annually.
In 2022, the compensation committee again engaged Compensia to serve as its compensation consultant to advise on executive compensation matters.
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During 2022, Compensia attended the meetings of the compensation committee (both with and without management present) as requested and provided various services, which included the following:
•	consultation with the compensation committee chair and other members between compensation committee meetings;
•	review, research, and updating of our compensation peer group;
•
an analysis of competitive market data for our executive positions, including our Named Executive Officer positions, and an evaluation of how the compensation we pay our executives compares both to our performance and to how the companies in our compensation peer group and/or selected broad-based compensation surveys compensate their executives;

•	review and an analysis of the base salary levels, annual bonus opportunities, and long-term incentive compensation opportunities of our executives, including our Named Executive Officers;
•	an assessment of the risk profile of our executive compensation program;
•	an analysis of a competitive market strategy and the development of equity award guidelines for our broad-based employee population;
•	an executive compensation program overview;
•	a review of compensation for the audit committee;
•	an evaluation of compliance with the CEO pay ratio and the new pay versus performance disclosure requirements;
•
an analysis of competitive market data for the non-employee members of our board of directors and evaluation of how the compensation we pay the non-employee members of our board of directors compares to how the companies in our compensation peer group compensate the non-employee members of their boards of directors;

•	a review of competitive practices for stock ownership guidelines;
•	an update on regulatory developments and market trends; and
•	review of best practices in equity compensation, including strategies to mitigate the equity burn rate and reduce dilution and better utilize equity to execute on Upwork’s equity compensation goals.
The terms of Compensia’s engagement include reporting directly to the compensation committee chair. Compensia also coordinated with our management for data collection and job matching for our executives. In 2022, Compensia did not provide any other services to us.
The compensation committee has evaluated its relationship with Compensia to ensure that it believes that such firm is independent from management. This review process included a review of the services that Compensia provided, the quality of those services, and the fees associated with the services provided during 2022. Based on this review, as well as consideration of the factors affecting independence set forth in Exchange Act Rule 10C-1(b)(4), Rule 5605(d)(3)(D) of the Nasdaq Marketplace Rules, and such other factors as were deemed relevant under the circumstances, the compensation committee evaluated Compensia’s independence and determined that no conflict of interest has arisen as a result of the work performed by Compensia.
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Compensation Elements
Annual Base Salary
Annual base salary represents the fixed portion of the compensation of our Named Executive Officers and is an important element of compensation intended to attract and retain highly talented individuals. Generally, we use base salary to provide each Named Executive Officer with a specified level of cash compensation during the year with the expectation that he or she will perform his or her responsibilities to the best of his or her ability and in our best interests.
Generally, we establish the initial base salaries of our Named Executive Officers through arm’s-length negotiation at the time of hire, taking into account the individual’s position, qualifications, experience, competitive market data, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our Named Executive Officers each year as part of its annual compensation review, with input from our CEO (except with respect to her own base salary) and Compensia, and makes adjustments as it determines to be reasonable and necessary to reflect the scope of a Named Executive Officer’s performance, individual contributions and responsibilities, position in the case of a promotion, target total direct compensation opportunity, and market conditions.
In February 2022, the compensation committee reviewed the annual base salaries of our then-Named Executive Officers after considering a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to her own base salary), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the compensation committee increased the annual base salary of each of our then-Named Executive Officers, largely in recognition of the highly competitive and challenging marketplace for skilled and seasoned executive officers.
Our then-Named Executive Officers’ base salaries were as follows:
Named Executive Officer	2021 Base Salary ($)	2022 Base Salary ($)	Percentage Increase (%)
Hayden Brown	500,000	550,000	10.0
Jeff McCombs	415,000	500,000	20.5
Eric Gilpin	365,000	412,000	12.9
The 2022 Base Salary rates set forth in the table above were determined in February 2022 but retroactively effective January 1, 2022.
The base salaries paid to our Named Executive Officers during 2022 are set forth in the “2022 Summary Compensation Table” below.
Annual Performance Bonus
We use an annual performance bonus plan to motivate our employees, including our Named Executive Officers (other than Mr. Gilpin, our Chief Sales Officer, who participates in a separate sales compensation plan described in “Sales Compensation Plan for Mr. Gilpin” below), to achieve our annual business goals as reflected in our annual operating plan. Typically, our board of directors or the compensation committee approves our annual bonus plan, including the performance criteria, during the first quarter of the year. In February 2022, the compensation committee approved the 2022 performance criteria, bonus pool, and other terms under our annual performance bonus plan, the Upwork Inc. Performance Bonus Plan, which we refer to as the 2022 Performance Bonus Plan, to provide annual bonus awards for our employees, including certain of our Named Executive Officers, and set the target annual bonus opportunities for the members of our leadership team, including our Named Executive Officers, who were participants in the 2022 Performance Bonus Plan.
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The compensation committee served as the administrator of the 2022 Performance Bonus Plan. Our board of directors and the compensation committee have the authority to amend or terminate the plan at any time and for any reason, provided that any amendment, suspension, or termination of the plan will not, without a participant’s consent, alter or impair any rights or obligations under any earned award of such participant.
Target Annual Bonus Opportunities
In February 2022, the compensation committee reviewed the target annual bonus opportunities of our Named Executive Officers who were participants in the 2022 Performance Bonus Plan after considering a competitive market analysis prepared by Compensia and the recommendations of our CEO (except with respect to her own target annual bonus opportunity), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Following this review, the compensation committee determined to maintain the percentage target annual bonus opportunities of our Named Executive Officers at their 2021 levels. Recognizing that the combination of maintaining Named Executive Officer 2021 target annual bonus opportunity percentages and increasing base salaries positioned Named Executive Officer target total cash compensation opportunities at levels that were in the top quartile of the competitive marketplace, the compensation committee determined that this result was appropriate given the highly competitive and challenging marketplace for skilled and seasoned executive officers.
Our Named Executive Officers’ target annual bonus opportunities (other than Mr. Gilpin), as determined in February 2022, were as follows:
Named Executive Officer	2022 Target Annual Bonus Opportunity (as a percentage of base salary)	2022 Target Annual Bonus Opportunity ($)
Hayden Brown	100%	550,000
Jeff McCombs	80%	400,000
These target annual bonus opportunities were effective January 1, 2022.
Corporate Performance Criteria
In February 2022, the compensation committee selected Compensation Program Revenue as the performance measure for the 2022 Performance Bonus Plan. For this purpose, “Compensation Program Revenue” meant the sum of (i) our “managed services revenue” for the fiscal year ending December 31, 2022, which we refer to as the Performance Period, less the “costs of talent services to deliver managed services” for the Performance Period plus (ii) “marketplace revenue” for the Performance Period, in each case as reported in our Annual Report on Form 10-K filed with the SEC for our fiscal year ending December 31, 2022. The computation of the Compensation Program Revenue target achievement was to be determined in our sole discretion, as approved by the compensation committee. We used Compensation Program Revenue as the performance measure for the 2022 Performance Bonus Plan to account for clients that may switch mid-year to utilizing our managed services offering so that the achievement of bonus opportunities under our bonus plan are not impacted by the differing GAAP reporting standards for our marketplace offering, which are reported on a “net” basis under GAAP, and our managed services offering, which are reported on a “gross” basis under GAAP. As a result, participants are not able to achieve performance levels under the 2022 Performance Bonus Plan solely as a result of a client changing from our marketplace offering to managed services offerings mid-year.
Compensation Program Revenue is not a financial measure prepared in accordance with generally accepted accounting principles, which we refer to as GAAP. For more information on how we compute this non-GAAP financial measure and a reconciliation to the most directly comparable financial measure prepared in accordance with GAAP, please refer to “Appendix B: Reconciliation of Non-GAAP Financial Measures” in this Proxy Statement.
The compensation committee consistently reviews an array of potential performance measures to determine the appropriate metrics to drive and evaluate the strategic success of our business. The compensation committee selected Compensation Program Revenue as the sole performance measure for the 2022 Performance Bonus Plan because, in its view, it was most consistent with our near-term objective of driving
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revenue growth. In 2021, we used revenue as the sole performance measure for our bonus plan because revenue growth was the primary focus of our 2021 annual operating plan. Similarly, the compensation committee believed that our Compensation Program Revenue performance alone would be the best indicator of our successful execution of our business plan in 2022. For purposes of the 2022 Performance Bonus Plan, the compensation committee set the following performance levels for our Compensation Program Revenue performance for 2022:
•	If our Compensation Program Revenue for 2022 was at or below $538,600,000, there would be no payout under the 2022 Performance Bonus Plan;
•
If our Compensation Program Revenue for 2022 equaled $588,600,000, our eligible Named Executive Officers would receive a bonus payout equal to 100% of their target annual bonus opportunity under the 2022 Performance Bonus Plan;

•
If our Compensation Program Revenue for 2022 equaled or exceeded $638,600,000, our eligible Named Executive Officers would receive a bonus payout equal to 200% of their target annual bonus opportunity under the 2022 Performance Bonus Plan; and

•
Between the threshold Compensation Program Revenue performance level of $538,600,000 and the maximum performance level of $638,600,000, bonus payouts for our Named Executive Officers under the 2022 Performance Bonus Plan would be determined on a straight-line basis.

The target level for Compensation Program Revenue under the 2022 Performance Bonus Plan was greater than the Compensation Program Revenue earned for the prior fiscal year and represented an aggressive level of performance that the compensation committee believed our management team could achieve with diligent effort in the then-existing business environment. Further, the threshold performance level for the 2022 Performance Bonus Plan represented approximately a 14% year-over-year Compensation Program Revenue growth figure, which the compensation committee determined was appropriate for there to be any payout under the 2022 Performance Bonus Plan.
In the event of an acquisition the bonus payout percentage was to be determined using the most recent Compensation Program Revenue forecast for 2022, as approved by our board of directors, and the amount of the bonus was to be pro-rated based on the amount of base salary actually paid to a particular participant between the first date of fiscal year 2022 and the date of the acquisition.
Annual Bonus Plan Formula
The following formula was used to calculate the annual bonuses paid to participants under the 2022 Performance Bonus Plan:
Bonus Payment	=	2022 Base Salary	×	2022 Target Annual Bonus Opportunity	×	Revenue Achievement Percentage
For purposes of the 2022 Performance Bonus Plan:
•
“2022 Base Salary” meant the amount of base salary actually earned and paid to the participant during 2022, excluding (i) bonuses, commissions, overtime pay, or the value of any equity securities, or any employee benefits or other compensation paid to the participant (for example, the Section 401(k) plan employer match) and (ii) any compensation paid to a participant in respect of inactive employment by our company (for example, a leave of absence); and

•
“Revenue Achievement Percentage” meant the achievement of our Compensation Program Revenue target for 2022 expressed as a percentage calculated by measuring our 2022 Compensation Program Revenue on a straight-line basis between the threshold performance level of $538,600,000, where the Revenue Achievement Percentage would be zero, and the maximum performance level of $638,600,000, where the Revenue Achievement Percentage would be 200%; provided, however, that in no event was the Revenue Achievement Percentage to be greater than 200% or less than zero.

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Annual Bonus Payments
In February 2023, the compensation committee approved annual bonus awards to the participants in the 2022 Performance Bonus Plan, including our then-Named Executive Officers (other than Mr. Gilpin). Based on the 2022 performance criteria established by the compensation committee in February 2022, the compensation committee determined we achieved Compensation Program Revenue of $580.6 million, which was adversely affected by Russia’s invasion of Ukraine and our resulting decision to cease operations in Russia and Belarus early in the year, contributing to a Revenue Achievement Percentage of 84%. While this impact to our Compensation Program Revenue was significant and outside of management’s control, the compensation committee determined not to adjust the Compensation Program Revenue performance criteria under the 2022 Performance Bonus Plan or otherwise adjust the payments under the 2022 Performance Bonus Plan. Based on this Revenue Achievement Percentage, the following bonus was payable to Ms. Brown, who was our only Named Executive Officer who was a participant in the 2022 Performance Bonus Plan at the time the annual bonus awards were paid. Mr. Gilpin was not a participant in the 2022 Performance Bonus Plan as he participates in a separate sales compensation plan, which is described below, and Mr. McCombs was not eligible to receive an annual bonus award because his final day as our Chief Financial Officer was December 31, 2022, which was prior to the date on which the annual bonus awards were paid.
Named Executive Officer	Target Annual Bonus (as a percentage of base salary)	Target Annual Bonus ($)	Earned Annual Bonus Award ($)	Earned Annual Bonus Award (as a percentage of base salary)
Hayden Brown	100%	550,000	462,000	84%
Sales Compensation Plan for Mr. Gilpin
As our Chief Sales Officer, Mr. Gilpin’s annual cash incentive for 2022 was based on his ability to manage our sales organization to (i) achieve our annual enterprise revenue quota and reward him for growing our enterprise accounts for the year and (ii) achieve our annual enterprise sales quota and reward him for our sales team’s enterprise bookings efforts for the year. Each of these performance incentives was weighted 50% for purposes of Mr. Gilpin’s 2022 annual cash incentive. In 2022, Mr. Gilpin’s target annual cash incentive opportunity was $412,000, which was equal to 100% of his 2022 annual base salary. In addition, each performance incentive included an additional multiplier if either enterprise revenue or enterprise bookings for the year exceeded his annual quota.
•
These incentive payments were to be calculated and paid quarterly based on our actual annual enterprise revenue attainment and our actual annual enterprise bookings attainment as measured against the applicable quarterly enterprise revenue and enterprise bookings quotas, respectively, for our sales organization.

•	Mr. Gilpin’s quarterly payment was capped at 120% of his target incentive payments in the first through third quarters, with no cap on his payments for the fourth quarter.
•
Mr. Gilpin’s sales compensation plan also included additional payments if our total annual enterprise revenue for the year and total annual enterprise bookings for the year exceeded our annual enterprise revenue and annual enterprise bookings quotas, respectively.

•	To be eligible for any payment under his annual cash incentive, Mr. Gilpin had to be employed on the last calendar day of the month for which the cash incentive payment was calculated.
We are not disclosing the target level for our annual enterprise revenue quota and annual enterprise bookings quota because we believe to do so would be competitively harmful, as it would give our competitors valuable insight into our strategic and financial planning processes. However, the target performance level for each performance incentive was increased from the target performance level from the prior year, was greater than our actual performance in the prior year, and represented an aggressive level of performance that we believed Mr. Gilpin and our sales organization could achieve with diligent effort.
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For purposes of his annual cash incentive, Mr. Gilpin’s payments were calculated based on the total revenue attributable to his enterprise accounts compared to the applicable year-to-date quota and the total enterprise bookings compared to the applicable year-to-date quota. For this purpose, achievement of the quota for each quarterly measurement period (ending March 31, June 30, September 30, and December 31, 2022, respectively) meant the enterprise revenue or enterprise bookings actually attributable to the period calculated as a percentage of the quota for the period. Mr. Gilpin’s year-to-date total quota attainment was required to be greater than 50% in order to be eligible for payment. For example, if the enterprise revenue quota for the period was $1,000 and we achieved enterprise revenue for the period of $610, Mr. Gilpin would be considered to have achieved 61% of his quota. The same formula was applicable to his annual enterprise bookings quota.
In addition, in the event that the sales organization exceeded our annual enterprise revenue quota or annual enterprise bookings quota, as the case may be, in addition to his quarterly cash incentive payment, Mr. Gilpin was eligible to receive an additional payment equal to ten times (10x) attainment over the quota for the applicable annual enterprise revenue or enterprise bookings quota, as the case may be, for each performance incentive, which we refer to as the Accelerated Payment. There was no cap on the Accelerated Payment (which was payable after the end of the year) in addition to the quarterly cash incentive payments. Further, in the event that the sales organization attained between 50% and 100% of our annual enterprise revenue quota or annual enterprise bookings quota, as the case may be, Mr. Gilpin’s payment was subject to a decelerator equal to two times (2x) of each dollar not generated toward the applicable annual enterprise revenue or enterprise bookings quota, as the case may be.
In 2022, Mr. Gilpin earned an annual cash incentive payment under his sales compensation plan in the aggregate amount of $269,568, based on our actual total enterprise revenue performance and our actual enterprise bookings performance as measured against our enterprise revenue and enterprise bookings quotas for 2022. Mr. Gilpin’s annual cash incentive payment equaled approximately 65% of his 2022 target annual cash incentive opportunity.
The annual bonuses and sales compensation awarded to our Named Executive Officers for 2022 are set forth in the “2022 Summary Compensation Table” below.
Long-Term Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We use equity awards to incentivize and reward our Named Executive Officers for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our Named Executive Officers with those of our stockholders. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our Named Executive Officers to create long-term value for our stockholders. Equity awards also help us retain and reward qualified executives in a competitive market. Typically, we have granted equity awards to our Named Executive Officers as part of the compensation committee’s annual review of our executive compensation program.
For 2022, the compensation committee sought to retain, motivate, and reward our Named Executive Officers for long-term increases in the value of our common stock and, thereby, to align their interests with those of our stockholders, using both RSU awards with time-based vesting requirements that may be settled for shares of our common stock and PSU awards with performance-based vesting requirements and time-based vesting requirements that, if earned, may be settled for shares of our common stock. We grant RSU awards because they enable us to incentivize and retain our Named Executive Officers using fewer shares of our common stock than would be necessary if we used stock options and because they have value to the recipient even in the absence of stock price appreciation. In 2022, we also granted PSU awards to our Named Executive Officers to enable them to earn shares of our common stock based on certain pre-established Compensation Program Revenue targets in respect of our year ended December 31, 2022, as described below in the section titled “February 2022 Equity Awards,” as well as continued service.
To date, the compensation committee has not applied a rigid formula in determining the size and form of the equity awards to be granted to our Named Executive Officers. Instead, in making these decisions, the
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compensation committee has exercised its judgment as to the amount and form of the awards. The compensation committee considers the retention value of the equity compensation held by the Named Executive Officer, the cash compensation received by the Named Executive Officer, a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to her own equity awards), the amount of equity compensation held by the Named Executive Officer (including the current economic value of his or her unvested equity and the ability of these unvested holdings to satisfy our retention objectives), as well as the other factors described in “Compensation-Setting Process—Setting Target Total Direct Compensation” above. Based upon these factors, the compensation committee has exercised its judgment to determine the size of each award at levels it considered appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.
February 2022 Equity Awards
In February 2022, the compensation committee approved long-term incentive compensation opportunities in the form of equity awards for our Named Executive Officers in amounts that it considered to be consistent with our compensation philosophy and desired market positioning. The number of shares of our common stock subject to the RSU awards and the target number of shares subject to the PSU awards granted to our Named Executive Officers (viewed in the aggregate by value) was determined by the compensation committee based on its consideration of the factors described above. In 2022, the target number of PSUs comprised 60% of the total long-term incentive compensation opportunity of our Chief Executive Officer and 40% of the total long-term incentive compensation opportunities of Messrs. McCombs and Gilpin.
The equity awards granted to our Named Executive Officers in February 2022 were as follows:
Named Executive Officer	Restricted Stock Unit Awards (number of shares)	Performance Stock Unit Awards (target number of units)	Performance Stock Unit Awards (maximum number of units)
Hayden Brown	121,765	182,648	365,296
Jeff McCombs	114,155	76,103	152,207
Eric Gilpin	62,785	41,856	83,713
RSU Awards. The RSU awards will vest in equal installments of 1/16th of the award on each quarterly anniversary of the vesting commencement date, February 18, 2022, subject to the Named Executive Officer’s continuous service with us on each applicable vesting date, as described in the applicable restricted stock unit award agreement, such that the RSU award will vest in full on February 18, 2026. The RSU awards are subject to acceleration as described in “Potential Payments upon Termination or Change in Control” below.
PSU Awards. The PSU awards have both a performance-based vesting requirement and a time-based vesting requirement. The number of PSUs that could become subject to each award, which we refer to as the Earned PSUs, were to be earned subject to the achievement of certain pre-established Compensation Program Revenue targets in respect of the Performance Period. Following the Performance Period, all Earned PSUs were then subject to an additional time-based vesting requirement, such that the Earned PSUs would be settled only to the extent vested in accordance with the time-based vesting requirement described below.
The various performance levels for our 2022 Compensation Program Revenue and the number of PSUs earned at each performance level were as follows:
Performance Level	Compensation Program Revenue During Performance Period	Percentage of PSUs to Become Earned PSUs
Threshold	$538,600,000 and below	0%
Target	$588,600,000	100%
Maximum	$638,600,000 and above	200%
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Between Compensation Program Revenues of $538,600,000 and $638,600,000, the number of Earned PSUs were to be determined on a straight-line basis.
For purposes of the PSU awards, “Compensation Program Revenue” meant the sum of (i) our “managed services revenue” for the Performance Period, less the “costs of talent services to deliver managed services” for the Performance Period plus (ii) “marketplace revenue” for the Performance Period, in each case as reported in our Annual Report on Form 10-K filed with the SEC for our fiscal year ending December 31, 2022. This is the same definition of “Compensation Program Revenue” as used to determine bonuses under our 2022 Performance Bonus Plan, as described above. The computation of the Compensation Program Revenue target achievement was to be determined in our sole discretion, as approved by the compensation committee.
Compensation Program Revenue is not a financial measure prepared in accordance with GAAP. For more information on how we compute this non-GAAP financial measure and a reconciliation to the most directly comparable financial measure prepared in accordance with GAAP, please refer to “Appendix B: Reconciliation of Non-GAAP Financial Measures” in this Proxy Statement.
Under the time-based vesting requirement, 25% of the Earned PSUs vest on the one-year anniversary of the February 18, 2022 vesting commencement date and thereafter an additional 1/16th of the Earned PSUs vest on each quarterly anniversary thereafter, subject to the Named Executive Officer’s continuous service with us on each applicable vesting date. In the aggregate, the Performance Period and the time-based vesting requirement require four years of service for the Earned PSUs to vest fully.
On February 18, 2023, which we refer to as the Certification Date, the compensation committee determined and certified in writing that we had attained Compensation Program Revenue for 2022 in the amount of $580.6 million (as calculated consistently with the terms of the PSU awards in the manner described above), which was adversely affected by Russia’s invasion of Ukraine and our resulting decision to cease operations in Russia and Belarus early in the year. Based on such Compensation Program Revenue performance, 84% of the target PSUs were eligible to become Earned PSUs. Each then-Named Executive Officer earned the number of Earned PSUs set forth next to their name in the following table, with 25% of such Earned PSUs vesting and being settled in the number of shares of our common stock set forth next to their name in February 2023:
Named Executive Officer	Earned PSUs (number of units)	Units Settled for Shares of Our Common Stock on February 18, 2023
Hayden Brown	153,424	38,356
Jeff McCombs	—	—
Eric Gilpin	35,159	8,790
Each Named Executive Officer was required to be in continuous service with us on the Certification Date in order for his or her PSUs to become Earned PSUs. If their service terminated for any reason prior to the Certification Date, all such PSUs would be forfeited, as was the case for Mr. McCombs.
With respect to the PSUs granted to Ms. Brown, the acceleration provisions set forth in her Severance Agreement (as defined below) do not apply to the PSUs. However, in the event of a termination of Ms. Brown’s employment either by us without “cause” or a resignation of Ms. Brown for “good reason,” the time-based vesting requirement described above will accelerate in a manner consistent with the acceleration provisions set forth in her Severance Agreement (as described in “Potential Payments upon Termination or Change in Control” below).
With respect to the PSUs granted to Mr. Gilpin, the acceleration provisions set forth in his Severance Agreement do not apply. However, in the event of a termination of Mr. Gilpin’s employment either by us without “cause” or a resignation by Mr. Gilpin for “good reason” within 12 months following or within three months preceding a “change in control” of the company, the time-based vesting requirement described above will accelerate in a manner consistent with the acceleration provisions set forth in his Severance Agreement (as described in “Potential Payments upon Termination or Change in Control” below).
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August 2022 Equity Awards
Russia’s invasion of Ukraine had a significant impact on our workforce. Upwork has historically engaged independent talent from Ukraine, Russia, and Belarus on our work marketplace to perform services for us. The invasion created an immediate threat to the lives and safety of many of these individuals and their families. The danger, dislocation, and disruption experienced by our colleagues required our senior leaders to take extraordinary steps to serve and support our workforce and deliver business continuity, including assisting and paying for team members to relocate out of the impacted region.
In recognition of their extraordinary leadership in navigating the crisis resulting from Russia’s invasion of Ukraine and its impact on our workforce, in July 2022, at the recommendation of Ms. Brown, the compensation committee approved long-term incentive compensation opportunities in the form of one-time RSU awards with a value of $250,000 each to the members of our leadership team, including Messrs. McCombs and Gilpin (but not Ms. Brown), and granted them effective August 18, 2022. The number of shares of our common stock subject to these RSU awards was determined by dividing $250,000 by the average of the closing sale prices of our common stock as quoted on the Nasdaq Global Market for the 30 calendar days ending on the last trading day immediately preceding August 18, 2022, the date of grant of the RSU awards.
The equity awards granted to our Named Executive Officers on August 18, 2022 were as follows:
Named Executive Officer	Restricted Stock Unit Awards (target dollar value) ($)	Restricted Stock Unit Awards (number of units)
Hayden Brown	—	—
Jeff McCombs	250,000	12,171
Eric Gilpin	250,000	12,171
The RSU awards vest in equal installments of 25% of the award on each quarterly anniversary of the vesting commencement date, August 18, 2022, subject to the Named Executive Officer’s continuous service with us on each applicable vesting date, as described in the applicable restricted stock unit award agreement, such that the RSU award will vest in full on the first anniversary of the vesting commencement date. The RSU awards are subject to acceleration as described in “Potential Payments upon Termination or Change in Control” below.
The unvested portion of the RSU awards are subject to forfeiture upon the recipient’s termination of service with Upwork. Mr. McCombs forfeited 9,129 shares subject to his RSU award upon his separation from Upwork on December 31, 2022.
The equity awards granted to our Named Executive Officers during 2022 are set forth in the “2022 Summary Compensation Table” and the “2022 Grants of Plan-Based Awards Table” below.
Executive Compensation Program Changes for 2023
To incentivize long-term value creation and strong financial performance, to further align the interests of our Named Executive Officers with those of our stockholders, and to promote retention of our Named Executive Officers, the compensation committee determined that the target number of PSUs granted in 2023 to our Named Executive Officers should represent at least half of their total target long-term incentive opportunity. As a result, in February 2023, the compensation committee increased the percentage allocation of PSUs that comprise Mr. Gilpin’s long-term incentive opportunity. Accordingly, the target number of PSUs granted to Mr. Gilpin in 2023 will comprise 50% of his total target long-term incentive opportunity, increased from 40% in 2022. Ms. Brown’s target number of PSUs granted in 2023 will remain 60% of her total target long-term incentive opportunity.
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Other Compensation Elements
Health and Welfare Benefits
Our Named Executive Officers are eligible to participate in the same employee benefit plans, and generally on the same terms and conditions, as all other U.S. full-time employees. These benefits include medical, dental, and vision insurance, business travel insurance, an employee assistance program, mental health benefits, health and dependent care flexible spending accounts, basic life insurance, accidental death and dismemberment insurance, short-term and long-term disability insurance, commuter benefits, and reimbursement for mobile phone coverage.
We also sponsor a Section 401(k) retirement plan, which we refer to as the Section 401(k) Plan, that provides eligible employees, including our Named Executive Officers, with an opportunity to save for retirement on a tax-advantaged basis. U.S. employees who have attained at least 18 years of age are generally eligible to participate in the Section 401(k) Plan as of the first day of the calendar month. Participants may make pre-tax or post-tax contributions to the Section 401(k) Plan, subject to the statutorily prescribed annual limits on contributions under the Internal Revenue Code, which we refer to as the Code. Currently, we match 50% of a participant’s contributions to the Section 401(k) Plan in cash, subject to an annual maximum limit of $5,000 per employee. An employee’s interest in our match of a participant’s contributions is 100% vested after one year of service. An employee’s interest in his or her pre-tax or post-tax deferrals is 100% vested when contributed.
We design and adjust our employee benefits programs to be affordable and competitive in relation to the market as well as compliant with applicable laws and practices.
Perquisites and Other Personal Benefits
Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our Named Executive Officers except as generally made available to our employees or in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. During 2022, none of our Named Executive Officers received perquisites or other personal benefits that were, in the aggregate, equal to $10,000 or more for any individual.
Employment Arrangements
We entered into written employment offer letters with each of our Named Executive Officers when they joined us, which employment offer letters were amended and restated in May 2018, in the case of Ms. Brown and Mr. Gilpin. Subsequently, Ms. Brown executed an addendum to her amended and restated employment offer letter to reflect her promotion to Chief Marketing and Product Officer effective April 1, 2019, and thereafter entered into an amended and restated offer letter dated December 8, 2019, to reflect the terms of her employment as our President and Chief Executive Officer effective January 1, 2020. Mr. McCombs entered into a written employment offer letter in July 2020 prior to joining us in August 2020. Collectively, these amended and restated offer letters and Mr. McCombs’s employment offer letter are referred to in this section as the Offer Letters. We believe that these arrangements were necessary to secure the continued service of these individuals in a highly competitive job market.
Each of these Offer Letters provides for “at will” employment (meaning that either we or the Named Executive Officer may terminate the employment relationship at any time with or without cause and with or without notice) and generally sets forth the Named Executive Officer’s then-current annual base salary, eligibility for participation in our annual performance bonus plan, and eligibility to participate in our employee benefit plans, including our health insurance plan and disability insurance plan, as established from time to time. In addition, by executing an Offer Letter, each of Ms. Brown and Mr. Gilpin reaffirmed the terms and conditions of the employee invention assignment and confidentiality agreement and the employee dispute resolution agreement that she or he had previously entered into with us. Mr. McCombs also entered into an employee invention assignment and confidentiality agreement and an employee dispute resolution agreement with us when he accepted his Offer Letter.
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These Offer Letters also provide that each Named Executive Officer will be eligible to enter into a change in control and severance agreement, which we refer to as a Severance Agreement, based on his or her position within our company. These agreements specify the severance payments and benefits that he or she will be eligible to receive in connection with certain terminations of employment from our company. These post-employment compensation arrangements are discussed in “Post-Employment Compensation” below.
For detailed descriptions of the employment arrangements with our Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.
Post-Employment Compensation
We have entered into a Severance Agreement with each of our Named Executive Officers, which provides for certain protections in the event of certain involuntary terminations of employment, including a termination of employment in connection with a change in control, in exchange for a general release of claims and compliance with a non-disparagement covenant for a period of 24 months following separation from us. Each Severance Agreement is in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to the Named Executive Officer three months prior to the date on which the agreement would otherwise renew.
We believe these Severance Agreements provide reasonable compensation in the form of severance pay and certain limited benefits to the Named Executive Officer if he or she leaves our employ under certain circumstances to facilitate his or her transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing Named Executive Officer to sign a separation and release agreement in a form prescribed by us providing for a general release of all claims as a condition to receiving post-employment compensation payments or benefits. We believe that these agreements help maintain our Named Executive Officers’ continued focus on their assigned duties to maximize stockholder value if there is a potential change in control transaction and mitigate the risk of subsequent disputes or litigation. The terms and conditions of these agreements were approved by our board of directors after an analysis of competitive market data in consultation with Compensia.
Under the Severance Agreements, all payments and benefits in the event of a change in control are payable only if there is a connected loss of employment by a Named Executive Officer (a so-called “double-trigger” arrangement). We use this double-trigger arrangement to protect against the loss of retention value following a change in control and to avoid windfalls, both of which could occur if vesting of either equity or cash-based awards accelerated automatically as a result of the transaction.
In the event of a change in control, to the extent Section 280G or 4999 of the Code is applicable to a Named Executive Officer, such individual is entitled to receive either a:
•	payment of the full amounts specified in his or her agreement to which he or she is entitled; or
•
payment of such amount that is $1.00 less than the amount that would otherwise trigger the excise tax imposed by Section 4999, depending on which results in the Named Executive Officer receiving a higher amount after taking into account all federal, state, local, and foreign income, employment, and other taxes and the excise tax imposed by Section 4999.

We are not obligated to provide excise tax payments, which we refer to as gross-ups, to any of our executive officers, including our Named Executive Officers.
We believe that having in place reasonable and competitive post-employment compensation arrangements, including in the event of a qualifying termination in connection with or within specified periods before or after a change in control, are essential to attracting and retaining highly qualified executive officers. The compensation committee does not consider the specific amounts payable under the post-employment compensation arrangements when determining our Named Executive Officers’ compensation. We do believe, however, that these arrangements are necessary to offer competitive compensation packages.
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Transition and Separation Agreement with Mr. McCombs
In September 2022, Mr. McCombs, our former Chief Financial Officer, was notified that he was being terminated from his position. In order to facilitate a smooth transition of his responsibilities, Mr. McCombs continued service as our Chief Financial Officer through December 31, 2022, which we refer to as the Separation Date. On September 21, 2022, we entered into a transition and separation agreement with Mr. McCombs, which we refer to as the McCombs Transition Agreement. The amounts payable thereunder were generally consistent with Mr. McCombs’s offer letter and Severance Agreement that Mr. McCombs executed when he joined Upwork. The McCombs Transition Agreement set forth the terms of his continued service to us through the Separation Date as well as his severance compensation and certain releases and covenants that the compensation committee believed were valuable to Upwork. Pursuant to the McCombs Transition Agreement, subject to his execution of an effective general release and waiver of claims and covenant not to sue, Mr. McCombs became entitled to certain payments and benefits, including (i) a lump sum payment equal to six months of his annual base salary, (ii) vesting of a certain RSU award as described in greater detail below, and (iii) the full amount of insurance premium payments to continue health benefits, for him and his covered dependents under COBRA, through the earlier of (A) the effective date on which he became covered by a substantially equivalent health insurance plan of a subsequent employer, (B) six months following the Separation Date, and (C) the date he was no longer eligible for COBRA benefits.
As of the date of the McCombs Transition Agreement, and consistent with the terms of his offer letter, the RSU award granted to Mr. McCombs pursuant to the Restricted Stock Unit Award Agreement dated August 4, 2020, which we refer to as the Initial RSU Award, was deemed vested with respect to 137,174 shares of our common stock. Further, upon execution of the McCombs Transition Agreement and contingent upon his remaining continuously employed with us through November 18, 2022 and delivery of an effective general release and waiver of claims and covenant not to sue executed no earlier than the Separation Date, the Initial RSU Award was deemed vested with respect to an additional 17,146 shares of our common stock. The deemed vesting of the 137,174 shares upon execution of the McCombs Transition Agreement and the additional 17,146 shares following November 18, 2022 were consistent with the terms of Mr. McCombs’s offer letter, which provided for such vesting of the Initial RSU Award after one year if Mr. McCombs were to be terminated without cause or resigned for good reason. Pursuant to the McCombs Transition Agreement, Mr. McCombs was not eligible to receive an annual bonus or any other incentive compensation, including under the terms of our 2022 Performance Bonus Plan. The foregoing description of the McCombs Transition Agreement is qualified in its entirety by reference to the full text of the McCombs Transition Agreement, which is filed as an exhibit to our Quarterly Report on Form 10-Q filed with the SEC for the quarterly period ended September 30, 2022.
For detailed descriptions of the post-employment compensation arrangements with our Named Executive Officers, as well as an estimate of the potential payments and benefits payable thereunder, see “Potential Payments upon Termination or Change in Control” below.
Confidentiality, Non-Competition, and Non-Solicitation Agreements
Our Named Executive Officers have each entered into agreements containing confidentiality, non-competition, and non-solicitation covenants. Under these agreements, our Named Executive Officers have agreed to refrain from (i) disclosing our proprietary information in perpetuity, (ii) competing with us or soliciting our clients or customers during the period of their employment, and (iii) soliciting our employees or consultants for a period of 12 months following the termination of their employment.
Other Compensation Policies
Stock Ownership Guidelines
Our Stock Ownership Guidelines are designed to encourage our Chief Executive Officer and other executive officers and members of our board of directors to achieve and maintain a meaningful ownership stake in our company that aligns their interests with those of our stockholders and promotes a long-term perspective in managing our company. In April 2022, we amended our Stock Ownership Guidelines to remove vested stock options from counting toward satisfaction of such guidelines.
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Our CEO and other executive officers and the members of our board of directors are expected to accumulate shares of our common stock toward target ownership levels that are based on a multiple of their respective base salary or annual retainer, as the case may be. If any of our executive officers or the members of our board of directors have not satisfied these ownership levels, the Stock Ownership Guidelines require that they retain ownership of shares according to the retention ratio described below. Currently, the market value of the qualifying shares that each executive officer or member of our board of directors is required to own is as follows:
Individual Subject to Stock Ownership Guidelines	Ownership Level
Chief Executive Officer	5x annual base salary
Other Executive Officers	1x annual base salary
Non-Employee Directors	3x annual general cash retainer for service as a member of our board of directors*
*	Excludes any additional cash retainer paid as a result of service as our chairperson, lead independent director, committee chair, or committee member.
The minimum level of ownership is expected to be achieved within five years of the date the applicable individual becomes covered by the Stock Ownership Guidelines, and each such individual is expected to continuously hold a sufficient number of shares of our common stock to satisfy the ownership level thereafter for the duration the individual is covered by the Stock Ownership Guidelines. Compliance is evaluated by the compensation committee annually, as of fiscal year-end each year. As of December 31, 2022, each of our executive officers, including our Named Executive Officers, and members of our board of directors was either in compliance with the applicable ownership levels required by the Stock Ownership Guidelines or had not been covered by the Stock Ownership Guidelines for five years.
If, following the compliance deadline, an individual covered by the Stock Ownership Guidelines has not satisfied the applicable ownership level called for by the Stock Ownership Guidelines, then he or she must retain ownership of shares based on a retention ratio that is equal to 50% of the “net profit shares” as follows: each time he or she exercises a stock option, vests in a restricted stock award, or has an RSU award settled for shares of our common stock, he or she is expected to retain 50% of the shares remaining after payment of the option exercise price and taxes owed upon exercise, 50% of the newly vested shares of restricted stock after the payment of applicable taxes, and 50% of the shares received on settlement of the RSU award after the payment of applicable taxes, in each case until the ownership level called for by the Stock Ownership Guidelines is met.
Clawback Policy
We maintain a compensation recoupment and forfeiture policy, which we refer to as our Clawback Policy, covering all employees who are officers for purposes of Section 16 of the Exchange Act, including current and former Section 16 executive officers, each of whom we refer to as a Covered Officer, and which applies to their incentive-based cash compensation and performance-based equity awards.
If incentive-based cash compensation or performance-based equity awards are granted or received by a Covered Officer that are predicated upon us achieving certain financial results, and if the quarterly or annual financial statements (whether audited or unaudited) are adjusted or restated to correct one or more errors that have a material impact on our financial statements and our board of directors determines that a Covered Officer engaged in fraud or intentional misconduct that materially contributed to the need for such adjustment or restatement, then we may recoup or require forfeiture of any such amounts or any portion of such amounts that are in excess of any compensation that would have been earned by such Covered Officer based upon the adjusted or restated financial results in the event of any adjustment or restatement of our financial statements during the three-year period preceding the date on which we determined, or if later first disclosed, that we are or will be preparing an adjustment or restatement.
In determining whether to require recoupment or forfeiture and, if so, the amount of such recoupment or forfeiture, the compensation committee or our board of directors will take into account such factors as it deems appropriate, including, without limitation, the requirements of applicable law, and stock exchange
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listing requirements, the extent to which the current or former executive officer participated in or otherwise bore responsibility for the facts and circumstances giving rise to the adjustment or restatement, and such other factors as it may deem appropriate under the circumstances. Any recoupment or forfeiture of such amounts will be publicly disclosed to the extent the compensation committee or our board of directors determines such disclosure is appropriate or otherwise as required by applicable law.
We intend to adopt a general compensation recovery policy (or modify our existing Clawback Policy) covering our short-term and long-term incentive award plans and arrangements in compliance with the listing standards adopted by The Nasdaq Stock Market LLC prior to the date that we are required to do so.
Hedging, Derivative Securities Transactions, Short Selling, and Pledging
Under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and may not contribute our securities to exchange funds that could be interpreted as having the effect of hedging in our securities. Further, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market and from engaging in short sales of our securities, including short sales “against the box.”
Also, under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our board of directors are prohibited from using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the designated compliance administrator pursuant to the Insider Trading Policy, which approval is limited to situations where the subject individual has demonstrated the financial capacity to repay the loan without resorting to the pledged securities.
Exchange Act Rule 10b5-1 Plans
Certain of our executive officers and non-employee directors have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the executive officer or non-employee director when entering into the plan, without further direction from them. The executive officer or non-employee director may amend or terminate the plan in specified circumstances. In 2023, we revised our Insider Trading Policy to ensure that Rule 10b5-1 plans entered into by our executive officers, non-employee directors, and other employees are eligible for an affirmative defense in accordance with new SEC rules regarding Rule 10b5-1 plans.
Tax and Accounting Considerations
The compensation committee takes the applicable tax and accounting requirements into consideration in designing and overseeing our executive compensation program.
Deductibility of Executive Compensation
Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes for remuneration in excess of $1 million paid to certain current and former executive officers who are “covered employees.” The Tax Cuts and Jobs Act of 2017 repealed exceptions to the deductibility limit that were previously available for “performance-based compensation,” including equity awards, effective for taxable years after December 31, 2017, subject to certain grandfathering rules.
While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) beyond the control of the compensation committee, no assurances can be given that any compensation paid by us will be deductible under Section 162(m) even if so intended.
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Accounting for Stock-Based Compensation
The compensation committee considers accounting implications when designing compensation plans and arrangements for our executive officers and other employees. Chief among these is ASC Topic 718, the standard that governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.
Compensation Risk Considerations
The compensation committee, with the assistance of Compensia, periodically reviews our various compensation programs and related policies and practices and believes that the mix and design of the elements of such programs do not encourage our employees, including our executive officers, to take, or reward our employees for taking, inappropriate or excessive risks and accordingly are not reasonably likely to have a material adverse effect on us. In particular, in conducting our review, we consider compensation program attributes that help to mitigate risk, including:
•	the mix of cash and equity compensation;
•	the balance of short-term and long-term performance focus;
•	the oversight of an independent compensation committee;
•	our Insider Trading Policy, which prohibits the hedging of the economic interest in our securities; and
•	our annual bonus plans being subject to the achievement of financial performance metrics and offering upside leverage that is within reasonable market norms and provide for uncapped payouts.
70 2023 Proxy Statement

Report of the Compensation Committee
This report of the compensation committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, which we refer to as the Securities Act, or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by the Compensation Committee
Gregory C. Gretsch, Chair
Gary Steele
Anilu Vazquez-Ubarri
2023 Proxy Statement 71

2022 Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our Named Executive Officers for all services rendered in all capacities during 2020, 2021, and 2022:
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Hayden Brown President and Chief Executive Officer	2022	550,000	—	7,455,075(3)	—	462,000	7,652(4)	8,474,727
	2021	500,000	—	4,626,440(5)	28,780,212(6)	995,000	7,652(7)	34,909,304
	2020	480,000	—	—	—	365,760	2,652(8)	848,412
Jeff McCombs Former Chief Financial Officer	2022	500,000	—	4,885,312(9)	—	—	284,675(10)	5,669,987
	2021	415,000	—	1,660,779(11)	—	660,680	9,586(12)	2,746,045
	2020	165,000	100,000(13)	4,803,833(14)	—	125,730	—	5,194,563
Eric Gilpin Chief Sales Officer	2022	412,000	—	2,788,552(15)	—	269,568	7,871(16)	3,477,991
	2021	365,000	—	593,087(17)	—	520,739	7,775(18)	1,486,601
	2020	335,000	—	990,296(19)	—	306,202	7,489(20)	1,638,987
(1)
The amounts reported represent the grant date fair value calculated in accordance with ASC 718. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022 for a discussion of the relevant assumptions used in calculating these amounts. For PSUs, the amount reported is based on the probable outcome of the applicable performance condition at the time of grant (i.e., based on 100% of performance). The Company estimated the fair value of the CEO Performance Award using a Monte Carlo simulation including dividend yield, risk-free interest rates, and expected volatility. Each of Ms. Brown and Messrs. McCombs and Gilpin was granted RSUs and PSUs in 2022 as described in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation.” In addition, Ms. Brown was granted the CEO Performance Award in 2021. A summary of the CEO Performance Award can be found under the heading “Chief Executive Officer Performance Award” in our 2022 proxy statement filed with the SEC on April 19, 2022. For PSUs granted in February 2022, the maximum performance shares payable and corresponding maximum aggregate value based on the grant date fair value of such awards are (i) 365,296 shares and $8,946,099 for Ms. Brown; (ii) 152,207 shares and $3,727,549 for Mr. McCombs; and (iii) 83,713 shares and $2,050,131 for Mr. Gilpin.

(2)
The amounts reported represent incentive bonuses actually earned pursuant to our 2020, 2021, and 2022 performance bonus plans, except for Mr. Gilpin, whose amount reported represents incentive commissions actually earned pursuant to his Sales Compensation Plan. Payments for 2022 are described in greater detail in the section titled “Compensation Discussion and Analysis—Compensation Elements.”

(3)	The amount reported represents (i) $4,473,050 aggregate grant date fair value for PSUs and (ii) $2,982,025 aggregate grant date fair value for RSUs.
(4)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $2,652 paid to our disability insurance plan.
(5)	The amount reported represents (i) $2,313,220 aggregate grant date fair value for PSUs and (ii) $2,313,220 aggregate grant date fair value for RSUs.
(6)	The amount reported represents the aggregate grant date fair value for the CEO Performance Award.
(7)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $2,652 paid to our disability insurance plan.
(8)	The amount reported represents payments to our disability insurance plan.
(9)	The amount reported represents (i) $1,863,762 aggregate grant date fair value for PSUs and (ii) $3,021,550 aggregate grant date fair value for RSUs.
(10)
The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan, (ii) $6,115 paid to our disability insurance plan, and (iii) in connection with Mr. McCombs’s termination, a severance payment in the amount of $250,000 and COBRA reimbursement of $23,560. A summary of the McCombs Transition Agreement can be found under the heading “—Transition and Separation Agreement with Mr. McCombs.”

(11)	The amount reported represents (i) $332,144 aggregate grant date fair value for PSUs and (ii) $1,328,635 aggregate grant date fair value for RSUs.
(12)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $4,586 paid to our disability insurance plan.
(13)	The amount reported represents a signing bonus paid to Mr. McCombs in connection with his appointment as our Chief Financial Officer.
(14)	The amount reported represents the grant date fair value for an RSU award granted to Mr. McCombs in connection with his appointment as our Chief Financial Officer.
(15)	The amount reported represents (i) $1,025,053 aggregate grant date fair value for PSUs and (ii) $1,763,499 aggregate grant date fair value for RSUs.
(16)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $2,871 paid to our disability insurance plan.
(17)	The amount reported represents (i) $118,595 aggregate grant date fair value for PSUs and (ii) $474,492 aggregate grant date fair value for RSUs.
(18)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $2,775 paid to our disability insurance plan.
(19)	The amount reported represents the grant date fair value for an RSU award granted to Mr. Gilpin.
(20)	The amount reported represents (i) our matching contribution of $5,000 under our 401(k) Plan and (ii) $2,489 paid to our disability insurance plan.
72 2023 Proxy Statement

2022 Grants of Plan-Based Awards Table
The following table provides information concerning each grant of an award made in 2022 for each of our Named Executive Officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.
Name	Type of Award	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise Price of Stock Options ($/share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold (#)	Target (#)	Maximum (#)	Threshold ($)	Target ($)	Maximum ($)
Hayden Brown	Cash	—	—	—	—	—	1	550,000	1,100,000	—	—	—	—
	RSU	2/18/2022	2/16/2022	—	—	—	—	—	—	121,765	—	—	2,982,025
	PSU	2/18/2022	2/16/2022	—	182,648	365,296	—	—	—	—	—	—	4,473,050
Jeff McCombs	Cash	—	—	—	—	—	1	400,000	800,000	—	—	—	—
	RSU	2/18/2022	2/16/2022	—	—	—	—	—	—	114,155	—	—	2,795,656
	PSU	2/18/2022	2/16/2022	—	76,103	152,207	—	—	—	—	—	—	1,863,762
	RSU	8/18/2022	7/19/2022	—	—	—	—	—	—	12,171	—	—	225,894
Eric Gilpin	Cash	—	—	—	—	—	1	412,000	N/A	—	—	—	—
	RSU	2/18/2022	2/16/2022	—	—	—	—	—	—	62,785	—	—	1,537,605
	PSU	2/18/2022	2/16/2022	—	41,856	83,713	—	—	—	—	—	—	1,025,053
	RSU	8/18/2022	7/19/2022	—	—	—	—	—	—	12,171	—	—	225,894
(1)
These columns show a range of outcomes possible under the PSU awards granted in 2022. The amount shown in the “Target” column represents the number of PSUs that would become Earned PSUs if the “target” level of performance was achieved for our 2022 Compensation Program Revenue. The amount shown in the “Threshold” column represents the number of PSUs that would become Earned PSUs if the minimum level of performance was achieved for our 2022 Compensation Program Revenue before any PSUs are eligible to become Earned PSUs. The amount shown in the “Maximum” column represents the number of PSUs that would become Earned PSUs if the maximum level of performance was achieved for our 2022 Compensation Program Revenue. Further information about these awards is provided in the section titled “—Compensation Discussion and Analysis—Compensation Elements—2022 Equity Awards.”

(2)
These columns show a range of possible payouts under our 2022 Performance Bonus Plan (except with respect to Mr. Gilpin), as described in “Compensation Discussion and Analysis—Compensation Elements—Annual Bonuses.” These amounts do not correspond to the actual amounts that were received by our Named Executive Officers. The actual amounts received by our Named Executive Officers were as follows: Ms. Brown, $462,000; Mr. McCombs, $0; and Mr. Gilpin, $269,568. The amount shown in the “Target” column represents the amount payable if the “target” level of performance was achieved for our 2022 Compensation Program Revenue. The amount shown in the “Threshold” column represents the amount payable if the minimum level of performance was achieved for our 2022 Compensation Program Revenue before any amounts become payable under our 2022 Performance Bonus Plan. The amount shown in the “Maximum” column represents the amount payable if the maximum level of performance was achieved for our 2022 Compensation Program Revenue.

(3)
The amounts reported represent the grant date fair value calculated in accordance with ASC 718. See Note 9 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2022, for a discussion of the relevant assumptions used in calculating these amounts. For PSUs, the amount reported is based on the probable outcome of the applicable performance conditions, which reflects the target level of performance at the time of grant (i.e., based on 100% of performance). Each of Ms. Brown and Messrs. McCombs and Gilpin was granted RSUs and PSUs in 2022 as described in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation—2022 Equity Awards.” The vesting of these stock awards is detailed in the “Outstanding Equity Awards at 2022 Fiscal Year-End” table below.

2023 Proxy Statement 73

Outstanding Equity Awards at 2022 Fiscal Year-End Table
The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options, RSUs, and PSUs held as of December 31, 2022.
	Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(2)
Hayden Brown	9/26/2017(3)	261,709	—	—	3.68	9/25/2027	—	—	—	—
	5/3/2019(4)	—	—	—	—	—	3,860	40,298	—	—
	12/12/2019(5)	—	—	—	—	—	217,581	2,271,546	—	—
	1/18/2021(6)	—	—	1,500,000	38.80	1/17/2031	—	—	—	—
	2/17/2021(7)	—	—	—	—	—	45,896	479,154	—	—
	2/17/2021(8)	—	—	—	—	—	23,063	240,778	—	—
	2/18/2022(9)	—	—	—	—	—	—	—	182,648	1,906,845
	2/18/2022(10)	—	—	—	—	—	98,935	1,032,881	—	—
Jeff McCombs(11)	—	—	—	—	—	—	—	—	—	—
Eric Gilpin	4/20/2016(12)	170,000	—	—	3.23	4/19/2026	—	—	—	—
	2/6/2018(13)	46,667	3,333	—	4.04	2/5/2028	—	—	—	—
	2/18/2020(14)	—	—	—	—	—	33,675	351,567	—	—
	2/17/2021(15)	—	—	—	—	—	2,353	24,565	—	—
	2/17/2021(16)	—	—	—	—	—	4,731	49,392	—	—
	2/18/2022(17)	—	—	—	—	—	—	—	41,856	436,977
	2/18/2022(18)	—	—	—	—	—	51,013	532,576	—	—
	8/18/2022(19)	—	—	—	—	—	9,129	95,307	—	—
(1)
Outstanding equity awards with a grant date prior to August 30, 2018, the date the 2018 Plan became effective, were granted under our 2014 Equity Incentive Plan, which we refer to as the 2014 Plan. Outstanding equity awards with a grant date after August 30, 2018, were granted under the 2018 Plan. The vesting of all awards is subject to continued service on each vesting date, in addition to any additional vesting terms described below.

(2)
Represents the fair market value of the shares underlying the RSUs and PSUs as of December 31, 2022, based on the closing price on Nasdaq of our common stock on December 30, 2022 (the last day of business of 2022), which was $10.44 per share.

(3)	The stock option was fully exercisable as of December 31, 2022.
(4)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after May 18, 2019, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from May 18, 2019, subject to Ms. Brown’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(5)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after December 18, 2019, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from December 18, 2019, subject to Ms. Brown’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(6)
The stock option vests as described in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation—2022 Equity Awards—Chief Executive Officer Performance Award.” The stock option is subject to acceleration upon certain events as described in the section titled “Potential Payments upon Termination or Change in Control.”

(7)
The earned PSUs will vest 25% on the first 18th of the month following the one-year anniversary of the date of grant and thereafter 1/16th of the earned PSUs shall vest on each quarterly anniversary thereafter, subject to Ms. Brown’s continued service. The PSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(8)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after February 18, 2021, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from February 18, 2021, subject to Ms. Brown’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(9)
The PSUs vest as described in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation—2022 Equity Awards.” The PSUs are represented at the target amount of shares that may be earned under the awards (i.e., based on 100% of performance). The time vesting requirements of the PSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

74 2023 Proxy Statement

(10)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after February 18, 2022, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from February 18, 2022, subject to Ms. Brown’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(11)
On September 21, 2022, we entered into the McCombs Transition Agreement with Mr. McCombs, and Mr. McCombs’s last day of employment was December 31, 2022. Accordingly, we determined that Mr. McCombs’s awards that were forfeited in connection with his departure on December 31, 2022 were not outstanding at fiscal year end and are therefore excluded from the Outstanding Equity Awards at Fiscal Year End table.

(12)	The stock option was fully exercisable as of December 31, 2022.
(13)
The stock option becomes exercisable at a rate of 1/60th of the shares of our common stock underlying the stock option each month following the February 6, 2018 exercisability commencement date. The stock option is subject to acceleration upon certain events as described in the section titled “Potential Payments upon Termination or Change in Control.”

(14)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after February 18, 2020, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from February 18, 2020, subject to Mr. Gilpin’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(15)
The earned PSUs will vest 25% on the first 18th of the month following the one-year anniversary of the date of grant and thereafter 1/16th of the earned PSUs shall vest on each quarterly anniversary thereafter, subject to Mr. Gilpin’s continued service. The PSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(16)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after February 18, 2021, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from February 18, 2021, subject to Mr. Gilpin’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(17)
The PSUs vest as described in the section titled “—Compensation Discussion and Analysis—Compensation Elements—Long-Term Incentive Compensation—2022 Equity Awards.” The PSUs are represented at the target amount of shares that may be earned under the awards (i.e., based on 100% of performance). The time vesting requirements of the PSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(18)
The RSUs will vest in equal installments of 1/16th of the total number of RSUs on each quarterly anniversary after February 18, 2022, over 16 quarters of continuous service, such that the RSU award shall vest in full four years from February 18, 2022, subject to Mr. Gilpin’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

(19)
The RSUs will vest in equal installments of 1/4th of the total number of RSUs on each quarterly anniversary after August 18, 2022, over 4 quarters of continuous service, such that the RSU award shall vest in full one year from August 18, 2022, subject to Mr. Gilpin’s continued service. The RSUs are subject to acceleration upon certain events as described in “Potential Payments upon Termination or Change in Control.”

2022 Stock Option Exercises and Stock Vested Table
The following table presents, for each of our Named Executive Officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs during 2022 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hayden Brown	—	—	312,135	5,443,130
Jeff McCombs	—	—	189,776(2)	2,766,993
Eric Gilpin	—	—	45,686	805,096
(1)
The aggregate value realized upon the vesting and settlement of an RSU is based on the closing price on Nasdaq of our common stock on the date prior to the vesting date. Amounts shown are presented on an aggregate basis for all vesting and settlement that occurred during 2022.

(2)
Pursuant to the terms of the McCombs Transition Agreement, Mr. McCombs’s Initial RSU Award was deemed vested with respect to 137,174 shares upon execution of the McCombs Transition Agreement on September 29, 2022 and an additional 17,146 shares following November 18, 2022. The deemed vesting of the 137,174 shares upon execution of the McCombs Transition Agreement and the additional 17,146 shares following November 18, 2022 were consistent with the terms of Mr. McCombs’s offer letter, which provided for acceleration of the Initial RSU Award after one year if Mr. McCombs were to be terminated without cause or resigned for good reason.

2023 Proxy Statement 75

Offer Letters
We have entered into offer letters with Ms. Brown and Mr. Gilpin, and we had entered into an offer letter with Mr. McCombs prior to the termination of his employment in December 2022. Each of these offer letters provides (or provided, in the case of Mr. McCombs) for at-will employment and generally includes the Named Executive Officer’s initial base salary and an indication of eligibility for an annual bonus award opportunity. In addition, while employed, each of our Named Executive Officers is eligible to participate in our annual performance bonus plan (other than Mr. Gilpin who participates in a separate sales compensation plan), a disability plan, and employee benefit plans, including health insurance, that we offer to our employees. In addition, each of our Named Executive Officers executed a form of our standard confidential information and invention assignment agreement upon the commencement of their employment. Any potential payments and benefits due upon a termination of employment or a change in control are further described in the following section “Potential Payments upon Termination or Change in Control.”
In March 2023, we entered into an offer letter with Ms. Gessert in connection with her appointment as our Chief Financial Officer, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
Potential Payments upon Termination or Change in Control
We have entered into a Severance Agreement with each of our Named Executive Officers, which provides for the following benefits if the Named Executive Officer is terminated by us without cause (as defined in the Severance Agreements) or, with respect to our President and Chief Executive Officer only, by the Named Executive Officer for good reason (as defined in the Severance Agreements), outside of a change in control (as defined in the Severance Agreements) in exchange for a customary release of claims: (i) a lump sum severance payment of six months base salary (12 months for our President and Chief Executive Officer); (ii) payment of premiums for continued medical benefits for up to six months (12 months for our President and Chief Executive Officer); and (iii) in the case of our President and Chief Executive Officer only, 50% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria).
If the Named Executive Officer’s employment is terminated by us without cause (as defined in the Severance Agreements) or by the executive for good reason (as defined in the Severance Agreements) within the three months preceding a change in control (as defined in the Severance Agreements) (but after a legally binding and definitive agreement for a potential change in control has been executed) or within the 12 months following a change in control, the Severance Agreements provide the following benefits in exchange for a customary release of claims: (i) a lump sum severance payment of 12 months base salary (18 months for our President and Chief Executive Officer); (ii) a lump sum payment equal to the Named Executive Officer’s then-current target bonus opportunity on a pro-rated basis; (iii) 100% acceleration of any then-unvested equity awards (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria); and (iv) payment of premiums for continued medical benefits for up to 12 months (18 months for our President and Chief Executive Officer). Each Severance Agreement is in effect for three years, with automatic renewals for new three-year periods unless notice is given by us to the Named Executive Officer three months prior to expiration.
An award agreement for equity awards that vest upon satisfaction of performance criteria may provide for acceleration upon a change in control.
The benefits under the Severance Agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance-based equity awards).
In exchange for the benefits under the Severance Agreements, each Named Executive Officer agrees to a general release of claims and compliance with a non-disparagement covenant for a period of 24 months following separation from us.
76 2023 Proxy Statement

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of our Named Executive Officers. Except where otherwise noted, payments and benefits are estimated assuming that the triggering event took place on December 31, 2022, and the price per share of our common stock was the closing price on Nasdaq as of December 30, 2022 (the last day of business of 2022), which was $10.44. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
	Qualifying Termination - No Change in Control				Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Bonus Payment ($)(3)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Hayden Brown	550,000	33,585	2,833,202	3,416,787	825,000	550,000	50,378	5,666,404	7,091,782
Jeff McCombs(4)	—	—	—	—	—	—	—	—	—
Eric Gilpin	206,000	14,808	—	220,808	412,000	412,000	29,616	1,441,798	2,295,414
(1)	The severance amount related to base salary was determined based on salaries in effect on December 31, 2022.
(2)
The value of accelerated vesting is calculated based on the per share closing price on Nasdaq as of December 30, 2022 (the last day of business of 2022), which was $10.44, less, if applicable, the aggregate exercise price of each outstanding unvested stock option. For PSUs, the amount reported is based on a reasonable estimate of the applicable performance conditions (i.e., based on 84% of performance). The CEO Performance Award was not included, as the exercise price for such award was above the per share closing price of our common stock on Nasdaq as of December 30, 2022 (the last day of business of 2022).

(3)	The value of the bonus payment was determined based on the full amount of the target bonuses in effect on December 31, 2022.
(4)
On September 21, 2022, we entered into the McCombs Transition Agreement with Mr. McCombs, and Mr. McCombs’s last day of employment was December 31, 2022. Accordingly, we determined that Mr. McCombs was not entitled to any estimated payments and benefits that would be provided in the circumstances described above at fiscal year end and such amounts are therefore excluded from the Potential Payments upon Termination or Change in Control table.

In April 2023, we entered into a Severance Agreement with Ms. Gessert in connection with her appointment as our Chief Financial Officer, a copy of which will be filed as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023.
2023 Proxy Statement 77

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid, which we refer to as CAP, and certain financial performance of our company and peers. For further information concerning our variable pay-for-performance philosophy and how we align executive compensation with our performance, refer to “Executive Compensation—Compensation Discussion and Analysis.”
Pay Versus Performance
					Value of Initial Fixed $100 Investment Based on:
Year(1)	Summary Compensation Table Total for PEO(2) ($)	Compensation Actually Paid to PEO(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(2) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Upwork Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(6) ($)	Net Loss(7) ($)	Company- Selected Measure: Compensation Program Revenue(8) ($)
2022	8,474,727	(25,586,673)	4,573,989	(3,208,186)	98	108	(89,885,000)	618,318,000
2021	34,909,304	29,693,025	2,116,323	1,991,129	320	178	(56,240,000)	470,925,703
2020	848,412	25,983,464	2,441,919	4,223,757	324	140	(22,867,000)	344,924,258
(1)
Hayden Brown served as our principal executive officer, which we refer to as our PEO, for the entirety of 2020, 2021 and 2022, and our non-PEO named executive officers, which we refer to as our Non-PEO NEOs, for the applicable years were as follows: (i) for 2022: Eric Gilpin and Jeff McCombs; (ii) for 2021: Eric Gilpin and Jeff McCombs; and (iii) 2020: Eric Gilpin, Jeff McCombs, and Brian Kinion.

(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for our PEO and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our Non-PEO NEOs.

(3)
Amounts reported in this column represent CAP to Hayden Brown as our PEO in the indicated fiscal years, as calculated per Item 402(v) of Regulation S-K. Such calculations are based on Ms. Brown’s total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below. In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our applicable Annual Report on Form 10-K and the footnotes to the Summary Compensation Table that appears in our applicable definitive proxy statement. The dollar amounts do not reflect the actual amount of compensation the Company considers to be earned by or paid to Ms. Brown during the applicable year. There were no dividends paid and no changes to the value of pension benefits as we do not provide pension benefits.

78 2023 Proxy Statement

PEO
		2020 ($)	2021 ($)	2022 ($)
Summary Compensation Table—Total Compensation	(a)	848,412	34,909,304	8,474,727
Subtract Amounts Reported Under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable Fiscal Year	(b)	—	(33,406,652)	(7,455,075)
Add Fair Value of Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End, Determined as of Applicable Fiscal Year End	(c)	—	23,631,900	3,178,100
Add/Subtract Awards Granted During Prior Fiscal Years that were Outstanding and Unvested as of Applicable Fiscal Year End, Determined Based on Change in Fair Value from Prior Fiscal Year End to Applicable Fiscal Year End	(d)	22,547,000	(190,309)	(25,451,923)
Add Fair Value of Awards Granted During Applicable Fiscal Year that Vested as of Applicable Fiscal Year End, Determined as of Applicable Vesting Date	(e)	69,150	319,445	748,542
Add/Subtract Awards Granted During Prior Fiscal Years that Vested During Applicable Fiscal Year, Determined Based on Change in Fair Value from Prior Fiscal Year End to Vesting Date	(f)	2,518,902	4,429,337	(5,081,044)
Subtract Fair Value of Awards Granted During Prior Fiscal Years that were Forfeited During Applicable Fiscal Year, Determined as of Prior Fiscal Year End	(g)	—	—	—
Compensation Actually Paid		25,983,464	29,693,025	(25,586,673)
(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)
Represents the aggregate grant date fair value of the stock awards and option awards granted to Hayden Brown during the indicated fiscal year, computed in accordance with FASB ASC 718. Amounts shown are the amounts reported in the Summary Compensation Table.

(c)
Represents the aggregate fair value as of the indicated fiscal year-end of Hayden Brown’s outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards granted in prior fiscal years and held by Hayden Brown as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718.

(e)
Represents the aggregate fair value at vesting of the option and stock awards that both were granted to Hayden Brown and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by Hayden Brown that was granted in a prior fiscal year and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of Hayden Brown’s stock awards and option awards that were granted in a prior fiscal year and failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(4)
Amounts reported in this column represent the average CAP to our Non-PEO NEOs in the indicated fiscal year, as calculated per Item 402(v) of Regulation S-K. Such calculations are based on the average total compensation for such Non-PEO NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below. In making each of these adjustments, the “value” of an option or stock award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then used to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our applicable Annual Report on Form 10-K and the footnotes to the Summary Compensation Table that appears in our applicable definitive proxy statement. The dollar amounts do not reflect the actual amount of compensation the Company considers to be earned by or paid to our Non-PEO NEOs during the applicable year. There were no dividends paid and no changes to the value of pension benefits as we do not provide pension benefits.

2023 Proxy Statement 79

Non-PEO NEO Average*
		2020 ($)	2021 ($)	2022 ($)
Summary Compensation Table—Total Compensation	(a)	2,441,919	2,116,323	4,573,989
Subtract Amounts Reported Under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable Fiscal Year	(b)	(1,931,376)	(1,126,933)	(3,836,932)
Add Fair Value of Awards Granted During Applicable Fiscal Year that Remain Unvested as of Applicable Fiscal Year End, Determined as of Applicable Fiscal Year End	(c)	4,164,286	579,986	538,543
Add/Subtract Awards Granted During Prior Fiscal Years that were Outstanding and Unvested as of Applicable Fiscal Year End, Determined Based on Change in Fair Value from Prior Fiscal Year End to Applicable Fiscal Year End	(d)	467,619	62,360	507,769
Add Fair Value of Awards Granted During Applicable Fiscal Year that Vested as of Applicable Fiscal Year End, Determined as of Applicable Vesting Date	(e)	158,029	124,483	345,331
Add/Subtract Awards Granted During Prior Fiscal Years that Vested During Applicable Fiscal Year, Determined Based on Change in Fair Value from Prior Fiscal Year End to Vesting Date	(f)	178,525	359,630	(1,988,433)
Subtract Fair Value of Awards Granted During Prior Fiscal Years that were Forfeited During Applicable Fiscal Year, Determined as of Prior Fiscal Year End	(g)	(1,255,245)	—	(2,332,916)
Compensation Actually Paid		4,223,757	1,991,129	(3,208,186)
*	Please see footnote 1 above for the Non-PEO NEOs included in the average for each indicated fiscal year.
(a)	Represents the average Total Compensation as reported in the Summary Compensation Table for the Non-PEO NEOs in the indicated fiscal year.
(b)
Represents the average aggregate grant date fair value of the stock awards and option awards granted to the Non-PEO NEOs during the indicated fiscal year, computed in accordance with FASB ASC 718. Amounts shown are the amounts reported in the Summary Compensation Table.

(c)
Represents the average aggregate fair value as of the indicated fiscal year-end of the Non-PEO NEOs’ outstanding and unvested stock awards and option awards granted during such fiscal year, computed in accordance with FASB ASC 718.

(d)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards and option awards granted in prior fiscal years and held by the Non-PEO NEOs as of the last day of the indicated fiscal year, computed in accordance with FASB ASC 718.

(e)
Represents the average aggregate fair value at vesting of the stock awards and option awards that were both granted to the Non-PEO NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(f)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award and option award held by the Non-PEO NEOs that was granted in a prior fiscal year and vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the Non-PEO NEOs’ stock awards and option awards that were granted in a prior fiscal year and failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718. On September 21, 2022, we entered into the McCombs Transition Agreement with Non-PEO NEO Jeff McCombs, and Mr. McCombs’s last day of employment was December 31, 2022. Accordingly, we determined that Mr. McCombs’s awards that were forfeited in connection with his departure on December 31, 2022 were not outstanding at fiscal year end and are therefore included in this calculation row.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested in our common stock on December 31, 2019, using the closing stock price of the end of the last day that was prior to the beginning of our fiscal year 2020. Historic stock price performance is not necessarily indicative of future stock price performance. There were no dividends or other earnings paid in the covered fiscal years.

(6)
The TSR Peer Group consists of the Nasdaq 100 Technology Index which we also use in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. This column assumes $100 was invested in this peer group on December 31, 2019 (same period as used for footnote 5 above).

(7)	The amounts shown in this column are also included in our audited financial statements.
(8)
Our compensation committee determined Compensation Program Revenue to be the most important financial performance measure used to link company performance to CAP to our PEO and Non-PEO NEOs for 2022 because, in its view, it was most consistent with our near-term objective of driving revenue growth. Compensation Program Revenue achievement was the sole driver of payouts under our 2022 Performance Bonus Plan and was the sole performance metric underlying the PSUs granted to our PEO and Non-PEO NEOs in 2022. Compensation Program Revenue is not a financial measure prepared in accordance with GAAP. For more information on how we compute this non-GAAP financial measure and a reconciliation to the most directly comparable financial measure prepared in accordance with GAAP, please refer to “Appendix B: Reconciliation of Non-GAAP Financial Measures” in this Proxy Statement.

80 2023 Proxy Statement

Relationship Between Pay and Performance
CAP, as calculated per Item 402(v) of Regulation S-K, reflects cash compensation actually paid as well as adjusted values to unvested and vested equity awards during the years shown in the table based on year-end or vesting date stock prices, various accounting valuation assumptions, and projected performance modifiers. Due to how CAP is calculated, the CAP as reported for each year does not reflect the actual amounts earned by our NEOs from their equity awards. CAP generally fluctuates annually due to the change in our stock price from year to year as well as varying levels of actual achievement of performance goals.
Because CAP does not reflect the actual amount of compensation earned by our PEO and Non-PEO NEOs, we do not use this measure for understanding how NEO pay aligns with our performance. For a discussion of how our compensation committee assessed “pay-for-performance” and how our executive compensation program is designed to link executive compensation with the achievement of our financial and strategic objectives as well as stockholder value creation each year, see “Compensation Discussion and Analysis” in this Proxy Statement and in our definitive proxy statements filed with the SEC on April 20, 2021 and April 19, 2022.
Below are graphs showing the relationship of CAP to our PEO and Non-PEO NEOs for our fiscal years 2020, 2021 and 2022 to (1) TSR of both our common stock and the Nasdaq 100 Technology Index, (2) our net loss, and (3) our Compensation Program Revenue (as described in footnote 8 above).

2023 Proxy Statement 81

Tabular List of Financial Performance Measures for 2022
The following table contains the most important financial measures used to link CAP, for the year ended December 31, 2022, to the Company’s performance. No other financial performance metrics were used by us to link CAP to our PEO or Non-PEO NEOs in 2022 to company performance.

Most Important Financial Performance Measures for 2022
Compensation Program Revenue(1)
Annual enterprise revenue quota (with respect to Mr. Gilpin)(2)
Annual enterprise bookings quota (with respect to Mr. Gilpin)(2)
(1)
Compensation Program Revenue is the primary financial performance metric used to link CAP to our PEO and Non-PEO NEOs in 2022 to company performance. Compensation Program Revenue achievement was the sole driver of payouts under our 2022 Performance Bonus Plan and was the sole performance metric underlying the PSUs granted to our PEO and Non-PEO NEOs in 2022.

(2)	Mr. Gilpin’s annual cash incentive under the sales compensation plan for performance in 2022 paid out based on achievement of annual enterprise revenue quota and annual enterprise bookings quota.
82 2023 Proxy Statement

Limitations on Liability and Indemnification Matters
Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:
•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•	any transaction from which the director derived an improper personal benefit.
Further, if the Restated Certificate of Incorporation described in Proposal 4 is approved by our stockholders, we will provide for the exculpation of officers, to the fullest extent permitted by law, including for personal liability for breach of fiduciary duty. This exculpation would not protect officers from liability for breach of the duty of loyalty, acts, or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or any transaction in which the officer derived an improper personal benefit. Nor would this exculpation shield such officers from liability for claims brought by or in the right of our company, such as derivative claims. Our current restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as set forth in the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted, subject to very limited exceptions.
We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers, and key employees. These agreements, among other things, require us to indemnify our directors, officers, and key employees for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts actually and reasonably incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers, and key employees for the defense of any action for which indemnification is required or permitted.
We believe that these provisions of our restated certificate of incorporation, amended and restated bylaws, and indemnification agreements are necessary to attract and retain qualified directors, officers, and key employees. We also maintain directors’ and officers’ liability insurance.
The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breaches of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers, or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
2023 Proxy Statement 83

CEO Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation S-K, we are providing below disclosure relating to the ratio of the annual total compensation of our President and Chief Executive Officer, Ms. Brown, to the median of the annual total compensation of all of our employees (except for our Chief Executive Officer), which we refer to as the CEO Pay Ratio.
For 2022:
•	The annual total compensation of our Chief Executive Officer, Ms. Brown, was $8,474,727, as reported in the “Total” column of the Summary Compensation Table;
•	The median of the annual total compensation of all our employees (except for our Chief Executive Officer) was $300,716; and
•	The CEO Pay Ratio was 28 to 1.
This ratio is a reasonable estimate calculated in a manner consistent with SEC rules.
For a description of our methodology for identifying the median employee, see “CEO Pay Ratio Disclosure” on pages 79 and 80 of our definitive proxy statement filed with the SEC on April 20, 2021.
We then calculated the annual total compensation for this individual using the same methodology we use to calculate the amount reported for our CEO in the “Total” column of the 2022 Summary Compensation Table as set forth in this Proxy Statement.
Because SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
84 2023 Proxy Statement

Equity Compensation Plan Information
The following table presents information as of December 31, 2022, with respect to compensation plans under which shares of our common stock may be issued.
Plan category	Number of securities to be issued upon exercise or vesting and settlement of outstanding securities (#)	Weighted-average exercise price per share of outstanding options ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	11,765,632(1)	17.58(2)	26,617,736(3)
Equity compensation plans not approved by security holders	—	—	—
Total	11,765,632	17.58	26,617,736
(1)
Includes the oDesk 2004 Stock Plan, which we refer to as the 2004 Plan, the Elance 2009 Stock Option Plan, which we refer to as the 2009 Plan, the 2014 Plan, and the 2018 Plan. Excludes purchase rights accruing under the 2018 Employee Stock Purchase Plan, which we refer to as the 2018 ESPP. For awards with performance-based vesting conditions, including PSUs and the CEO Performance Award, the amount reported is based on the maximum outcome of the applicable performance condition (i.e., based on 200% of performance for PSUs).

(2)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs or PSUs, since RSUs and PSUs have no exercise price.
(3)
Includes 22,823,608 shares of our common stock available for issuance under the 2018 Plan as of December 31, 2022, and 3,794,128 shares of our common stock available for issuance under the 2018 ESPP as of December 31, 2022. There were no shares of common stock available for issuance under the 2004 Plan, the 2009 Plan, or the 2014 Plan as of December 31, 2022, but those plans will continue to govern the terms of stock options granted thereunder. Any shares of common stock that are subject to outstanding awards under the 2004 Plan, the 2009 Plan, or the 2014 Plan that are issuable upon the exercise of stock options that expire or become unexercisable for any reason without having been exercised in full will generally be available for future grant and issuance as shares of common stock under the 2018 Plan. In addition, the number of shares reserved for issuance under the 2018 Plan increased automatically by 6,618,413 shares on January 1, 2023, and will increase automatically on the first day of January of each of 2024 through 2028 by the number of shares equal to 5% of the total issued and outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or our compensation committee. The number of shares reserved for issuance under the 2018 ESPP increased automatically by 1,058,946 shares on January 1, 2023 and will increase automatically on the first day of January of each year during the term of the 2018 ESPP by the number of shares equal to 0.8% of the total outstanding shares of our common stock as of the immediately preceding December 31 or a lower number approved by our board of directors or our compensation committee.

2023 Proxy Statement 85

Certain Relationships and Related Party Transactions
A “related person transaction” is a transaction, arrangement, or relationship in which we or any of our subsidiaries was, is, or will be a participant, the amount of which exceeds $120,000, and in which any related person had, has, or will have a direct or indirect material interest. A “related person” means:
•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our company or a nominee to become a director;
•	any person who is known by us to be the beneficial owner of more than 5% of our voting securities; and
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a director, director nominee, executive officer, or beneficial owner of more than 5% of our voting securities, and any person (other than a tenant or employee) sharing the household of such director, director nominee, executive officer, or beneficial owner of more than 5% of our voting securities.

In addition to the executive officer and director compensation arrangements discussed above under “Executive Compensation” and “Proposal 1—Election of Directors—2022 Director Compensation,” respectively, the following indemnification agreements with each of our directors and Named Executive Officers are our only related person transactions since January 1, 2022.
Indemnification Agreements
We have entered into indemnification agreements with each of our directors and Named Executive Officers. The indemnification agreements and our amended and restated bylaws require us to indemnify our directors to the fullest extent not prohibited by the DGCL. Subject to certain limitations, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Limitations on Liability and Indemnification Matters.”
Review, Approval, or Ratification of Transactions with Related Parties
Our board of directors has adopted a written related party transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions. These policies and procedures are designed to minimize potential conflicts of interest arising from any dealings we may have with our related persons and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, the audit committee has the responsibility to review related person transactions, unless the related person is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and governance committee. The audit committee (or nominating and governance committee, if applicable), in approving or rejecting the proposed transaction, may consider the relevant and available facts and circumstances, including the terms of the transaction and the impact on a director’s independence in the event the related person is a director or immediate family member or affiliate of a director.
86 2023 Proxy Statement

Report of the Audit, Risk and Compliance Committee
The information contained in the following report of our audit committee is not considered to be “soliciting material,” “filed,” or incorporated by reference in any past or future filing by us under the Exchange Act or the Securities Act unless and only to the extent that we specifically incorporate it by reference.
This report is submitted by the audit committee of our board of directors. The audit committee consists of the three directors whose names appear below. Each member of the audit committee is independent under the current Nasdaq listing standards and SEC rules and regulations. Each member of the audit committee is financially literate as required by the current Nasdaq listing standards.
The principal purpose of the audit committee is to assist the board of directors in its general oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The audit committee also assists the board of directors in fulfilling its oversight responsibilities with respect to legal and regulatory compliance and, among other things, assists the board of directors in fulfilling its oversight responsibilities with respect to risk management, including cybersecurity, data privacy and security, legal, and compliance risks. The audit committee is responsible for appointing and retaining our independent registered public accounting firm and approving the audit and non-audit services to be provided by the independent registered public accounting firm. The audit committee’s function is more fully described in its charter.
Our audit committee has reviewed and discussed with our management and PricewaterhouseCoopers LLP our audited consolidated financial statements for the year ended December 31, 2022. Our audit committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (United States) and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with our audit committee concerning independence and has discussed with PricewaterhouseCoopers LLP its independence from us.
Based on the review and discussions referred to above, our audit committee recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.
Submitted by the Audit, Risk and Compliance Committee
Elizabeth Nelson, Chair
Gregory C. Gretsch
Leela Srinivasan
2023 Proxy Statement 87

Frequently Asked Questions
Proxy Materials
1.	Why did I receive these proxy materials?
We have made these materials available to you or, if requested, delivered paper copies by mail in connection with the Annual Meeting, which will be held exclusively online via live webcast on Friday, June 9, 2023, at 8:00 a.m. Pacific Time. As a stockholder, you are invited to participate in the Annual Meeting via live webcast and vote on the business items described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and is intended to assist you in voting your shares.
2.	What is included in the proxy materials?
The proxy materials include:
•	The Notice of Annual Meeting of Stockholders, which we refer to as the Notice;
•	Our Proxy Statement for the Annual Meeting; and
•	Our Annual Report on Form 10-K for the year ended December 31, 2022.
If you received a paper copy of these materials by mail, the proxy materials also include a proxy card, or a voting instruction form for the Annual Meeting. If you received a “Notice of Internet Availability of Proxy Materials” (described below) instead of a paper copy of the proxy materials, see the section titled “Voting Information” below for information regarding how you can vote your shares.
3.	What does it mean if I receive more than one Notice, proxy card, or voting instruction form?
It generally means that some of your shares are registered differently or are in more than one account. Please follow the instructions included on each proxy card and vote each proxy card by telephone, through the internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
4.	Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?
In accordance with SEC rules, we are using the internet as our primary means of furnishing proxy materials to our stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our Proxy Statement and annual report to stockholders, and voting via the internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose. We believe this means of delivery makes the proxy distribution process more efficient and less costly and helps conserve natural resources.
We encourage you to help us conserve natural resources, as well as significantly reduce printing and mailing costs, by signing up to receive your stockholder communications electronically via email. With electronic delivery, you will be notified via email as soon as future annual reports to stockholders and proxy statements are available on the internet, and you can submit your votes online. Electronic delivery can also eliminate duplicate mailings and reduce the amount of bulky paper documents you maintain in your personal files. To sign up for electronic delivery:
•
If you are a registered owner (meaning you hold our common stock in your own name through our transfer agent, Computershare Trust Company, N.A., or you are in possession of stock certificates): visit www.us.computershare.com/investor and log into your account to enroll.

88 2023 Proxy Statement

•
If you are a beneficial owner (meaning your shares are held by a brokerage firm, a bank, a trustee, or a nominee): please follow the instructions provided to you by your broker, bank, trustee, or nominee.

Your electronic delivery enrollment will be effective until you cancel it. Stockholders who are record owners of shares of our common stock may call Computershare Trust Company, N.A., our transfer agent, at (800) 736-3001 or visit www.us.computershare.com/investor with questions about electronic delivery.
5.	How can I access the proxy materials over the internet?
The Notice, proxy card, or voting instruction form will contain instructions on how to:
•	View our proxy materials for the Annual Meeting on the internet; and
•	Instruct us to send our future proxy materials to you electronically by email.
The Notice, proxy card, or voting instruction form will contain instructions on how you may request access to proxy materials electronically on an ongoing basis. Instead of receiving future copies of our proxy statements and annual reports by mail, stockholders of record and most beneficial owners may elect to receive an email that will provide an electronic link to these documents. Choosing to receive your proxy materials electronically helps us to conserve natural resources and reduces the cost of printing and distributing our proxy materials. If you choose to access future proxy materials electronically, you will receive an email with instructions containing a link to the website where those materials are available and a link to the proxy voting website. Your election to receive future proxy materials by email will remain in effect until you revoke it.
6.	How may I obtain a paper copy of the proxy materials?
If you receive a paper Notice instead of a paper copy of the proxy materials, the Notice will provide instructions about how to obtain a paper copy of the proxy materials. If you receive the Notice by email, the email will also include instructions about how to obtain a paper copy of the proxy materials. All stockholders of record who do not receive a paper Notice or email will receive a paper copy of the proxy materials by mail.
7.	I share an address with another stockholder, and we received only one paper copy of the proxy materials or Notice. How may I obtain an additional copy?
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report to stockholders and other proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees and helps conserve natural resources.
This year, a number of brokers with account holders who are our stockholders will be householding our annual report to stockholders and other proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of our annual report to stockholders and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by calling Broadridge at (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, our annual report to stockholders and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report to stockholders and other proxy materials, you may contact our Investor Relations department at our mailing address, which is 655 Montgomery Street, Suite 490, Department 17022, San Francisco, CA 94111-2676, Attn: Investor Relations, telephone number (650) 316-7500.
2023 Proxy Statement 89

8.	I share an address with another stockholder, and we received more than one paper copy of the proxy materials or the Notice. How do we obtain a single copy in the future?
Any stockholders who share the same address and receive multiple copies of our Notice of Internet Availability or annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker, or other holder of record to request information about householding or our Investor Relations department at our mailing address, which is 655 Montgomery Street, Suite 490, Department 17022, San Francisco, CA 94111-2676, Attn: Investor Relations, telephone number (650) 316-7500.
Voting Information
9.
Which proposals will be voted on at the Annual Meeting? How does the board of directors recommend that I vote? What is the vote required to approve each of the proposals? What effect will abstentions and broker non-votes have?

	Proposal	Voting Options	Board Recommendation	Votes Required to Approve the Proposal	Effects of Abstentions
1	Election of two Class II directors named in this Proxy Statement	For, Against, or Abstain	FOR	Majority of the votes cast	No effect
2	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2023	For, Against, or Abstain	FOR	Majority of the votes cast	No effect
3	Non-binding advisory vote on Named Executive Officer compensation (Say-on-Pay)	For, Against, or Abstain	FOR	Majority of the votes cast	No effect
4	Approval of Restated Certificate of Incorporation	For, Against, or Abstain	FOR	Majority of voting power of outstanding shares entitled to vote	Same effect as a vote against
In deciding all matters at the Annual Meeting, as of the close of business on the Record Date, each share of common stock represents one vote.
Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, through the internet, or if you request or receive paper proxy materials, by filling out and returning the proxy card.
Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If, on the Record Date, your shares were held in an account with a broker, bank, trustee, or other nominee on your behalf, then you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your nominee on how to vote your shares by following the voting instructions you receive. Your nominee has only limited authority to vote your shares without your instructions, as described below.
If you were a beneficial owner at the close of business on the Record Date, you may attend the Annual Meeting. You will need the 16-digit control number found on your Notice of Internet Availability of Proxy Materials, your proxy card, or the instructions that accompany your proxy materials if you wish to attend the
90 2023 Proxy Statement

Annual Meeting with the right to vote and submit a question. Even if you do not have your 16-digit control number or were not a stockholder as of the close of business on the Record Date, you can still access the meeting but will not be able to vote at the meeting or submit a question.
If your shares are held in street name, follow the voting instructions you receive from your nominee.
Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023, is considered a routine matter. The proposal for the election of directors and any other proposals presented at the Annual Meeting are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon, except with respect to Proposal 4, for which a broker non-vote is counted as a vote against the proposal. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.
Our board of directors recommends that you vote “FOR” the election of each of the Class II directors named in this Proxy Statement, which we refer to as Proposal 1, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2023, which we refer to as Proposal 2, “FOR” the approval, on a non-binding advisory basis, of the compensation of our Named Executive Officers as disclosed in this Proxy Statement, which we refer to as Proposal 3, and “FOR” the approval of the Restated Certificate of Incorporation, which we refer to as Proposal 4. None of our directors or Named Executive Officers have any substantial interest in any matter to be acted upon, other than, with respect to our Named Executive Officers, Proposal 3 and Proposal 4, and, with respect to Leela Srinivasan and Gary Steele, Proposal 1.
10.	Who is entitled to vote? How many shares can I vote?
Only holders of record of our common stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 133,466,746 shares of our common stock outstanding and entitled to vote. For a 10-day period ending the day before the Annual Meeting date, a complete list of the stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose relating to the Annual Meeting during ordinary business hours at our headquarters.
You may vote all shares of our common stock that you owned as of the Record Date, including (i) shares held directly in your name as the stockholder of record, including shares purchased or acquired through our equity incentive plans, and (ii) shares held for you as the beneficial owner through a broker, bank, or other nominee.
11.	How can I vote my shares?
If you are a stockholder of record, you may:
•
vote via the virtual meeting website—any stockholder can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/UPWK2023, where stockholders may vote and submit questions during the meeting. The meeting starts at 8:00 a.m. Pacific Time on Friday, June 9, 2023. Please have your 16-digit control number to join the Annual Meeting. Instructions on how to attend and participate via the internet are posted at www.proxyvote.com;

•
vote by telephone or through the internet—in order to do so, please follow the instructions shown on the Notice of Internet Availability of Proxy Materials or your proxy card. Votes submitted by telephone or through the internet must be received by 8:59 p.m. Pacific Time on June 8, 2023; or

•
vote by mail—if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign, and date the enclosed proxy card and promptly return it in the envelope provided or, if

2023 Proxy Statement 91

the envelope is missing, please mail your completed proxy card to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted.
Submitting your proxy, whether by telephone, through the internet, or, if you request or receive a paper proxy card, by mail, will not affect your right to vote should you decide to attend the Annual Meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Your vote is important. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure that your vote is counted.
All proxies will be voted in accordance with the instructions specified. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the Annual Meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.
If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the Annual Meeting.
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on each proxy card and vote each proxy card by telephone, through the internet, or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign, and return each proxy card you received to ensure that all of your shares are voted.
12.	May I change my vote or revoke my proxy?
A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:
•	delivering to our Corporate Secretary by mail a written notice stating that the proxy is revoked;
•	signing and delivering a proxy bearing a later date;
•	voting again by telephone or through the internet; or
•	attending and voting at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.
13.	What if I return my proxy card but do not provide voting instructions?
If you are a stockholder of record and you return your signed proxy card without giving specific voting instructions, your shares will be voted as recommended by our board of directors (see Question 9 above).
14.	What if I am a beneficial owner and do not give voting instructions to my broker?
If you are a beneficial owner of shares, your broker, bank, or other nominee is not permitted to vote on your behalf on the matters to be considered at the Annual Meeting, except for Proposal 2 (the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2023), unless you provide specific instructions by completing and returning the voting instruction form or following the instructions provided to you to vote your shares on the internet or by telephone. If you do not provide voting instructions,
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your shares will not be voted on any proposal except for Proposal 2. This is called a “broker non-vote.” For your vote to be counted, you will need to (i) communicate your voting decision to your broker, bank, or other nominee before the date of the Annual Meeting, or (ii) vote during the Annual Meeting.
15.	Is my vote confidential?
Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner designed to protect your voting privacy. Your vote will not be disclosed, either within our company or to third parties, except: (i) as necessary to meet applicable legal requirements; (ii) to allow for the tabulation of votes and certification of the vote; and (iii) to facilitate proxy solicitation. To the extent that stockholders provide written comments on their proxy cards, those comments will be forwarded to management.
16.	What constitutes a quorum?
The holders of a majority of the voting power of the shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy.
17.	Who will bear the cost of soliciting votes for the Annual Meeting?
The accompanying proxy is solicited by our board of directors on behalf of Upwork Inc. We have retained D.F. King & Co., Inc. to assist us with the solicitation of proxies, for which we will pay an aggregate fee of $15,000, plus reasonable and documented costs and expenses. We will pay the expenses of soliciting proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any other information furnished to stockholders. Following the original mailing of the soliciting materials, we and our agents, including directors, officers, and other employees, without additional compensation, may solicit proxies by mail, email, telephone, facsimile, or other similar means. Following the original mailing of the soliciting materials, we will request brokers, custodians, nominees, and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials or vote through the internet, you are responsible for any internet access charges you may incur.
18.	What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If, for any reason, any of the nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our board of directors.
19.	Where can I find the voting results of the Annual Meeting?
Voting results will be tabulated and certified by the inspector of elections appointed for the Annual Meeting. The preliminary voting results will be announced at the Annual Meeting. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the Annual Meeting. The Form 8-K can be found at www.sec.gov and in the “Investor Relations” section of our website.
2023 Proxy Statement 93

Attending the Annual Meeting
20.	How can I attend the Annual Meeting?
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online via live webcast. You are entitled to attend and participate in the Annual Meeting only if you were a stockholder as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting.
You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/UPWK2023. You also will be able to vote your shares by attending the Annual Meeting online. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card (if you requested printed materials), or on the instructions that accompanied your proxy materials. Stockholders will need the 16-digit control number to submit a question.
The online meeting will begin promptly at 8:00 a.m. Pacific Time on Friday, June 9, 2023. We encourage you to access the meeting prior to the start time. Online check-in will begin at 7:45 a.m. Pacific Time, and you should allow sufficient time for the check-in procedures.
21.	What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/UPWK2023. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.
22.	Why are you holding a virtual meeting instead of a physical meeting?
We have conducted efficient and effective virtual meetings since 2019. We intend to continue to ensure that our stockholders are afforded the same rights and opportunities to participate virtually as they would at an in-person meeting. We believe the virtual format makes it easier for stockholders to attend and participate fully and equally in the Annual Meeting. Our virtual meeting format helps us engage with all stockholders regardless of size, resources, or physical location, saves us and stockholders time and money, and reduces our environmental impact.
23.	Can stockholders ask questions during the Annual Meeting?
Yes. If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/UPWK2023, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will respond to your question during the live webcast, subject to time constraints. Questions that are substantially similar may be grouped and answered together to avoid repetition. We reserve the right to exclude questions that are, among other things, irrelevant to the business of the Annual Meeting, irrelevant to our business, related to material nonpublic information about our company, derogatory or in bad taste, in furtherance of the stockholder’s personal or business interests, related to pending or threatened litigation, repetitious or already made by another stockholder, related to personal matters or grievances, or out of order or otherwise not suitable for the conduct of the Annual Meeting (as determined by the chairperson of the Annual Meeting or our Corporate Secretary in their sole judgment). A webcast replay of the Annual Meeting, including the Q&A session, will be available for 90 days following the Annual Meeting at www.virtualshareholdermeeting.com/UPWK2023.
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24.	What is the deadline to propose actions for consideration at the 2024 annual meeting of stockholders or to nominate individuals to serve as directors?
Our amended and restated bylaws provide that, for stockholder nominations to our board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the attention of the Corporate Secretary at our principal executive offices, the address of which is currently Upwork Inc., 475 Brannan Street, Suite 430, San Francisco, California 95054.
To be timely for our 2024 annual meeting of stockholders a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than 2:00 p.m. Pacific Time on February 10, 2024, and not later than 2:00 p.m. Pacific Time on March 11, 2024. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by our amended and restated bylaws.
Additionally, our amended and restated bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials for director nominees constituting up to the greater of two individuals or 20% of our board of directors, subject to reduction in certain circumstances, and subject to the stockholders and the nominees satisfying the requirements specified in our amended and restated bylaws. Our obligation to include director nominees in our annual meeting proxy materials is also subject to certain exceptions as set forth in our amended and restated bylaws. Written notice of the nomination(s) for our 2024 annual meeting of stockholders must be submitted to the attention of the Corporate Secretary at our principal executive offices, the address of which currently is Upwork Inc., 475 Brannan Street, Suite 430, San Francisco, California 95054, no earlier than 2:00 p.m. Pacific Time on November 30, 2023, and no later than 2:00 p.m. Pacific Time on December 30, 2023, subject to certain exceptions as set forth in our amended and restated bylaws. In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Upwork nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 10, 2024.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2024 annual meeting of stockholders must be received by us not later than December 30, 2023, in order to be considered for inclusion in our proxy materials for that meeting. Proposals should be sent to our Corporate Secretary at our principal executive offices, together with proof of ownership of our common stock in accordance with Rule 14a-8 under the Exchange Act. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal.
25.	Where can I find more information about Upwork’s SEC filings, governance documents, and communicating with Upwork and the board of directors?
SEC Filings and Reports
Our SEC filings, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports, are available free of charge on our “Investor Relations” section of our website, which is located at investors.upwork.com, under “SEC Filings” in the “Financials” section of our website.
We will mail, without charge, upon written request, a copy of our Annual Report, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to our mailing address:
Upwork Inc.
655 Montgomery Street
Suite 490, Department 17022
San Francisco, CA 94111-2676
Attn: Investor Relations
2023 Proxy Statement 95

Corporate Governance Documents
Our Corporate Governance Guidelines, charters of the principal committees of our board of directors, our Code of Business Conduct and Ethics, and other key corporate governance documents and materials are available at the “Investor Relations” section of our website, which is located at investors.upwork.com, by clicking on “Documents & Charters” in the “Governance” section of our website.
Communicating with Management and Investor Relations
Stockholders may contact management or Investor Relations in writing at 655 Montgomery Street, Suite 490, Department 17022, San Francisco, CA 94111-2676, Attn: Investor Relations, telephone number (650) 316-7500, or by email at investor@upwork.com.
Communicating with the Board of Directors
Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of our board of directors, or a specific member of our board of directors (including our chairperson) may do so by letters addressed to the attention of our Corporate Secretary.
All communications are reviewed by the Corporate Secretary and provided to the members of our board of directors as appropriate. Sales materials, abusive, threatening, or otherwise inappropriate materials, and items unrelated to the duties and responsibilities of our board of directors will not be provided to directors.
The mailing address for these communications is:
Upwork Inc.
c/o Corporate Secretary
655 Montgomery Street, Suite 490, Department 17022
San Francisco, CA 94111-2676
96 2023 Proxy Statement

Other Matters
Our board of directors does not presently intend to bring any other business before the Annual Meeting, and so far as is known to our board of directors, no matters are to be brought before the Annual Meeting except as specified in the Notice of Annual Meeting of Stockholders. As to any business that may arise and properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.
By Order of the Board of Directors,

Hayden Brown President and Chief Executive Officer
2023 Proxy Statement 97

Appendix A-1: Restated Certificate of Incorporation
* * * * * * * * * * *
UPWORK INC.

RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of the corporation is Upwork Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 9 E. Loockerman Street, Suite 311, Dover, DE, 19901, Kent County. The name of the registered agent of the Corporation at that address is Registered Agent Solutions, Inc.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is five hundred million (500,000,000) shares, consisting of two classes: four hundred and ninety million (490,000,000) shares of Common Stock, $0.0001 par value per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
2. Designation of Additional Series.
2.1. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation), shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant the terms of any Certificate of Designation designating a series of Preferred Stock, this “Certificate of Incorporation”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
2023 Proxy Statement A-1-1

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.
2.3 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1. Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3. Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board. The number of directors in each class shall be as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
A-1-2 2023 Proxy Statement

4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.
5. Board Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
7. Preferred Directors. If and for so long as the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VII: DIRECTOR AND OFFICER LIABILITY
1. Limitation of Liability. To the fullest extent permitted by law, neither a director nor an officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.
2023 Proxy Statement A-1-3

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.
3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE IX: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; (e) any action asserting a claim against the Corporation governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Failure to enforce the foregoing provisions of this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law of by this Certificate of Incorporation), shall be required to amend or repeal such provisions of this Certificate of Incorporation.
* * * * * * * * * * *
A-1-4 2023 Proxy Statement

Appendix A-2: Marked Copy of Restated Certificate of Incorporation
* * * * * * * * * * *
UPWORK INC.

RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of the corporation is Upwork Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 9 E. Loockerman Street, Suite 311, Dover, DE, 19901, Kent County. The name of the registered agent of the Corporation at that address is Registered Agent Solutions, Inc.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1. Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is five hundred million (500,000,000) shares, consisting of two classes: four hundred and ninety million (490,000,000) shares of Common Stock, $0.0001 par value per share (“Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).
2. Designation of Additional Series.
2.1. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof, and, except where otherwise provided in the applicable Certificate of Designation, to thereafter increase (but not above the total number of authorized shares of the Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of two-thirds of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation; provided, however, that if two-thirds of the Whole Board (as defined below) has approved such increase or decrease of the number of authorized shares of Preferred Stock, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock (unless a separate vote of the holders of one or more series is required pursuant to the terms of any Certificate of Designation), shall be required to effect such increase or decrease. For purposes of this Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant the terms of any Certificate of Designation designating a series of Preferred Stock, this “Certificate of Incorporation”), the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.
2023 Proxy Statement A-2-1

2.2 Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of Preferred Stock or any future class or series of capital stock of the Corporation.
2.3 Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation.
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided further, that, in the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by the Board and submitted to the stockholders for adoption thereby, if two-thirds of the Whole Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1. Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board.
2. Number of Directors. Subject to the special rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution adopted by a majority of the Whole Board.
3. Classified Board. Subject to the special rights of the holders of one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively (the “Classified Board”). The Board may assign members of the Board already in office to the Classified Board. The number of directors in each class shall be as nearly equal as is practicable. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the closing of the Corporation’s initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, relating to the offer and sale of Common Stock to the public (the “Initial Public Offering”), the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the closing of the Initial Public Offering and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the closing of the Initial Public Offering. At each annual meeting of stockholders following the closing of the Initial Public Offering, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election.
A-2-2 2023 Proxy Statement

4. Term and Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign by delivering a resignation in writing or by electronic transmission to the Corporation at its principal office or to the Chairperson of the Board, the Chief Executive Officer, or the Secretary. Subject to the special rights of the holders of any series of Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the classes of directors so as to make all classes as nearly equal in number as is practicable, provided that no decrease in the number of directors constituting the Board shall shorten the term of any director.
5. Board Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any series of Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
6. Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
7. Preferred Directors. If and for so long as the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.
ARTICLE VII: DIRECTOR AND OFFICER LIABILITY
1. Limitation of Liability. To the fullest extent permitted by law, ~~no~~neither a director nor an officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2. Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing ~~at the time of such amendment, repeal or adoption of such an inconsistent provision~~hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.
ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1. No Action by Written Consent of Stockholders. Subject to the rights of any series of Preferred Stock then outstanding, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders and no action shall be taken by the stockholders of the Corporation by written consent in lieu of a meeting.
2023 Proxy Statement A-2-3

2. Special Meeting of Stockholders. Special meetings of the stockholders of the Corporation may be called only by the Chairperson of the Board, the Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws), the President, or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons.
3. Advance Notice of Stockholder Nominations and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE IX: CHOICE OF FORUM
Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by, or other wrongdoing by, any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim against the Corporation arising pursuant to any provision of the General Corporation Law, this Certificate of Incorporation or the Bylaws or as to which the General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware; (d) any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws; ~~or~~(e) any action asserting a claim against the Corporation governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX. Failure to enforce the foregoing provisions of this Article IX would cause the Corporation irreparable harm, and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.
ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote (but subject to Section 2 of Article IV hereof), but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal any provision of this Certificate of Incorporation; provided, further, that if two-thirds of the Whole Board has approved such amendment or repeal of any provisions of this Certificate of Incorporation, then only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of stock of the Corporation required by law of by this Certificate of Incorporation), shall be required to amend or repeal such provisions of this Certificate of Incorporation.
* * * * * * * * * * *
A-2-4 2023 Proxy Statement

Appendix B: Reconciliation of Non-GAAP Financial Measures
This Proxy Statement includes references to Compensation Program Revenue, which is a non-GAAP measure of financial performance.
This non-GAAP measure is not prepared in accordance with, and is not an alternative to financial measures prepared in accordance with, GAAP. There are material limitations associated with the use of non-GAAP financial measures as an analytical tool, and non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of financial results as reported under GAAP. The non-GAAP financial measure may be different from non-GAAP financial measures used by other companies, limiting its usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from the non-GAAP financial measure. A reconciliation of the non-GAAP measure to its most directly comparable GAAP financial measure has been provided in the financial statement table below, and stockholders are encouraged to review the reconciliation.
Reconciliation of Revenue to Compensation Program Revenue
(in thousands)	2022	2021	2020
Marketplace revenue	$566,623	$462,340	$338,152
Managed services revenue	51,695	40,457	35,476
Total revenue	$618,318	$502,797	$373,628
Less:
Cost of talent services to deliver managed services	(37,749)	(31,871)	(28,703)
Compensation Program Revenue	$580,569	$470,926	$344,924
2023 Proxy Statement B-1

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on June 8, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/UPWK2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on June 8, 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your signed and dated proxy card must be received prior to the Annual Meeting in order to be voted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V01638-P85972

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UPWORK INC.

The Board of Directors recommends you vote FOR each of the Nominees listed in proposal 1:

Nominees:	**For**	**Against**	**Abstain**
1a. Leela Srinivasan	☐	☐	☐
1b. Gary Steele	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V01639-P85972

UPWORK INC.
Annual Meeting of Stockholders
June 9, 2023 8:00 A.M. Pacific Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Hayden Brown and Brian Levey, or either of them, as proxies, each with the power to appoint her or his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of UPWORK INC. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Friday, June 9, 2023 at 8:00 A.M. Pacific Time by visiting www.virtualshareholdermeeting.com/UPWK2023, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side